AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2007

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	3412	31-4388903
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

425 Winter Road

Delaware, Ohio 43015

(740) 549-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary R. Martz, Esq.

Senior Vice President, General Counsel and Secretary

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

(740) 549-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Joseph P. Boeckman, Esq.

Baker & Hostetler LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

Telephone: (614) 462-4737 Facsimile (614) 462-2616

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6 3/4% Senior Notes due 2017	$300,000,000	100%	$300,000,000	$9,210.00

(1)

Represents the maximum principal amount at maturity of 6 3/4% Senior Notes due 2017 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospect is not complete and may be changed . We may not offer these securities for exchange until the prospectus is delivered in final form. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 18, 2007

PROSPECTUS

OFFER TO EXCHANGE ALL

6 3/4% SENIOR NOTES

DUE 2017

OF

GREIF, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM NEW YORK CITY TIME, ON , 2007, UNLESS EXTENDED

TERMS OF THE EXCHANGE OFFER:

•

We are offering to exchange $300,000,000 aggregate principal amount of registered 6 3/4% Senior Notes for all of the original unregistered 6 3/4% Senior Notes due 2017 that were originally issued on February 9, 2007.

•

The terms of the exchange notes will be identical to the original notes, except for transfer restrictions, the obligation to pay additional interest if we fail to register the exchange notes and complete this exchange offer as required, and registration rights relating to the original notes.

•	You may withdraw tendered outstanding original notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding original notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

See the section entitled “Description of Notes” that begins on page 70 for more information about the notes to be issued in this exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

This investment involves risks. See the section entitled “ Risk Factors” that begins on page 13 for a discussion of the risks that you should consider prior to tendering your outstanding original notes in the exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2007.

IMPORTANT TERMS USED IN THIS PROSPECTUS

Unless the context indicates or otherwise requires, the terms “Greif,” “our Company,” “we,” “us” and “our” as used in this prospectus refer to Greif, Inc. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission (the “SEC”) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”), to the extent such documents are deemed “filed” for purposes of the Exchange Act, until we complete our offering of the exchange notes:

•	our quarterly report on Form 10-Q for the quarter ended January 31, 2007

•	our current report on Form 8-K as filed with the SEC on March 2, 2007;

•	our current report on Form 8-K as filed with the SEC on February 15, 2007;

•	our definitive proxy statement on Schedule 14A as filed with the SEC on February 2, 2007;

•	our current report on Form 8-K as filed with the SEC on January 25, 2007; and

•	our current report on Form 8-K as filed with the SEC on January 16, 2007.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You can obtain any of the documents incorporated by reference through us, the SEC or the SEC’s website. Documents we have incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain the documents we have incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

Attention: Corporate Secretary

(740) 549-6000

When we refer to this prospectus, we mean not only this prospectus but also any documents which are incorporated or deemed to be incorporated in this prospectus by reference. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is used to offer and sell the exchange notes referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. Forward-looking statements speak only as the date the statements were made. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, the factors set forth below and in conjunction with the forward-looking statements included in this document.

Factors that could cause actual results to differ materially from our expectations include the following:

•	general economic and business conditions, including a prolonged or substantial economic downturn;

•	foreign currency fluctuations and devaluations;

•	political instability in those foreign countries where we manufacture and sell our products;

•	intense industry competition;

•	changing trends and demands in the industries in which we compete, including industry over-capacity;

•	availability and costs of raw materials for the manufacture of our products, particularly steel and resin;

•	price fluctuations and shortages with respect to our energy needs to produce our products;

•	costs associated with litigation or claims against us pertaining to environmental, safety and health, product liability and other matters;

•	our ability to implement our business and growth strategies and to maintain and enhance our competitive strengths; and

•	other risks detailed from time to time in our reports filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

PROSPECTUS SUMMARY

The following summary highlights some of the information from this prospectus and does not contain all the information that is important to you. Before deciding to participate in the exchange offer, you should read the entire prospectus, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Some statements in this Prospectus Summary are forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

The Company

General

We are a leading global producer of industrial packaging products with manufacturing facilities located in over 40 countries. We offer a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, and polycarbonate water bottles, which are complemented with a variety of value-added services, including blending, packaging, logistics and warehousing. We also produce containerboard, corrugated products and multiwall bags for niche markets in North America. We sell timber to third parties from our timber properties in the southeastern United States that we manage to maximize long-term value. We also sell, from time to time, timberland and special use land, which consists of surplus land, higher and better use (“HBU”), and development land. We also own timber properties in Canada that we do not actively manage. Our customers range from Fortune 500 companies to medium and small-sized companies in a cross section of industries.

In 2003, we began a transformation to become a leaner, more market-focused/performance-driven company, a transformation to what we call the “Greif Business System.” We believe the Greif Business System has and will continue to generate productivity improvements and achieve permanent cost reductions. The Greif Business System continues to focus on opportunities such as improved labor productivity, material yield and other manufacturing efficiencies, along with further plant consolidations. In addition, as part of the Greif Business System, we have implemented a strategic sourcing initiative to more effectively leverage our global spending and lay the foundation for a world-class sourcing and supply chain capability.

For 2006, we had consolidated net sales of $2.6 billion, operating profit of $246.2 million and operating profit, before the impact of restructuring charges and timberland gains, of $238.1 million, and during this same period, we generated approximately 41% of our consolidated net sales from markets outside of North America. For the three-month period ended January 31, 2007, we had consolidated net sales of $750.8 million, operating profit of $58.6 million and operating profit, before the impact of restructuring charges and timberland gains, of $60.6 million, and during this same period, we generated approximately 43% of our consolidated net sales from markets outside of North America. For 2006, our Industrial Packaging & Services segment represented 74% of consolidated net sales, our Paper, Packing & Services segment represented 25% of consolidated net sales and our Timber segment represented 1% of consolidated net sales.

Industrial Packaging & Services

We are a global provider of a full range of industrial packaging products and services. Based on our internal estimates, we believe that we have the following global market positions for our industrial packaging products:

Product	Global Market Position
Steel drums	#1
Fibre drums	#1
Closure systems	#1
Plastic drums	#2
Intermediate bulk containers	#4

We seek to provide complete packaging solutions to our customers by offering a comprehensive range of products and services on a global basis. Our full range of packaging products and numerous manufacturing facilities uniquely position us to offer our customers a single source for their packaging needs, respond to global market changes, and capitalize on faster growing markets such as Eastern Europe and Asia. With increasing customer demand for container life-cycle management, we also offer packaging services that include blending, packaging, logistics and warehousing. We sell our products globally to customers in industries such as chemicals, paints and pigments, food and beverage, petroleum, industrial coatings, agricultural, pharmaceutical and mineral, among others.

In this segment for 2006, net sales were $1.9 billion, operating profit was $139.0 million and operating profit, before the impact of restructuring charges, was $163.1 million, and for the three-month period ended January 31, 2007, net sales were $581.7 million, operating profit was $34.9 million and operating profit, before the impact of restructuring charges, was $36.1 million.

Paper, Packaging & Services

We concentrate on providing value-added, higher-margin corrugated products to niche markets complemented by a comprehensive range of packaging services, in comparison to many large paper companies which focus on high-volume, commodity production. We are also a regional producer of containerboard and corrugated sheets. Our highly integrated operations help stabilize the results of this business. In 2006, our corrugated sheet and fibre drum operations consumed an amount of containerboard in excess of 100% of the containerboard tons produced by our two mills.

We sell our containerboard, corrugated sheets and other corrugated products and multiwall bags to customers in North America in the packaging, automotive, food, and building products industries, among others. Our corrugated container products are used to ship such diverse products as home appliances, small machinery, grocery products, building products, automotive components, books and furniture. Our industrial and consumer multiwall bags are used to ship a wide range of industrial and consumer products primarily for the agricultural, chemical, building products and food industries.

In this segment for 2006, net sales were $668.0 million, operating profit was $55.2 million and operating profit, before the impact of restructuring charges, was $64.4 million, and for the three-month period ended January 31, 2007, net sales were $164.8 million, operating profit was $17.2 million and operating profit, before the impact of restructuring charges, was $18.0 million.

Timber

As of January 31, 2007, we owned approximately 265,800 acres of timber properties in the southeastern United States. In the Timber segment, we focus on the active harvesting and regeneration of our United States timber properties to achieve sustainable long-term yields. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions. We also sell, from time to time, timberland and special use land, which consists of surplus, HBU and development land. As of January 31, 2007, we estimated that there were 62,250 acres in Canada and the United States of special use property, which will be available for sale in the next five to seven years.

In this segment for 2006, net sales were $15.1 million, operating profit was $51.9 million and operating profit, before the impact of restructuring charges and timberland gains, was $10.6 million (including $4.6 million of profits on special use property sales). Timberland gains were $41.3 in 2006. In this segment for the three-month period ended January 31, 2007, net sales were $4.2 million, operating profit was $6.6 million and operating profit before the impact of restructuring charges and timberland gains was $6.5 million (including $4.7 million of profits on special use property sales). Timberland gains were $0.1 million for the three-month period ended January 31, 2007.

Competitive Strengths

Leading Market Position. We are a leading global producer of a comprehensive line of industrial packaging products. We believe that we are the largest global producer of steel drums, fibre drums, and closure systems, and we hold leading global market positions in the production of plastic drums and intermediate bulk containers.

Global Presence. We have facilities in over 40 countries and generated approximately 41% of our consolidated net sales from markets outside North America for 2006. Our global presence provides us with access to faster growing foreign markets; insulates us from economic downturns in any one country or region; enables us to respond to our customers’ changing needs; offers us the flexibility to shift resources in response to changes in global or regional conditions; and allows us to effectively service multinational customers. Our size and global reach enable us to realize economies of scale and cost savings by consolidating our purchasing, sales and marketing efforts.

Comprehensive Portfolio of Product Lines. We offer a comprehensive portfolio of product lines in our Industrial Packaging & Services and our Paper, Packaging & Services segments, which enables us to offer our customers a single source for their packaging needs and to be responsive to global market changes. We have also developed numerous specialty products and applications for our corrugated products customers in our Paper, Packaging & Services segment. Our ability to tailor our products and services to our customers’ needs allows us to develop strong, long-term customer relationships and enhances profitability.

Experienced Management Team. We have a very experienced and strong management team that has successfully managed our operations during various industry cycles. This experience facilitated our growth in recent years through the acquisition of Van Leer Industrial Packaging and other recent acquisitions and joint ventures and their successful integration into our existing operations. This team has successfully implemented the Greif Business System, which we believe has transformed us into a leaner, more market-focused/performance-driven company. Our management is currently implementing a strategic sourcing initiative to more effectively leverage our global spending and lay the foundation for a world-class sourcing and supply chain capability.

Diverse and Multinational Customer Base. We have developed longstanding relationships with prominent customers such as BASF Corporation, Bayer Corporation, BP p.l.c., Chevron, The Dow Chemical Company, Exxon Mobil Corporation, ICI Industries and Royal Dutch Shell Group. These large multinational corporations represent a range of industries, which we believe creates a strong, stable revenue source for our products and services. Moreover, we do not depend upon any one particular customer, as our ten largest customers accounted for less than 20% of our net sales in 2006.

Significant Operating Leverage. We believe our existing facilities have sufficient capacity to meet future growth in market demand for our products without significant capital expenditures. We believe we are positioned to profitably capitalize on an increase in demand which would result from an economic recovery.

Business Strategy

We plan to build on our strengths by continuing to develop products and services that represent comprehensive packaging solutions for our customers. In addition, we intend to enhance our profitability by continuing to rationalize our operations, capitalize on our global resources and focus on high-margin products and services, as well as making targeted synergistic acquisitions when the opportunity is presented.

Our business segment strategies are as follows:

Industrial Packaging & Services

•	Optimize and institutionalize the Greif Business System in our core businesses to achieve top quartile profitability

•	Pursue value added strategies

•	Continue roll-up of industrial packaging market

•	Pursue geographic and core product opportunities in emerging markets

•	Focus on core business with limited exploration of adjacencies

Paper, Packaging & Services

•	Continue to provide distinctive, value-added corrugated packaging and services

•	Extend product expertise into specialty product offerings

•	Expand sales in multiwall bag business in targeted industry segments

•	Maintain cost-effectiveness and reliability of our containerboard mills and corrugated operations

•	Continue to implement the Greif Business System

Timber

•	Maintain long-term focus on pine timberland

•	Grow future value through intensive management and regeneration

•	Maximize value of timber properties through development or sale of special use land

Additional Information About Our Company

Greif, Inc. is a Delaware corporation. Our principal executive offices are located at 425 Winter Road, Delaware, Ohio 43015. The telephone number of our executive offices is (740) 549-6000.

The Exchange Offer

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

The Initial Offering of Notes

On February 9, 2007, we issued in a private placement 6 3/4% Senior Notes due 2017 (the “original notes”) to the initial purchasers. The initial purchasers subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S.

Registration Rights Agreement

Contemporaneously with the initial sale of the original notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to file a registration statement with the SEC and to complete an exchange offer as promptly as possible. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including the right to require us to register any original notes that you do not exchange or to pay you liquidated damages.

The Exchange Offer

We are offering to exchange the $300.0 million aggregate principal amount of 6 3/4% Senior Notes due 2017 (the “exchange notes”), which have been registered under the Securities Act, for the same aggregate principal amount of the original notes.

The terms of the exchange notes will be identical to the terms of the original notes for which they are being exchanged, except for transfer restrictions, the obligation to pay additional interest if we fail to register the exchange notes and complete this exchange offer as required, and registration rights relating to the original notes.

The original notes may be tendered only in $1,000 increments. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

The new registered exchange notes will evidence the same debt as the old original notes and will be issued under and entitled to the benefits of the same indenture that governs the old original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of original notes will have no registration rights.

If You Fail to Exchange Your Outstanding Original Notes

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Notes	If you wish to tender your original notes for exchange notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Resale of the Exchange Notes

Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of business,

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

•	you are not an affiliate of ours,

•	you are not a broker-dealer tendering original notes acquired directly from us for your account, and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied (or if our belief is not accurate) and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on , 2007.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2007, unless we decide to extend the expiration date; provided, however, that the latest time and date to which the exchange offer may be extended is at 5:00 p.m., New York City time, on                     , 2007.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.

Exchange Agent	U.S. Bank National Association is serving as exchange agent for the exchange offer.

Special Procedures for Beneficial Owners

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal Rights

You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of original notes for the exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes for which they are being exchanged, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights, liquidated damage additional interest provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture. We use the term “notes” in this prospectus to collectively refer to the original notes and the exchange notes.

Issuer	Greif, Inc.

Securities Offered	$300,000,000 principal amount of 6 3/4% senior notes due 2017.

Maturity	February 1, 2017.

Interest Rate	6 3/4% per year.

Interest Payment Dates	February 1 and August 1, beginning on August 1, 2007. Interest will accrue from February 9, 2007.

Ranking

The exchange notes will be senior unsecured obligations and will rank pari passu to our existing and future senior indebtedness, and senior to all existing and future subordinated indebtedness. As of January 31, 2007, after giving pro forma effect the issuance of the original notes and the application of the net proceeds therefrom, we estimate that we and our subsidiaries would have had $795.3 million of debt, excluding approximately $109.0 million that we would have had available for borrowing under our revolving credit facility.

Guarantees

On the issue date, the exchange notes will not have the benefit of any guarantees from our subsidiaries. If, after the issue date, any of our debt (excluding our revolving credit facility) has the benefit of guarantees from any of our subsidiaries, then we will cause such subsidiaries to unconditionally guarantee the exchange notes on a senior basis.

Optional Redemption

We may redeem some or all of the exchange notes at any time at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest to the redemption date plus the applicable premium described in this prospectus.

Change of Control Offer	If we experience a change in control, we must give holders of the exchange notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our revolving credit facility may prevent us from paying you.

Certain Indenture Provisions	The indenture governing the exchange notes will contain covenants limiting:

•	our (and most or all of our subsidiaries’) ability to create liens on our assets to secure debt;

•	our (and most or all of our subsidiaries’) ability to enter into sale and leaseback transactions; and

•	our ability to merge or consolidate with another company.

Summary Historical Consolidated Financial Data

The following table sets forth summary consolidated financial data and should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of and for the years ended October 31,										As of and for the three months ended January 31,
	2002		2003		2004		2005		2006		2006		2007
	(U.S. Dollars in thousands)
Statement of Operations Data:
Net sales	$1,632,767		$1,916,441		$2,209,282		$2,424,297		$2,628,475		$582,316		$750,759
Cost of products sold	1,296,952		1,570,891		1,836,432		2,033,510		2,149,271		492,644		620,673

Gross Profit	335,815		345,550		372,850		390,787		479,204		89,672		130,086
Selling, general and administrative expenses	250,756		228,120		218,821		224,729		259,122		59,454		74,609
Restructuring charges	2,824		60,743		54,118		35,736		33,238		5,468		2,037
Gain on sale of timberland	12,122		5,577		7,514		56,268		41,302		31,569		62
Gain on disposal of properties, plants and equipment, net	6,800		3,092		1,281		5,343		18,017		1,642		5,139

Operating Profit	101,157		65,356		108,706		191,933		246,163		57,961		58,641
Interest expense, net	55,965		52,834		45,264		39,255		35,993		9,173		12,034
Debt extinguishment charge	10,300		—		—		2,828		—		—		—
Other income (expense), net	1,037		1,293		328		2,405		(2,299)		(393)		(736)

Income before income tax expense and equity in earnings of affiliates and minority interests and cumulative effect in change in accounting principle	35,929		13,815		63,770		152,255		207,871		48,395		45,871
Income tax expense	12.934		4,255		15,624		47,055		63,816		14,954		11,559
Equity in earnings of affiliates and minority interests	7,984		(4,886)		(377)		(544)		(1,936)		(89)		(333)

Income before cumulative effect of change in account principle	30,979		4,674		47,769		104,656		142,119		33,352		33,979
Cumulative effect of change in accounting principle	—		4,822		—		—		—		—		—

Net income	$30,979		$9,496		$47,769		$104,656		$142,119		$33,352		$33,979

Selected Financial Data:
Capital expenditures	$45,664		$61,144		$50,163		$67,842		$75,630		$12,559		$34,303
Ratio of earnings to fixed charges	1.6	x	1.3	x	2.3	x	4.6	x	6.4	x	6.0	x	4.7	x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$25,396		$49,767		$38,109		$122,411		$187,101		$115,421		$78,470
Working capital	228,249		271,139		175,464		242,968		301,738		276,092		279,615
Total assets	1,758,295		1,816,259		1,813,238		1,883,323		2,188,001		1,915,460		2,524,372
Long-term debt, including current portion of long-term debt	632,982		646,067		457,415		430,400		481,408		457,442		772,300
Total stockholders’ equity	569,129		572,564		629,094		730,888		844,011		759,154		867,541

RISK FACTORS

Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. The risk factors set forth below (with the exception of the first risk factor) are generally applicable to the original notes as well as the exchange notes.

Risk Factors Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange.

We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your original notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the exchange notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any trading market that may develop; the ability of holders to sell their exchange notes; or the price at which the holders will be able to sell their exchange notes.

We understand that certain of the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

Risk Factors Related to Investment in the Exchange Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes. This debt could also adversely affect our operating flexibility and put us at a competitive disadvantage.

We have a substantial amount of debt. As of January 31, 2007, after giving pro forma effect the issuance of the original notes and the application of the net proceeds therefrom, we would have had approximately $795.3 million of indebtedness. Our substantial level of debt could have important consequences to you.

These consequences may include:

•	making it more difficult for us to satisfy our obligations with respect to the exchange notes and our other debt;

•	making it more difficult for us to obtain additional financing for working capital, capital expenditures, strategic acquisitions or other general corporate purposes;

•	requiring a substantial portion of our cash flow to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our financial flexibility in planning for and reacting to changes in the industries in which we compete;

•	placing us at a disadvantage compared to less leveraged competitors;

•	exposing us to interest rate fluctuations because the interest on the debt under our revolving credit facility is at variable rates; and

•	having a material adverse affect on us if we fail to comply with the covenants in the indenture governing the notes or in the instruments governing our other debt.

We may not be able to generate a sufficient amount of cash flow to meet our debt service obligations, including the notes.

Our ability to make scheduled payments or to refinance our obligations with respect to the exchange notes and our other debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our revolving credit facility lenders could terminate their commitments and commence foreclosure proceedings against our assets securing this facility; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines in the future, we may need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under the revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the revolving credit facility and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Revolving Credit Facility and Other Financing Arrangements” and “Description of Notes.”

Our operations are substantially restricted by the terms of our debt, which could adversely affect us and increase your credit risk.

The credit agreement governing our revolving credit facility includes, and the indenture governing the notes to a much lesser extent includes, a number of significant restrictive covenants. These covenants restrict, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make other restricted payments;

•	create or permit certain liens;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

As a result, these covenants could limit our ability to plan for or react to market conditions or to meet our capital needs.

In addition, our revolving credit facility requires us to maintain certain financial ratios and meet other financial tests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in lenders not being required to advance any more funds to us, as well as our being required to repay the borrowings under our revolving credit facility before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under our revolving credit facility could foreclose on our assets. If we were able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

Despite our debt levels, we may incur additional debt.

Despite the restrictions and limitations described above, we may be able to incur significant additional indebtedness. Our revolving credit facility permits additional borrowings under certain circumstances and the indenture governing the notes does not prohibit the incurrence of additional indebtedness by us or our subsidiaries. See “Description of Revolving Credit Facility and Other Financing Arrangements” and “Description of Notes.” As of January 31, 2007, after giving pro forma effect to the issuance of the original notes, the application of the net proceeds therefrom and the amendment to the Credit Agreement dated February 9, 2007 (the “Amendment”), we would have had approximately $109.0 million of additional borrowings available to us under the revolving credit facility, subject to compliance with our financial and other covenants under the terms of our revolving credit facility.

The exchange notes are unsecured and effectively subordinated to all of our secured debt.

The exchange notes will not be secured by any of our assets or the assets of our subsidiaries. The payment of our revolving credit facility is secured by a pledge of the capital stock of substantially all of our United States subsidiaries and, in part, by the capital stock of the international borrowers. If we become insolvent or are liquidated, or if payment under our revolving credit facility or any other secured debt obligation that we may have from time to time is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the exchange notes are effectively subordinated to our secured debt to the extent of the assets securing such debt in the event of our bankruptcy or liquidation. As of January 31, 2007, after giving pro forma effect to the issuance of the original notes and the application of the net proceeds therefrom, we would have had approximately $411.3 million of secured debt outstanding, under our revolving credit facility and our trade accounts receivable credit facility, as well as $109.0 million undrawn capacity under our revolving credit facility, net of outstanding letters of credit. In addition, under certain circumstances the indenture governing the notes permits us to incur additional secured debt.

Our ability to meet our obligations under our indebtedness depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct a significant portion of our operations through our subsidiaries. Consequently, our ability to service our debt and pay dividends is dependent, in part, upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party.

The exchange notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

None of our subsidiaries will guarantee the exchange notes or otherwise have any obligations to make payments in respect of the exchange notes, which will be our direct, unsecured obligations. As a result, claims of holders of the exchange notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the exchange notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary (including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders), and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of the exchange notes and such a transfer were deemed a fraudulent transfer or an unlawful distribution, the holders of the exchange notes could be required to return the payment to (or for the benefit of) the creditors of our subsidiaries. As of January 31, 2007, after giving pro forma effect to the issuance of the original notes and the application of the net proceeds therefrom, our subsidiaries would have had $311.3 of indebtedness for borrowed money and significant other liabilities, all of which are effectively senior to the exchange notes offered hereby. In addition, the indenture governing the notes will not prohibit the incurrence of additional debt by our subsidiaries.

We may not have sufficient funds or be permitted by our revolving credit facility to purchase exchange notes upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all outstanding exchange notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of exchange notes, or that restrictions in our revolving credit facility or other senior secured indebtedness we may incur in the future would permit us to make the required repurchases. For the foreseeable future, we expect covenants in our revolving credit facility will not permit us to make the required repurchases.

Risk Factors Related to Our Business

Our business is sensitive to changes in general economic or business conditions.

Our customers generally consist of other manufacturers and suppliers who purchase industrial packaging products and containerboard and related corrugated products for their own containment and shipping purposes. Because we supply a cross section of industries, such as chemicals, food products, petroleum products, pharmaceuticals and metal products, and have operations in many countries, demand for our industrial packaging products and containerboard and related corrugated products has historically corresponded to changes in general economic and business conditions of the industries and countries in which we operate. Accordingly, our financial performance is substantially dependent upon the general economic conditions existing in these industries and countries, and any prolonged or substantial economic downturn could have a material adverse affect on our business, results of operations or financial condition.

Our foreign operations are subject to currency exchange and political risks that could adversely affect our results of operations.

We have operations in over 40 countries. As a result of our international operations, we are subject to certain risks that could disrupt our operations or force us to incur unanticipated costs.

Our operating performance is affected by devaluations and fluctuations in foreign currency exchange rates by:

•	translations into United States dollars for financial reporting purposes of the assets and liabilities of our international operations conducted in local currencies; and

•	gains or losses from international operations conducted in currencies other than the operation’s functional currency.

We are subject to various other risks associated with operating in international countries, such as the following:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	imposition of limitations on conversions of foreign currencies into United States dollars or remittance of dividends and other payments by international subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by international subsidiaries;

•	hyperinflation in certain countries; and

•	impositions or increase of investment and other restrictions or requirements by non-United States governments.

We operate in highly competitive industries.

Each of our business segments operates in highly competitive industries. The most important competitive factors we face are price, quality and service. To the extent that one or more of our competitors become more successful with respect to any of these key competitive factors, we could lose customers and our sales could decline. In addition, due to the tendency of certain customers to diversify their suppliers, we could be unable to increase or maintain sales volumes with particular customers. Certain of our competitors are substantially larger and have significantly greater financial resources.

Our business is sensitive to changes in industry demands.

Industry demand for containerboard in the United States and certain of our industrial packaging products in our United States and international markets has varied in recent years causing competitive pricing pressures for those products. We compete in industries that are capital intensive, which generally leads to continued production as long as prices are sufficient to cover marginal costs. As a result, changes in industry demands, including industry over-capacity, may cause substantial price competition and, in turn, negatively affect our financial performance.

The continuing consolidation of our customer base for industrial packaging, containerboard and corrugated products may intensify pricing pressures and may negatively affect our financial performance.

Over the last few years, many of our large industrial packaging, containerboard and corrugated products customers have acquired, or been acquired by, companies with similar or complementary product lines. This consolidation has increased the concentration of our largest customers, and resulted in increased pricing pressures from our customers. The continuing consolidation of our customer base may negatively affect our financial performance.

Raw material and energy price fluctuations and shortages could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

The principal raw materials used in the manufacture of our products are steel, resin, pulpwood, old corrugated containers for recycling, and containerboard, which we purchase in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. Some of these materials have been, and in the future may be, in short supply. However, we have not recently experienced any significant difficulty in obtaining our principal raw materials. We do not have long-term supply contracts or hedging arrangements in place for obtaining our principal raw materials.

The cost of producing our products is also sensitive to the price of energy. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs. Energy prices, in particular oil and natural gas, have fluctuated in recent years, with a corresponding effect on our production costs.

Environmental and health and safety matters and product liability claims could negatively affect our operations and financial performance.

We must comply with extensive rules and regulations regarding federal, state, local and international environmental matters, such as remediation of contamination, air and water quality and waste disposal. We must also comply with extensive rules and regulations regarding safety and health matters. The failure to materially comply with such rules and regulations could adversely affect our operations and financial performance. Furthermore, litigation or claims against us with respect to such matters could adversely affect our financial performance. We may also become subject to product liability claims, which could adversely affect our operations and financial performance.

Our business may be adversely affected by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because a significant number of our employees are represented by unions. We have experienced work stoppages and strikes in the past, and there may be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of our principal manufacturing facilities could have a negative impact on our business, results of operations or financial condition.

We may encounter difficulties arising from acquisitions.

During recent years, we have invested a substantial amount of capital in acquisitions. Acquisitions involve numerous risks, including the failure to retain key customers, employees and contracts, the inability to integrate businesses without material disruption, unanticipated costs incurred in connection with integrating businesses and the incurrence of liabilities greater than anticipated or operating results that are less than anticipated. In addition, acquisitions and integration activities require time and attention of management and other key personnel, and other companies in our industries have similar acquisition strategies. There can be no assurance that any recent or future acquisitions will be successfully integrated into our operations, that competition for acquisitions will not intensify or that we will be able to complete such acquisitions on acceptable terms and conditions. The costs of unsuccessful acquisition efforts may adversely affect our financial performance.

We may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage. These uninsured losses could adversely affect our financial performance.

We are self-insured for certain of the claims made under our employee medical and dental insurance programs and for certain of our workers’ compensation claims. We establish reserves for estimated costs related to pending claims, administrative fees and claims incurred but not reported.

Because establishing reserves is an inherently uncertain process involving estimates, currently established reserves may not be adequate to cover the actual liability for claims made under our employee medical and dental insurance programs and for certain of our workers’ compensation claims. If we conclude that our estimates are incorrect and our reserves are inadequate for these claims, we will need to increase our reserves, which could adversely affect our financial performance.

We carry comprehensive liability, fire and extended coverage insurance on most of our facilities, with policy specifications and insured limits customarily carried for similar properties. However, there are certain types of losses, such as losses resulting from wars, acts of terrorism, or natural disasters, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in that property, as well as the anticipated future revenues derived from the manufacturing activities conducted at that property, while remaining obligated for any financial obligations related to the property. Any such loss would adversely affect our business, financial condition and results of operations.

We purchase insurance policies covering general liability and product liability with substantial policy limits. However, there can be no assurance that any liability claim would be adequately covered by our applicable insurance policies or it would not be excluded from coverage based on the terms and conditions of the policy. This could also apply to any applicable contractual indemnity.

The frequency and volume of our timber and timberland sales will affect our financial performance.

We have a significant inventory of standing timber and timberland and approximately 62,250 acres of special use properties in the United States and Canada. The frequency and volume of sales of timber, timberland and special use properties will have an effect on our financial performance. In addition, volatility in the real estate market and a reduction in demand for special use properties could negatively affect our results of operations.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

Our net proceeds from the private offering of the original notes, after deducting initial purchaser discounts and our expenses, were approximately $297.0 million. We used approximately $297.0 million of the proceeds from the private offering of the original notes to fund the purchase of an aggregate principal amount of $245,610,000 of our outstanding 8 7/8% senior subordinated notes due 2012 (the “senior subordinated notes”), representing 99 percent of the outstanding senior subordinated notes, and to pay related premiums, fees and expenses.

The remaining net proceeds have been used to reduce debt under our revolving credit facility and for other general corporate purposes.

CAPITALIZATION

The following table sets forth our unaudited historical capitalization as of January 31, 2007, and our unaudited pro forma capitalization as of such date after giving effect to the issuance of the original notes and the application of the net proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the notes thereto and other financial data included elsewhere in this prospectus. See “Selected Historical Consolidated Financial Data.”

	As of January 31, 2007
	Actual	As Adjusted
	(in millions)
Cash	$78.4	$78.4

Revolving credit facility	$356.5	$319.5
Trade accounts receivable credit facility	91.8	91.8
8 7/8% senior subordinated notes	242.8	2.5
New senior notes	—	300.0
Other debt	81.5	81.5

Total debt	772.6	795.3
Total stockholders’ equity	867.5	853.1

Total capitalization	$1,640.1	$1,648.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

In the following table, we have provided the selected historical consolidated financial data for each of the five years in the period ended October 31, 2006, which are derived from our audited consolidated financial statements. The following table also sets forth the selected consolidated financial data for the three-month periods ended January 31, 2007 and 2006, which are derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The operating results for the three months ended January 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 2007. You should read the consolidated financial data below in conjunction with the consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	As of and for the years ended October 31,										As of and for the three months ended January 31,
	2002		2003		2004		2005		2006		2006		2007
	(U.S. Dollars in thousands)
Statement of Operations Data:
Net sales	$1,632,767		$1,916,441		$2,209,282		$2,424,297		$2,628,475		$582,316		$750,759
Cost of products sold	1,296,952		1,570,891		1,836,432		2,033,510		2,149,271		492,644		620,673

Gross Profit	335,815		345,550		372,850		390,787		479,204		89,672		130,086

Selling, general and administrative expenses	250,756		228,120		218,821		224,729		259,122		59,454		74,609
Restructuring charges	2,824		60,743		54,118		35,736		33,238		5,468		2,037
Gain on sale of timberland	12,122		5,577		7,514		56,268		41,302		31,569		62
Gain on disposal of properties, plants and equipment, net	6,800		3,092		1,281		5,343		18,017		1,642		5,139

Operating Profit	101,157		65,356		108,706		191,933		246,163		57,961		58,641
Interest expense, net	55,965		52,834		45,264		39,255		35,993		9,173		12,034
Debt extinguishment charge	10,300		—		—		2,828		—		—		—
Other income (expense), net	1,037		1,293		328		2,405		(2,299)		(393)		(736)

Income before income tax expense and equity in earnings of affiliates and minority interests and cumulative effect in change in accounting principle	35,929		13,815		63,770		152,255		207,871		48,395		45,871
Income tax expense	12.934		4,255		15,624		47,055		63,816		14,954		11,559
Equity in earnings of affiliates and minority interests	7,984		(4,886)		(377)		(544)		(1,936)		(89)		(333)

Income before cumulative effect of change in account principle	30,979		4,674		47,769		104,656		142,119		33,352		33,979
Cumulative effect of change in accounting principle	—		4,822		—		—		—		—		—

Net income	$30,979		$9,496		$47,769		$104,656		$142,119		$33,352		$33,979

Selected Financial Data:
Capital expenditures	$45,664		$61,144		$50,163		$67,842		$75,630		$12,559		$34,303
Ratio of earnings to fixed charges	1.6	x	1.3	x	2.3	x	4.6	x	6.4	x	6.0	x	4.7	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$25,396		$49,767		$38,109		$122,411		$187,101		$115,421		$78,470
Working capital	228,249		271,139		175,464		242,968		301,738		276,092		279,615
Total assets	1,758,295		1,816,259		1,813,238		1,883,323		2,188,001		1,915,460		2,524,372
Long-term debt, including current portion of long-term debt	632,982		646,067		457,415		430,400		481,408		457,442		772,300
Total stockholders’ equity	569,129		572,564		629,094		730,888		844,011		759,154		867,541

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and related notes thereto which are included elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. Our fiscal year begins on November 1 and ends on October 31 of the following year. Any references to the years 2007, 2006, 2005 or 2004, or to any quarter of those years, relate to the fiscal year ending in that year.

General

Business Segments

We operate in three business segments: Industrial Packaging & Services; Paper, Packaging & Services; and Timber.

We are a leading global provider of industrial packaging products such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, and polycarbonate water bottles, which are complemented with a variety of value-added services, including blending, packaging, logistics and warehousing. We seek to provide complete packaging solutions to our customers by offering a comprehensive range of products and services on a global basis. We sell our products to customers in industries such as chemicals, paint and pigments, food and beverage, petroleum, industrial coatings, agricultural, pharmaceutical and mineral, among others. In addition, the Company provides a variety of blending and packaging services, logistics and warehousing to customers in many of these same industries in North America.

We sell our containerboard, corrugated sheets and other corrugated products and multiwall bags to customers in North America in industries such as packaging, automotive, food and building products. Our corrugated container products are used to ship such diverse products as home appliances, small machinery, grocery products, building products, automotive components, books and furniture, as well as numerous other applications. Our full line of multiwall bag products is used to ship a wide range of industrial and consumer products, such as fertilizers, chemicals, concrete, flour, sugar, feed, seed, pet foods, popcorn, charcoal and salt, primarily for the agricultural, chemical, building products and food industries.

As of January 31, 2007, we owned approximately 265,800 acres of timber properties in the southeastern United States, which is actively managed, and approximately 36,700 acres of timber properties in Canada. Our timber management is focused on the active harvesting and regeneration of our timber properties to achieve sustainable long-term yields on our timberland. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of available merchantable acreage of timber, market and weather conditions. We also sell, from time to time, timberland and special use land, which consists of surplus land, higher and better use (“HBU”) land and development land.

Recent Acquisitions

During the first quarter of 2007, we completed three acquisitions in our Industrial Packaging & Services segment. We acquired the steel drum manufacturing and closures business of Blagden Packaging Group for approximately €205.0 million ($269.0 million). This acquisition expanded our industrial packaging and services presence in the Netherlands, Belgium, France, the United Kingdom, Spain, Singapore, Malaysia and China. Net sales of the Blagden Packaging Group’s business were approximately $265.0 million for the annual period prior to the acquisition. We also acquired two small industrial packaging companies in the United States for an aggregate purchase price of $33.7 million.

During the fourth quarter 2006, we completed two acquisitions in our Industrial Packaging & Services segment. We acquired Delta Petroleum Company, Inc. and its subsidiaries (“Delta”), based in New Orleans, Louisiana, which provides its customers with blending, filling and packaging, drumming, warehousing, distribution and logistics services. Delta, with revenues of approximately $182.0 million, processes more than 200 million gallons of products a year. We also acquired an industrial packaging company located in Russia. These two acquisitions were completed for an aggregate purchase price of $102.0 million.

Greif Business System

In 2003, we began a transformation to become a leaner, more market-focused/performance-driven company, a transformation to what we call the “Greif Business System.” We believe the Greif Business System has and will continue to generate productivity improvements and achieve permanent cost reductions. The Greif Business System continues to focus on opportunities such as improved labor productivity, material yield and other manufacturing efficiencies, along with further plant consolidations. In addition, as part of the Greif Business System, we have implemented a strategic sourcing initiative to more effectively leverage our global spending and lay the foundation for a world-class sourcing and supply chain capability.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements, in accordance with these principles, require us to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements.

A summary of our significant accounting policies is included in the notes to consolidated financial statements included elsewhere in this prospectus. We believe that the consistent application of these policies enables us to provide readers of the consolidated financial statements with useful and reliable information about our results of operations and financial condition. The following are the accounting policies that we believe are most important to the portrayal of our results of operations and financial condition and require our most difficult, subjective or complex judgments.

Allowance for Accounts Receivable. We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. In addition, we recognize allowances for bad debts based on the length of time receivables are past due with allowance percentages, based on our historical experiences, applied on a graduated scale relative to the age of the receivable amounts. If circumstances change (e.g., higher than expected bad debt experience or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to us), our estimates of the recoverability of amounts due to us could change by a material amount.

Inventory Reserves. Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. We continuously evaluate the adequacy of these reserves and make adjustments to these reserves as required.

Net Assets Held for Sale. Net assets held for sale represent land, buildings and land improvements less accumulated depreciation for locations that have been closed. We record net assets held for sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” at the lower of carrying value or fair value less cost to sell. Fair value is based on the estimated proceeds from the sale of the facility utilizing recent purchase offers, market comparables and/or data obtained from our commercial real estate broker. Our estimate as to fair value is regularly reviewed and subject to changes in the commercial real estate markets and our continuing evaluation as to the facility’s acceptable sale price.

Properties, Plants and Equipment. Depreciation on properties, plants and equipment is provided on the straight-line method over the estimated useful lives of our assets.

We own timber properties in the southeastern United States and in Canada. With respect to our United States timber properties, which consisted of approximately 265,800 acres at January 31, 2007, depletion expense is computed on the basis of cost and the estimated recoverable timber acquired. Our land costs are maintained by tract. Merchantable timber costs are maintained by five product classes, pine sawtimber, pine chip-n-saw, pine pulpwood, hardwood sawtimber and hardwood pulpwood, within a “depletion block,” with each depletion block based upon a geographic district or subdistrict. Currently, we have 12 depletion blocks. These same depletion blocks are used for pre-merchantable timber costs. Each year, we estimate the volume of our merchantable timber for the five product classes by each depletion block. These estimates are based on the current state in the growth cycle and not on quantities to be available in future years. Our estimates do not include costs to be incurred in the future. We then project these volumes to the end of the year. Upon acquisition of a new timberland tract, we record separate amounts for land, merchantable timber and pre-merchantable timber allocated as a percentage of the values being purchased. These acquisition volumes and costs acquired during the year are added to the totals for each product class within the appropriate depletion block(s). The total of the beginning, one-year growth and acquisition volumes are divided by the total undepleted historical cost to arrive at a depletion rate, which is then used for the current year. As timber is sold, we multiply the volumes sold by the depletion rate for the current year to arrive at the depletion cost. Our Canadian timberland, which consisted of approximately 36,700 acres at January 31, 2007, did not have any depletion expense since it is not actively managed at this time.

We believe that the lives and methods of determining depreciation and depletion are reasonable; however, using other lives and methods could provide materially different results.

Restructuring Reserves. Restructuring reserves are determined in accordance with appropriate accounting guidance, including SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges,” depending upon the facts and circumstances surrounding the situation. Restructuring reserves are further discussed in Note 7 to the Notes to Consolidated Financial Statements included in this Form 10-Q.

Pension and Postretirement Benefits. Pension and postretirement benefit expenses are determined by our actuaries using assumptions about the discount rate, expected return on plan assets, rate of compensation increase and health care cost trend rates. Further discussion of our pension and postretirement benefit plans and related assumptions is contained in Note 16 to the Notes to Consolidated Financial Statement included in this Form 10-Q. The results would be different using other assumptions.

Income Taxes. Our effective tax rate is based on income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating its tax positions. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are likely to be challenged and that we may not succeed. We adjust these reserves in light of changing facts and circumstances, such as the progress of a tax audit. Our effective tax rate includes the impact of reserve provisions and changes to reserves that we consider appropriate as well as related interest.

A number of years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require use of our cash. Favorable resolution would be recognized as a reduction to our effective tax rate in the period of resolution.

Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets.

Environmental Cleanup Costs. We expense environmental costs related to existing conditions caused by past or current operations and from which no current or future benefit is discernable. Expenditures that extend the life of the related property, or mitigate or prevent future environmental contamination, are capitalized.

Our reserves for environmental liabilities at January 31, 2007 amounted to $20.1 million, which included reserves of $4.6 million related to our facility in Lier, Belgium, $6.0 million related to our blending facility in Chicago, Illinois, $5.0 million related to the Blagden Packaging acquisition completed in the first quarter of 2007 (which amount is subject to post-closing purchase price adjustments) and $4.5 million for asserted and unasserted environmental litigation, claims and/or assessments at several manufacturing sites and other locations where we believe the outcome of such matters will be unfavorable to us. The environmental exposures for those sites included in the $4.5 million reserve were not individually significant. The reserve for the Lier, Belgium and Chicago, Illinois sites are based on environmental studies that have been conducted at this location. The Lier, Belgium site is being monitored by the Public Flemish Waste Company (“PFWC”), which is the Belgian body for waste control. PFWC must approve all remediation efforts that are undertaken by us at this site. Environmental expenses were $1.6 million in 2006, insignificant in 2005, and $0.6 million in 2004, and were insignificant in the first quarter of both 2007 and 2006. Environmental cash expenditures were $1.8 million, $2.0 million, and $0.7 million in 2006, 2005 and 2004, respectively, and $0.2 million and insignificant in the first quarters of 2007 and 2006, respectively.

We anticipate that cash expenditures in future periods for remediation costs at identified sites will be made over an extended period of time. Given the inherent uncertainties in evaluating environmental exposures, actual costs may vary from those estimated at January 31, 2007. Our exposure to adverse developments with respect to any individual site is not expected to be material. Although environmental remediation could have a material effect on results of operations if a series of adverse developments occur in a particular quarter or fiscal year, we believe that the chance of a series of adverse developments occurring in the same quarter or fiscal year is remote. Future information and developments will require us to continually reassess the expected impact of these environmental matters.

Self-Insurance. We are self-insured for certain of the claims made under our employee medical and dental insurance programs. We had recorded liabilities totaling $2.6 million and $2.7 million for estimated costs related to outstanding claims at January 31, 2007 and October 31, 2006, respectively. These costs include an estimate for expected settlements on pending claims, administrative fees and an estimate for claims incurred but not reported. These estimates are based on our assessment of outstanding claims, historical analysis and current payment trends. We record an estimate for the claims incurred but not reported using an estimated lag period based upon historical information. This lag period assumption has been consistently applied for the periods presented. If the lag period were hypothetically adjusted by a period equal to a half month, the impact on earnings would be approximately $1.3 million. However, we believe the liabilities recorded are adequate based upon current facts and circumstances.

We have certain deductibles applied to various insurance policies including general liability, product, auto and workers’ compensation. Deductible liabilities are insured primarily through our captive insurance subsidiary. We recorded liabilities totaling $22.3 million and $19.7 million for anticipated costs related to general liability, product, auto and workers’ compensation at January 31, 2007 and October 31, 2006, respectively. These costs include an estimate for expected settlements on pending claims, defense costs and an estimate for claims incurred but not reported. These estimates are based on our assessment of outstanding claims, historical analysis, actuarial information and current payment trends.

Contingencies. Various lawsuits, claims and proceedings have been or may be instituted or asserted against us, including those pertaining to environmental, product liability, and safety and health matters. We are continually consulting legal counsel and evaluating requirements to reserve for contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” While the amounts claimed may be substantial, the ultimate liability cannot currently be determined because of the considerable uncertainties that exist. Based on the facts currently available, we believe the disposition of matters that are pending will not have a material effect on the consolidated financial statements.

Goodwill, Other Intangible Assets and Other Long-Lived Assets. Goodwill and indefinite-lived intangible assets are no longer amortized, but instead are periodically reviewed for impairment as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” The costs of acquired intangible assets determined to have definite lives are amortized on a straight-line basis over their estimated economic lives of two to 20 years. Our policy is to periodically review other intangible assets subject to amortization and other long-lived assets based upon the evaluation of such factors as the occurrence of a significant adverse event or change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset. An impairment loss would be recorded in the period such determination is made based on the fair value of the related assets.

Other Items. Other items that could have a significant impact on the financial statements include the risks and uncertainties listed in this prospectus under “Disclosures Regarding Forward-Looking Statements” and “Risk Factors.” Actual results could differ materially using different estimates and assumptions, or if conditions are significantly different in the future.

Results of Operations

Historically, revenues and earnings may or may not be representative of future operating results due to various economic and other factors.

The financial measure of operating profit, before the impact of restructuring charges and timberland gains, is used throughout the following discussion of our results of operations (except with respect to the segment discussions for Industrial Packaging & Services and Paper, Packaging & Services, where timberland gains are not applicable). Operating profit, before the impact of restructuring charges and timberland gains, is equal to operating profit plus restructuring charges less timberland gains. We use operating profit, before the impact of restructuring charges and timberland gains, because we believe that this measure provides a better indication of our operational performance because it excludes restructuring charges, which are not representative of ongoing operations, and timberland gains, which are volatile from period to period, and it provides a more stable platform on which to compare our historical performance.

The following table sets forth the net sales and operating profit for each of our business segments for 2006, 2005 and 2004, and for the first three months of 2007 and 2006:

	For the years ended October 31,			For the three months ended January 31,
	2004	2005	2006	2006	2007
	(U.S. Dollars in thousands)
Net sales
Industrial Packaging & Services	$1,620,790	$1,804,169	$1,945,299	$429,720	$581,704
Paper, Packaging & Services	568,136	607,818	668,047	147,039	164,826
Timber	20,356	12,310	15,129	5,557	4,229

Total net sales	$2,209,282	$2,424,297	$2,628,475	$582,316	$750,759

Operating Profit

Operating profit, before the impact of restructuring charges and timberland gains:
Industrial Packaging & Services	$111,949	$122,818	$163,072	$24,240	$36,085
Paper, Packaging & Services	29,473	40,611	64,401	4,257	18,039
Timber	13,888	7,972	10,626	3,363	6,492

Total operating profit, before the impact of restructuring charges and timberland gains	155,310	171,401	238,099	31,860	60,616

Restructuring charges:
Industrial Packaging & Services	44,975	31,375	24,034	4,221	1,173
Paper, Packaging & Services	8,936	4,271	9,193	1,236	864
Timber	207	90	11	11	—

Total restructuring charges	54,118	35,736	33,238	5,468	2,037

Timberland gains:
Timber	7,514	56,268	41,302	31,569	62

Operating profit:
Industrial Packaging & Services	66,974	91,443	139,038	20,018	34,912
Paper, Packaging & Services	20,537	36,340	55,212	3,021	17,175
Timber	21,195	64,150	51,913	34,922	6,554

Total operating profit	$108,706	$191,933	$246,163	$57,961	$58,641

Three Months Ended January 31, 2007 Compared to Three Months Ended January 31, 2006

Overview

Net sales were up 29 percent to $750.8 million in the first quarter of 2007 compared to $582.3 million in the first quarter of 2006—an increase of 10 percent on a same-structure basis (i.e., excluding the impact of acquisitions), including 3 percent from foreign currency translation. The $168.5 million increase resulted from the positive contributions of Industrial Packaging & Services ($152.0 million) and Paper, Packaging & Services ($17.8 million). The increase in Industrial Packaging & Services is primarily due to generally higher sales volumes, especially steel and plastic drums, the acquisitions of Blagden Packaging Group’s steel drum manufacturing and closures businesses (“Blagden”) in the first quarter of 2007 and Delta Petroleum Company, Inc. (“Delta”) in the fourth quarter of 2006 and, to a lesser extent, positive impact of foreign currency translation. The increase in Paper, Packaging & Services is primarily due to improved containerboard pricing.

Operating profit was $58.6 million in the first quarter of 2007 compared to $58.0 million in the first quarter of 2006. Operating profit, before the impact of restructuring charges and timberland gains, was $60.6 million for the first quarter of 2007 compared to $31.9 million for the first quarter of 2006. The $28.7 million increase was due to positive contributions from Paper, Packaging & Services ($13.8 million), Industrial Packaging & Services ($11.8 million) and Timber ($3.1 million) compared to the same period last year. There were $2.0 million and $5.5 million of restructuring charges and $0.1 million and $31.6 million of timberland gains during the first quarter of 2007 and 2006, respectively.

Segment Review

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending and packaging services, logistics and warehousing. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Contributions from recent acquisitions; and

•	Impact of foreign currency translation.

In this segment, net sales were up 35 percent to $581.7 million in the first quarter of 2007 compared to $429.7 million in the first quarter of 2006—an increase of 10 percent on a same-structure basis, including a 3 percent impact of foreign currency translation. The improvement in net sales was primarily due to our recent acquisitions and strong organic growth, which included higher sales volumes in emerging markets. The first quarter of 2007 contributions from our acquisitions included two months of sales volume for Blagden and a full quarter of sales volume for Delta, which was acquired at the end of 2006.

Gross profit margin for the Industrial Packaging & Services segment was 16.5 percent in the first quarter of 2007, versus 16.7 percent in the first quarter of 2006. The reduction was due to lower gross profit margins for Blagden and Delta relative to the segment’s existing operations. These acquisitions are in the early stages of integration and are progressing as planned.

Operating profit was $34.9 million in the first quarter of 2007 compared to $20.0 million in the first quarter of 2006. Operating profit, before the impact of restructuring charges, rose to $36.1 million in the first quarter of 2007 from $24.2 million in the first quarter of 2006 primarily due to the improvement in net sales and the execution of the Greif Business System. Restructuring charges were $1.2 million in the first quarter of 2007 compared with $4.2 million during the same period last year.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (“OCC”);

•	Energy and transportation costs; and

•	Benefits from executing the Greif Business System.

In this segment, net sales were $164.8 million in the first quarter of 2007 compared to $147.0 million in the first quarter of 2006 primarily due to higher containerboard and corrugated sheet selling prices and sales volumes compared to the same quarter last year. These improvements were partially offset by lower sales volumes in corrugated products and multiwall bags.

The Paper, Packaging & Services segment’s gross profit margin increased to 19.6 percent in the first quarter of 2007 from 11.7 percent in the first quarter of 2006. This improvement over last year was primarily due to higher containerboard pricing levels and improved efficiencies, partially offset by higher OCC and transportation costs.

Operating profit was $17.2 million in the first quarter of 2007 compared to $3.0 million in the first quarter of 2006. Operating profit, before the impact of restructuring charges, was $18.0 million in the first quarter of 2007 compared to $4.3 million in the first quarter of 2006 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $0.9 million in the first quarter of 2007 compared to $1.2 million in the first quarter of 2006.

Timber

The Timber segment consists of approximately 265,800 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 36,700 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $4.2 million in the first quarter of 2007 compared to $5.6 million in the first quarter of 2006. Operating profit was $6.6 million in the first quarter of 2007 compared to $34.9 million in the first quarter of 2006. Operating profit, before the impact of restructuring charges and timberland gains, was $6.5 million (including $4.7 million of profits on special use property sales) in the first quarter of 2007 compared to $3.4 million in the first quarter of 2006. There were timberland gains of $0.1 million in the first quarter of 2007 and $31.6 million in the first quarter of 2006 and insignificant restructuring charges in both years. In order to maximize the value of our timber property, we have been reviewing our current portfolio and exploring the development of certain of these properties in Canada and the United States. This process has led us to characterize our property as follows:

•	Surplus property, meaning land that cannot be efficiently or effectively managed by us, whether due to parcel size, lack of productivity, location, access limitations, or for other reasons.

•	Higher and better use or HBU property, meaning land that in its current state has a higher market value for uses other than growing and selling timber.

•	Development property, meaning HBU land that with additional investment may have a significantly higher market value than its HBU market value.

•	Timberland, meaning land that is best suited for growing and selling timber.

We report the sale of surplus and HBU property in our consolidated statements of income under “gain on sale of assets” and report the sale of development property under “net sales” and “cost of products sold.” All HBU and development property (sometimes referred to as “higher value”), together with surplus property, will continue to be used by us to productively grow and sell timber until sold.

Whether timberland has a higher value for uses other than growing and selling timber is a determination based upon several variables, such as proximity to population centers, anticipated population growth in the area, the topography of the land, aesthetic considerations including access to lakes or rivers, the condition of the surrounding land, availability of utilities, markets for timber and economic considerations both nationally and locally. Given these considerations, the characterization of land is not a static process, but requires an ongoing review and re-characterization as circumstances change.

We estimate that there are 62,250 acres in Canada and the United States of special use property which will be available for sale in the next five to seven years.

Other Income Statement Changes

Cost of Products Sold

The cost of products sold, as a percentage of net sales, decreased to 82.7 percent for the first quarter of 2007 versus 84.6 percent for the first quarter of 2006. The lower cost of products sold, as a percentage of net sales, was primarily due to the improvement in Paper, Packaging & Services and positive contributions from the continued execution of the Greif Business System.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses were $74.6 million, or 9.9 percent of net sales, in the first quarter of 2007 compared to $59.5 million, or 10.2 percent of net sales, in the first quarter of 2006. The dollar increase was primarily due to the Blagden and Delta acquisitions during the first quarter of 2007 and the fourth quarter of 2006, respectively, and accruals related to performance based incentive plans.

Restructuring Charges

During the first quarter of 2007, we recorded restructuring charges of $2.0 million, consisting of $0.7 million in employee separation costs, $0.4 million in asset impairments, and $0.9 million in other costs. The focus of the 2007 restructuring activities will be on integration of acquisitions in the Industrial Packaging & Services segment, and on alignment of the market-focused strategy in the Paper, Packaging & Services segment.

During the first quarter of 2006, we recorded restructuring charges of $5.5 million, consisting of $2.9 million in employee separation costs, $1.2 million in asset impairments, $0.1 million of professional fees, and $1.3 million in other costs. In 2006, our restructuring charges were primarily related to the final waves of the global implementation of the Greif Business System.

Gain on Sale of Timberland

During the first quarter of 2007, we recorded gain on sale of timber property of $0.1 million compared to $31.6 million in the first quarter of 2006, which included a $27.4 million gain from the second phase of a sale of timberland holdings in Florida, Georgia and Alabama.

Gain on Disposal of Property, Plant, and Equipment, Net

During the first quarter of 2007, we recorded a net gain on disposal of property, plant and equipment, net of $5.1 million, primarily consisting of $4.0 million in gains from the sale of surplus and HBU timber properties.

Interest Expense, Net

Interest expense, net was $12.0 million and $9.2 million for the first quarter of 2007 and 2006, respectively. The increase was primarily due to higher average debt outstanding during the first quarter of 2007 compared to the first quarter of 2006.

Other Income (Loss), Net

Other income (loss), net increased $0.3 million in the first quarter of 2007 as compared to the first quarter of 2006.

Income Tax Expense

The effective tax rate was 25.2 percent and 30.9 percent in the first quarter of 2007 and 2006, respectively. The lower effective tax rate resulted from a change in the mix of income outside the United States and the debt extinguishment charge of approximately $23.5 million in the second quarter 2007.

Net Income

Based on the foregoing, we recorded net income of $34.0 million for the first quarter of 2007 compared to $33.4 million in the first quarter of 2006.

Fiscal Year 2006 Compared to Fiscal Year 2005

Overview

Net sales were $2.6 billion in 2006 compared to $2.4 billion in 2005—an increase of 8 percent excluding the impact of foreign currency translation. The $204.2 million increase was almost entirely attributable to positive contributions from the Industrial Packaging & Services segment ($141.1 million) and the Paper, Packaging & Services segment ($60.2 million). This increase was primarily due to generally higher sales volumes and improved pricing across our product portfolio.

Operating profit was $246.2 million in 2006 compared to $191.9 million in 2005. Operating profit before the impact of restructuring charges and timberland gains was $238.1 million in 2006 compared to $171.4 million in 2005. The $66.7 million increase was due to positive contributions from the Industrial Packaging & Services segment ($40.3 million), the Paper, Packaging & Services segment ($23.8 million) and the Timber segment ($2.7 million). Included in these amounts are gains on asset disposals, including the sale of corporate surplus properties, special use properties, the sale of a closed facility and the disposal of a warehouse. There were $33.2 million and $35.7 million of restructuring charges and $41.3 million and $56.3 million of timberland gains during 2006 and 2005, respectively.

Segment Review

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles, blending and packaging services, logistics and warehousing. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from the Greif Business System;

•	Restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales were $1.9 billion in 2006 compared to $1.8 billion in 2005. Net sales rose 8 percent, excluding the impact of foreign currency translation, for 2006 from last year. The improvement in net sales was primarily due to strong organic growth, which included higher sales volumes in emerging markets such as China and Russia. This segment also benefited from two fourth quarter 2005 tuck-in acquisitions and the acquisition of Delta Petroleum Company, Inc. and its subsidiaries in the fourth quarter of 2006. Sales volumes declined in the United Kingdom and France as a result of restructuring activities.

Operating profit was $139.0 million in 2006 compared to $91.4 million in 2005. Operating profit before the impact of restructuring charges rose to $163.1 million in 2006 from $122.8 million in 2005 primarily due to the improvement in net sales and gross profit margin. The Industrial Packaging & Services segment’s gross profit margin improved to 18.5 percent in 2006 from 16.3 percent in 2005 due to higher sales volumes and the Greif Business System, particularly the impact of strategic sourcing (see “Other Income Statement Changes—Restructuring Charges” below). Restructuring charges were $24.0 million in 2006 compared with $31.4 million last year.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (“OCC”);

•	Energy and transportation costs;

•	Benefits from the Greif Business System; and

•	Restructuring charges.

In this segment, net sales were $668.0 million in 2006 compared to $607.8 million in 2005 primarily due to higher containerboard prices and higher containerboard, corrugated sheet and multiwall bag sales volumes compared to the prior year.

Operating profit was $55.2 million in 2006 compared to $36.3 million in 2005. Operating profit before the impact of restructuring charges was $64.4 million in 2006 compared to $40.6 million in 2005 primarily due to the improvement in net sales and gross profit margin. The Paper, Packaging & Services segment’s gross profit margin improved to 17.5 percent in 2006 from 15.3 percent in 2005. This improvement over last year was primarily due to higher containerboard pricing levels and the Greif Business System partially offset by approximately $14.7 million in higher energy and transportation costs. Restructuring charges were $9.2 million in 2006 compared to $4.3 million in 2005 (see “Other Income Statement Changes—Restructuring Charges” below).

Timber

The Timber segment consists of approximately 266,700 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,400 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $15.1 million in 2006 compared to $12.3 million in 2005. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions. Current year timber sales were in line with our expectations.

Operating profit was $51.9 million in 2006 compared to $64.2 million in 2005. Operating profit before the impact of restructuring charges and timberland gains was $10.6 million (including $4.6 million of profits on special use property sales) in 2006 compared to $8.0 million in 2005. Timberland gains were $41.3 million in 2006 and $56.3 million in 2005, and restructuring charges were insignificant in both years.

In order to maximize the value of our timber property, we have reviewed our current portfolio and have been exploring the development of certain of these properties in Canada and the United States. This process has led us to characterize our property as follows:

•	Surplus property, meaning land that cannot be efficiently or effectively managed by us, whether due to parcel size, lack of productivity, location, access limitations or for other reasons.

•	HBU property, meaning land that in its current state has a higher market value for uses other than growing and selling timber.

•	Development property, meaning HBU land that with additional investment may have a significantly higher market value than its HBU market value.

•	Timberland, meaning land that is best suited for growing and selling timber.

We report the sale of surplus and HBU property in our consolidated statement of income under “gain on sale of assets” and report the sale of development property under “net sales” and “cost of products sold.” All HBU and development property, together with surplus property will continue to be used by us to productively grow and sell timber until sold.

Whether timberland has a higher value for uses other than growing and selling timber is a determination based upon several variables, such as, proximity to population centers, anticipated population growth in the area, the topography of the land, aesthetic considerations, including access to lakes or rivers, the condition of the surrounding land, availability of utilities, markets for timber and economic considerations both nationally and locally. Given these considerations, the characterization of land is not a static process, but requires an ongoing review and re-characterization as circumstances change.

Other Income Statement Changes

Cost of Products Sold

Cost of products sold, as a percentage of net sales, decreased to 81.8 percent in 2006 from 83.9 percent in 2005. Cost of products sold, as a percentage of net sales, primarily decreased as a result of the improvement in net sales and positive contributions from the Greif Business System (see “Other Income Statement Changes—Restructuring Charges” below). These positive factors were partially offset by higher transportation and energy costs compared to 2005.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses were $259.1 million, or 9.9 percent of net sales, in 2006 compared to $224.7 million, or 9.3 percent of net sales, in 2005. SG&A expenses, as a percentage of net sales, increased primarily due to higher accruals for performance-based incentive plans resulting from improvements in our results.

Restructuring Charges

During 2006, we recorded restructuring charges of $33.2 million, consisting of $16.8 million in employee separation costs, $8.3 million in asset impairments, $2.0 million in professional fees and $6.1 million in other restructuring costs, primarily consisting of moving and lease terminations costs. Four company-owned plants have been closed. Three plants in the Paper, Packaging & Services segment and one in the Industrial Packaging & Services segment were closed. The Industrial Packaging & Services segment reduced the number plants in the United Kingdom from five to three; merged operations of businesses purchased in October 2005 into existing North American plants; and consolidated one plant in France. In addition, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. The total employees severed in 2006 was 281.

Our transformation to the Greif Business System, which began in 2003, continues to generate productivity improvements and achieve permanent cost reductions via improved labor productivity, material yield, other manufacturing efficiencies, footprint rationalization, strategic sourcing and SG&A optimization. The transformation efforts began in 2003 with a focus on SG&A optimization, which has resulted in approximately $60.0 million of annual cost savings.

In 2004 and 2005, we focused on becoming a leaner, more market-focused/performance-driven company. This final phase of the transformation to the Greif Business System has achieved additional annualized benefits of approximately $65.0 million.

Based on the foregoing we have achieved cumulative annual benefits from the Greif Business System of approximately $175.0 million through the end of 2006, including approximately $50.0 million in 2006. Additional incremental contributions from the Greif Business System are expected to be approximately $30.0 million in 2007. Any 2007 restructuring costs are expected to relate to acquisition integration in the Industrial Packaging & Services segment and further implementation of the Greif Business System in the Paper, Packaging & Services segment.

See Note 5 to the notes to consolidated financial statements included elsewhere in this prospectus for additional disclosures regarding our restructuring activities.

Gain on Sale of Timberland

The gain on sale of timberland decreased $15.0 million to $41.3 million in 2006 as compared to $56.3 million in 2005. These gains are the result of sales of timberland and are volatile from period to period.

In May 2005, we completed the first phase of the $90.0 million sale of 56,000 acres of timberland, timber and associated assets. In this first phase, 35,000 acres of our timberland holdings in Florida, Georgia and Alabama were sold for $51.0 million, resulting in a gain of $42.1 million in the third quarter of 2005. In the second phase, 15,300 acres of our timberland holdings in Florida were sold for $29.3 million, resulting in a gain of $27.4 million in the first quarter of 2006. In the final phase, we sold 5,700 acres of timberland in the second quarter of 2006 for $9.7 million, resulting in a gain of $9.0 million.

Interest Expense, Net

Interest expense, net, was $36.0 million and $39.3 million in 2006 and 2005, respectively. The decrease was primarily due to interest received on higher cash and cash equivalents balances, partially offset by interest paid on higher long-term and short-term borrowings, during 2006 compared to 2005.

Debt Extinguishment Charge

During the second quarter of 2005, we entered into a new revolving credit facility to improve pricing and financial flexibility. As a result, we recorded a $2.8 million debt extinguishment charge in 2005. There was no debt extinguishment charge in 2006.

Other Income (Expense), Net

Other expense, net, was $2.3 million in 2006 compared to other income, net, of $2.4 million in 2005. The decrease was primarily due to the recording of $0.4 million in net gains related to foreign currency translation in 2006 versus $3.4 million in 2005 and other infrequent non-operating items recorded in 2005.

Income Tax Expense

During 2006, the effective tax rate was 30.7 percent as compared to 30.9 percent in 2005. In future years, the effective tax rate may fluctuate based on the mix of income inside and outside the United States and other factors.

Equity in Earnings of Affiliates and Minority Interests

Equity in earnings of affiliates and minority interests was $1.9 million for 2006 as compared to $0.5 million for 2005. We have majority holdings in various companies, and the minority interests of other persons in the respective net income of these companies have been recorded as an expense. These expenses were partially offset by equity in the earnings of Balmer-Lawrie Van Leer.

Net Income

Based on the foregoing, net income increased $37.4 million to $142.1 million for 2006 from $104.7 million in 2005.

Fiscal Year 2005 Compared to Fiscal Year 2004

Overview

Net sales rose 10 percent (8 percent excluding the impact of foreign currency translation) to a record $2.4 billion in 2005 from $2.2 billion in 2004. The net sales improvement was attributable to the Industrial Packaging & Services segment ($183.4 million increase) and the Paper, Packaging & Services segment ($39.7 million increase), partially offset by $8.1 million of lower planned sales in the Timber segment. Increased selling prices, primarily in response to higher year-over-year raw material costs, were partially offset by lower volumes for certain products, which reflected soft market conditions experienced by a number of our customers.

Operating profit was $191.9 million in 2005 compared with operating profit of $108.7 million in 2004. Restructuring charges were $35.7 million and $54.1 million and timberland gains were $56.3 million and $7.5 million during 2005 and 2004, respectively. Operating profit before the impact of restructuring charges and timberland gains increased 10 percent to $171.4 million in 2005 compared with $155.3 million in 2004. This increase was primarily attributable to the Industrial Packaging & Services segment ($10.9 million increase) and the Paper, Packaging & Services segment ($11.1 million increase), partially offset by a $5.9 million decline in the Timber segment due to lower planned sales for the year.

Segment Review

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing improved profitability in 2005 compared to 2004 in the Industrial Packaging & Services segment were:

•	Higher selling prices;

•	Lower sales volumes for certain products;

•	Benefits from the Greif Business System;

•	Higher raw material costs, especially steel and resin;

•	Lower restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales rose 11 percent to $1.8 billion in 2005 from $1.6 billion in 2004. Net sales increased 9 percent excluding the impact of foreign currency translation. Net sales rose primarily as a result of higher selling prices in response to higher raw material costs during the year, especially steel and resin, compared to 2004. The improvement attributable to the higher selling prices was partially offset by slightly lower sales volumes for certain products, especially steel and fibre drums.

Operating profit was $91.4 million in 2005 compared with $67.0 million in 2004. Restructuring charges were $31.4 million in 2005 compared with $45.0 million a year ago. Operating profit before the impact of restructuring charges rose to $122.8 million in 2005 from $111.9 million in 2004. This increase was primarily due to improved net sales. However, the Industrial Packaging & Services segment’s gross profit margin declined to 16.3 percent in 2005 from 17.4 percent in 2004. This decline was due to higher raw material costs, which were partially offset by improved net sales coupled with labor and other manufacturing efficiencies resulting from the Greif Business System (see “Other Income Statement Changes—Restructuring Charges” below).

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing improved profitability in 2005 compared to 2004 in the Paper, Packaging & Services segment were:

•	Higher selling prices;

•	Lower sales volumes for certain products;

•	Higher transportation and energy costs; and

•	Lower restructuring charges.

In this segment, net sales rose 7 percent to $607.8 million in 2005 from $568.1 million last year due to improved selling prices for this segment’s products, partially offset by lower sales volumes for certain products, especially corrugated sheets and containers.

Operating profit was $36.3 million in 2005 compared to $20.5 million in 2004. Restructuring charges were $4.3 million in 2005 versus $8.9 million a year ago. Operating profit before the impact of restructuring charges was $40.6 million in 2005 compared to $29.5 million in 2004. This increase was primarily due to improved net sales, partially offset by higher transportation and energy costs. The Paper, Packaging & Services segment’s gross profit margin increased to 15.3 percent in 2005 from 14.8 percent in 2004 due to improved net sales and labor efficiencies resulting from the Greif Business System (see “Other Income Statement Changes—Restructuring Charges” below).

Timber

As of October 31, 2005, the Timber segment owned approximately 250,000 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in 2005 compared to 2004 in the Timber segment were:

•	Lower planned level of timber sales; and

•	Higher gain on sale of timberland.

Timber net sales were $12.3 million in 2005 compared to $20.4 million in 2004. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions.

Operating profit was $64.2 million in 2005 compared to $21.2 million in 2004. Restructuring charges were not significant for either year and timberland gains were $56.3 million in 2005 and $7.5 million in 2004. Operating profit before the impact of restructuring charges and timberland gains was $8.0 million in 2005 compared to $13.9 million in 2004. The decrease in operating profit, before the impact of restructuring charges and timberland gains, was primarily a result of lower timber sales.

Other Income Statement Changes

Cost of Products Sold

Cost of products sold, as a percentage of net sales, increased to 83.9 percent in 2005 from 83.1 percent in 2004. Cost of products sold, as a percentage of net sales, primarily increased as a result of higher raw material costs, primarily steel and resin, that caused a 400 basis point increase over the prior year. Lower absorption of fixed costs and Timber segment sales, which have a lower cost than our other products, and higher energy costs also caused our cost of products sold, as a percentage of net sales, to increase. These negative factors to our cost of products sold were partially mitigated by improved selling prices and efficiencies in labor and other manufacturing costs related to the Greif Business System (see “Restructuring Charges” below).

SG&A Expenses

SG&A expenses were $224.7 million, or 9.3 percent of net sales, in 2005 compared to $218.8 million, or 9.9 percent of net sales, in 2004. SG&A expenses, as a percentage of net sales, declined primarily as a result of the Greif Business System and our continued focus on controllable costs. In 2005, professional fees related to compliance with §404 of the Sarbanes-Oxley Act of 2002 were approximately $3.0 million over the 2004 fees.

Restructuring Charges

As part of the transformation to the Greif Business System, we closed four company-owned plants and a distribution center in the Industrial Packaging & Services segment during 2005. Two of the plants and a distribution center were located in North America and two were located in the United Kingdom. In addition, corporate and administrative staff reductions were made throughout the world. As a result of the transformation to the Greif Business System, during 2005, we recorded restructuring charges of $31.8 million, consisting of $15.7 million in employee separation costs, $2.5 million in asset impairments, $3.7 million in professional fees directly related to the transformation to the Greif Business System and $9.9 million in other costs which primarily represented moving and lease termination costs.

During 2005, we also recorded $3.9 million of restructuring charges related to the impairment of two facilities that were closed during previous restructuring programs. The asset impairment charges that relate to the write-down to fair value of building and equipment were based on recent purchase offers, market comparables and/or data obtained from our commercial real estate broker.

See Note 5 to the notes to consolidated financial statements included elsewhere in this prospectus for additional disclosures regarding our restructuring activities.

Gain on Sale of Timberland

The gain on sale of timberland increased $48.8 million to $56.3 million in 2005 as compared to $7.5 million in 2004. The increase in the gain on sale of timberland in 2005 compared to 2004 was primarily due to the significant May 2005 timberland transaction described below.

In May 2005, we completed the first phase of the $90.0 million sale of 56,000 acres of timberland, timber and associated assets. In this first phase, 35,000 acres of our timberland holdings in Florida, Georgia and Alabama were sold for $51.0 million, resulting in a gain of $42.1 million in the third quarter of 2005.

Interest Expense, Net

Interest expense, net was $39.3 million and $45.3 million in 2005 and 2004, respectively. Lower average debt outstanding was partially offset by higher interest rates during 2005 compared to 2004.

Debt Extinguishment Charge

During the second quarter of 2005, we entered into a new revolving credit facility to improve pricing and financial flexibility. As a result, we recorded a $2.8 million debt extinguishment charge.

Other Income, Net

Other income, net, increased to $2.4 million in 2005 as compared to $0.3 million in 2004. The increase was primarily due to the recording of $1.1 million in net gains related to foreign currency translation in 2005 as compared to net losses of $1.5 million in 2004 and other infrequent non-operating items recorded in 2005.

Income Tax Expense

During 2005, the effective tax rate was 30.9 percent as compared to 24.5 percent in 2004 resulting primarily from a change in the mix of income inside and outside the United States.

Equity in Earnings of Affiliates and Minority Interests

Equity in earnings of affiliates and minority interests was a negative $0.5 million for 2005 as compared to $0.4 million for 2004. We have majority holdings in various companies, and the minority interests of other persons in the respective net income of these companies have been recorded as an expense. These expenses were partially offset by equity in earnings of Socer-Embalagens, Lda. (sold during the third quarter of 2004) and Balmer Lawrie—Van Leer.

Net Income

Based on the foregoing, net income increased $56.9 million to $104.7 million for 2005 from $47.8 million in 2004.

Liquidity and Capital Resources

Our primary sources of liquidity are operating cash flows, the proceeds from our trade accounts receivable credit facility, proceeds from the sale of our European accounts receivable and borrowings under our revolving credit facility, further discussed below. We have used these sources to fund our working capital needs, capital expenditures, cash dividends, common stock repurchases and acquisitions. We anticipate continuing to fund these items in a like manner. We currently expect that operating cash flows, the proceeds from our trade accounts receivable credit facility, proceeds from the sale of our European accounts receivable and borrowings under our revolving credit facility will be sufficient to fund our currently anticipated working capital, capital expenditures, debt repayment, potential acquisitions of businesses and other liquidity needs for the foreseeable future.

Capital Expenditures and Business Acquisitions

During the three months ended January 31, 2007, we invested $34.3 million in capital expenditures, excluding timberland purchases of $0.4 million, compared with capital expenditures of $12.6 million, excluding timberland purchases of $35.5 million, during the same period of the prior year. During 2006, 2005 and 2004, we invested in capital expenditures $75.6 million (excluding $62.1 million for timberland properties), $67.8 million (excluding $17.5 million for timberland properties), and $50.2 million (excluding $12.6 million for timberland properties), respectively.

We expect capital expenditures, excluding timberland purchases, to be approximately $95 million in 2007, which would be approximately equal to our anticipated annual depreciation expense of approximately $95 million.

See “—Recent Acquisitions” for a description of the businesses acquired during the first quarter of 2007 and the fourth quarter of 2006.

Balance Sheet Changes

January 31, 2007 Compared to October 31, 2006

Cash and cash equivalents, along with short-term borrowings and long-term debt were all primarily impacted by the acquisition of Blagden and two small industrial packaging companies in the United States and one in North Africa (collectively, the “2007 Acquisitions”).

Our trade accounts receivable increased $44.7 million primarily due to the 2007 Acquisitions.

Inventories increased $54.5 million, with $32 million primarily due to the 2007 Acquisitions. Additionally, one of our subsidiaries had low inventory levels at October 31, 2006, which increased during the first quarter of 2007.

Goodwill increased $68.8 million primarily due to the 2007 Acquisitions.

Intangible assets increased a net $84.8 million primarily due to the 2007 Acquisitions. These assets, based on preliminary allocations of purchase price, were primarily related to trade name, customer relationship, and non-compete agreements.

Other long-term assets increased $71.7 million, with $29.7 million of this increase related to a loan to a former shareholder of Blagden and $14.7 million related to costs to be allocated in connection with the 2007 Acquisitions as purchase accounting is finalized.

Properties, plants and equipment increased $106.0 million primarily due to the 2007 Acquisitions.

October 31, 2006 Compared to October 31, 2005

The $64.7 million increase in cash and cash equivalents was primarily due to strong cash flows from operating activities, partially offset by acquisitions, capital expenditures, debt repayments and dividends paid.

The $57.0 million increase in trade accounts receivable was due to the increase in sales on a fourth quarter of 2006 versus fourth quarter of 2005 comparison, as well as the Delta acquisition.

The $34.5 million increase in inventories was primarily due to the Delta acquisition.

The $5.0 million decrease in net assets held for sale was related to the close of two plants.

Net property increased by $78.9 million, primarily due to the Delta acquisition and timberland purchases.

Goodwill increased $22.8 million and indefinite-lived intangibles increased $38.6 million. These increases are the result of industrial packaging acquisitions (see Note 2 to the notes to consolidated financial statements included elsewhere in this prospectus).

The $67.1 million increase in accounts payable was comprised of $38.6 million due to the Delta acquisition and the timing of payments made to our suppliers.

The $26.9 million decrease in the pension liability was due to a reduction of the additional minimum liability adjustment.

Borrowing Arrangements

See “Description of Revolving Credit Facility and Certain Financing Arrangements” for a description of our existing revolving credit facility, as well as certain of our other financing arrangements.

Senior Subordinated Notes

We have issued Senior Subordinated Notes in the aggregate principal amount of $250.0 million, receiving net proceeds of approximately $248.0 million before expenses. During 2005, we purchased $2.0 million of the Senior Subordinated Notes. As of January 31, 2007 and October 31, 2006, the outstanding balances, which included losses on fair value hedges we had in place to hedge interest rate risk, were $242.8 million and $242.6 million, respectively, under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually at the annual rate of 8.875 percent.

On February 9, 2007, we completed a tender offer for our Senior Subordinated Notes. In the tender offer, we purchased $245.6 million aggregate principal amount of Senior Subordinated Notes, which represented 99 percent of the outstanding notes. As a result of this transaction, a debt extinguishment charge of approximately $23.5 million ($14.5 million in cash and $9.0 million in non-cash items, such as the write-off of capitalized debt issuance costs) will be recorded in our second quarter of 2007.

The Indenture pursuant to which the Senior Subordinated Notes were issued contains certain covenants. At January 31, 2007, we were in compliance with these covenants. In connection with the completion of the tender offer for our Senior Subordinated Notes, we received the requisite consent and amended this Indenture to eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

Senior Notes

On February 9, 2007, we issued $300.0 million aggregate principal amount of our 6.75 percent Senior Notes due 2017. Proceeds from the issuance of the Senior Notes were principally used to fund the purchase of the Senior Subordinated Notes in the tender offer and general corporate purposes. The Senior Notes bear interest at a fixed rate of 6.75 percent per annum, with interest payable on February 1 and August 1 of each year. The Senior Notes do not require any principal payments prior to their maturity on February 1, 2017. The Senior Notes are general unsecured obligations ranking senior to all existing and future subordinated indebtedness and equal with all existing and future senior indebtedness. The Senior Notes are not guaranteed by any of our subsidiaries and thereby are effectively subordinate to all of our subsidiaries’ existing and future indebtedness. The Indenture pursuant to which the Senior Notes were issued contains covenants which, among other things, limit our ability to create liens on our assets to secure debt and to enter into sale and leaseback transactions. These covenants are subject to a number of limitations and exceptions as set forth in the Indenture.

Other

In addition to the amounts borrowed against our revolving credit facility and proceeds from the Senior Subordinated Notes and Senior Notes and the trade accounts receivable credit facility, we had outstanding debt of $81.5 million and $33.0 million, comprised of $31.2 million and $3.7 million in long-tem debt and $50.3 million and $29.3 million in short-term borrowings, at January 31, 2007 and October 31, 2006, respectively.

Contractual Obligations

As of January 31, 2007, we had the following contractual obligations (U.S. dollars in millions):

	Total	Payments Due By Period
		Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Long-term debt	$966.6	$41.6	$577.0	$34.2	$313.8
Short-term borrowings	51.6	51.6	—	—	—
Non-cancelable operating leases	35.7	9.3	15.6	7.2	36.6
Timber note securitized	45.4	0.1	0.2	0.2	44.9

Total contractual cash obligations	$1,099.3	$102.6	$592.8	$41.6	$362.3

Share Repurchase Program

Our Board of Directors has authorized us to purchase up to two million shares of Class A Common Stock or Class B Common Stock or any combination of the foregoing. During the first three months of 2007, we repurchased no shares of Class A and Class B Common Stock. As of January 31, 2007, we had repurchased 1,075,564 shares, including 651,704 shares of Class A Common Stock and 423,860 shares of Class B Common Stock, under this program. The total cost of the shares repurchased from 1999 through January 31, 2007 was approximately $40.9 million.

Effects of Inflation

The effects of inflation did not have a material impact on our operations during 2006, 2005 or 2004, or during the three months ended January 31, 2007.

Recent Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” It applies to all voluntary changes in accounting principle and requires that they be reported via retrospective application. It is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (2007 for us). The adoption of this statement did not have a material impact on our consolidated financial statements.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes, to create a single model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We will adopt FIN 48 as of November 1, 2007, as required. The cumulative effect of adopting FIN No. 48 will be recorded in retained earnings and other accounts as applicable. We have not determined the effect, if any, the adoption of FIN No. 48 will have on our consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No.157 is effective in fiscal years beginning after November 15, 2007 (2008 for us). The adoption of this statement is not expected to have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension and Other Postretirement Plans”. This Statement requires recognition of the funded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position. Funded status is determined as the difference between the fair value of plan assets and the benefit obligation. Changes in that funded status should be recognized in other comprehensive income. This recognition provision and the related disclosures are effective as of the end of the fiscal year ending after December 15, 2006 (2007 for us). The Statement also requires the measurement of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position. This measurement provision is effective for years ending after December 15, 2008 (2009 for us). The effect of this pronouncement on our consolidated financial statements for 2007 is expected to be an increase in our liabilities of $34 million and a decrease in shareholder’s equity of $34 million.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are subject to interest rate risk related to our financial instruments that include borrowings under our revolving credit facility, proceeds from our senior subordinated notes and trade accounts receivable credit facility, and interest rate swap agreements. We do not enter into financial instruments for trading or speculative purposes. The interest rate swap agreements have been entered into to manage our exposure to variability in interest rates and changes in the fair value of fixed rate debt.

We had interest rate swap agreements with an aggregate notional amount of $130.0 million at January 31, 2007 and October 31, 2006, respectively, with various maturities through 2012. The interest rate swap agreements are used to fix a portion of the interest on our variable rate debt. Under certain of these agreements, we receive interest either monthly or quarterly from the counterparties equal to London InterBank Offered Rate (“LIBOR”) and pay interest at a fixed rate over the life of the contracts. As of October 31, 2005, we were also party to agreements with an aggregate notional amount of $150.0 million in which we received interest semi-annually from the counterparties equal to a fixed rate and paid interest based on LIBOR plus a margin; these agreements were terminated during the first quarter of 2006. In conjunction with this termination, we paid $4.8 million to the counterparties, which will be amortized over the remaining term of the senior subordinated notes. A liability for the loss on outstanding interest rate swap contracts, which represented their fair values, in the amount of $0.4 million and $1.0 million was recorded at January 31, 2007 and October 31, 2006, respectively. We also had cross-currency interest rate swaps outstanding at January 31, 2007 as described in the Foreign Currency Risk section below.

The tables below provide information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For the revolving credit facility, senior subordinated notes and trade accounts receivable credit facility, the tables present scheduled amortizations of principal and the weighted average interest rate by contractual maturity dates at October 31, 2006 and 2005. For interest rate swaps, the tables present annual amortizations of notional amounts and weighted average interest rates by contractual maturity dates. Under the cash flow swap agreements, we receive interest either monthly or quarterly from the counterparties and pay interest either monthly or quarterly to the counterparties. Under the fair value swap agreements, we received interest semi-annually from the counterparties and paid interest semi-annually to the counterparties.

The fair values of the revolving credit facility, senior subordinated notes and trade accounts receivable credit facility are based on rates available to us for debt of the same remaining maturity at January 31, 2007 and October 31, 2006. The fair value of the interest rate swap agreements has been determined based upon the market settlement prices of comparable contracts at January 31, 2007 and October 31, 2006.

Financial Instruments

As of January 31, 2007

(Dollars in millions)

	Expected Maturity Date							Total	Fair Value
	2007		2008	2009	2010	2011	After 2011
Revolving credit facility:
Scheduled amortizations		$—	$—	$—	$358	$—	$—	$358	$358
Average interest rate(1)		5.11%	5.11%	5.11%	5.11%	—	—	5.11%
Senior subordinated notes:
Scheduled amortizations		$—	$—	$—	$—	$—	$248	$248	$258
Average interest rate		8.88%	8.88%	8.88%	8.88%	8.88%	8.88%	8.88%
Trade accounts receivable credit facility:
Scheduled amortizations		$—	$92	$—	$—	$—	$—	$92	$92
Average interest rate(1)		5.87%	5.87%	—	—	—	—	5.87%
Interest rate swaps:
Scheduled amortizations	$		$130	$—	$—	$—	$—	$130		$(1)
Average pay rate(2)		5.56%	5.56%	—	—	—	—	5.56%
Average receive rate(3)		5.38%	5.38%	—	—	—	—	5.38%

(1)	Variable rate specified is based on LIBOR or an alternative base rate plus a calculated margin at January 31, 2007. The rates presented are not intended to project our expectations for the future.
(2)	The average pay rate is based upon the fixed rates we were scheduled to pay at January 31, 2007. The rates presented are not intended to project our expectations for the future.
(3)	The average receive rate is based upon the LIBOR we were scheduled to receive at January 31, 2007. The rates presented are not intended to project our expectations for the future.

Financial Instruments

As of October 31, 2006

(Dollars in millions)

	Expected Maturity Date							Total	Fair Value
	2007	2008	2009	2010	2011	After 2011
Credit Agreement:
Scheduled amortizations	$—	$—	$—	$115	$—		$—	$115	$115
Average interest rate(1)	5.85%	5.85%	5.85%	5.85%	—		—	5.85%
Senior Subordinated Notes:
Scheduled amortizations	$—	$—	$—	$—	$—		$248	$248	$256
Average interest rate	8.88%	8.88%	8.88%	8.88%	8.88%		8.88%	8.88%
Trade accounts receivable credit facility:
Scheduled amortizations	$—	$120	$—	$—	$—		$—	$120	$120
Average interest rate(1)	5.87%	5.87%	—	—	—		—	5.87%
Interest rate swaps:
Scheduled amortizations	$—	$130	$—	$—	$—	$		$130	$(1)
Average pay rate(2)	5.56%	5.56%	—	—	—		—	5.56%
Average receive rate(3)	5.39%	5.39%	—	—	—		—	5.39%

(1)	Variable rate specified is based on LIBOR or an alternative base rate plus a calculated margin at October 31, 2006. The rates presented are not intended to project our expectations for the future.

(2)	The average pay rate is based upon the fixed rates we were scheduled to pay at October 31, 2006. The rates presented are not intended to project our expectations for the future.
(3)	The average receive rate is based upon the LIBOR we were scheduled to receive at October 31, 2006. The rates presented are not intended to project our expectations for the future.

Based on a sensitivity analysis performed by the counterparties at January 31, 2007, a 100 basis point increase in interest rates would increase the fair value of the swap agreements by $1.5 million resulting in an asset of $1.1 million. Conversely, a 100 basis point decrease in interest rates would decrease the fair value of the swap agreements by $1.5 million resulting in a liability of $1.9 million.

Foreign Currency Risk

As a result of our international operations, our operating results are subject to fluctuations in foreign currency exchange rates. The geographic presence of our operations mitigates this exposure to some degree. Additionally, our transaction exposure is somewhat limited because we produce and sell a majority of our products within each country in which we operate.

At January 31, 2007, we had cross-currency swaps to hedge our net investment in our European subsidiaries. Under these agreements, we receive interest semi-annually from the counterparties equal to a fixed rate on $248.0 million and pay interest at a fixed rate on €206.7 million. Upon maturity of these swaps on August 1, 2007, we will be required to pay €206.7 million to the counterparties and receive $248.0 million from the counterparties. A liability for the loss on these agreements of $19.7 million, representing their fair values, was recorded at January 31, 2007.

At January 31, 2007, we had outstanding foreign currency forward contracts in the notional amount of $39.3 million ($45.2 million at October 31, 2006). The purpose of these contracts is to hedge our exposure to foreign currency translation, foreign currency transactions and short-term intercompany loan balances with our international businesses. The fair value of these contracts at January 31, 2007 resulted in a loss of $0.1 million recorded in the consolidated statement of income and a gain of $1.9 million recorded on the balance sheet. The fair value of similar contracts at October 31, 2006 resulted in a loss of $0.1 million recorded in the consolidated statement of income and a gain of $2.1 million recorded on the consolidated balance sheet.

A sensitivity analysis to changes in the foreign currencies hedged indicates that if the foreign currencies uniformly strengthened by 10 percent, the fair value of these instruments would decrease by $30.0 million to a net loss of $47.6 million, which would include $46.4 million in other comprehensive loss on the balance sheet. Conversely, if the foreign currencies uniformly weakened by 10 percent, the fair value of these instruments would increase by $32.4 million to a net gain of $14.9 million, which would include $13.4 million in other comprehensive income on the balance sheet.

Commodity Price Risk

We purchase commodities such as steel, resin, containerboard, pulpwood, old corrugated containers and energy. We do not currently engage in material hedging of commodities, other than natural gas, because there is usually a high correlation between the commodity cost and the ultimate selling price of our products. The fair value of our natural gas contracts resulted in a $0.9 million loss recorded in other comprehensive income at January 31, 2007. A sensitivity analysis to changes in natural gas prices indicates that if natural gas prices decreased by 10 percent, the fair value of these instruments would decrease by $0.6 million to a net loss of $1.5 million. Conversely, if the natural gas prices increased by 10 percent, the fair value of these instruments would increase by $0.6 million to a net loss of $0.3 million.

BUSINESS

General

We are a leading global producer of industrial packaging products with manufacturing facilities located in over 40 countries. We offer a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, and polycarbonate water bottles, which are complemented with a variety of value-added services, including blending, packaging, logistics and warehousing. We also produce containerboard, corrugated products and multiwall bags for niche markets in North America. We sell timber to third parties from our timber properties in the southeastern United States that we manage to maximize long-term value. We also sell, from time to time, timberland and special use land, which consists of surplus land, HBU land, and development land. We also own timber properties in Canada that we do not actively manage. Our customers range from Fortune 500 companies to medium and small-sized companies in a cross section of industries.

Our company was founded in 1877 in Cleveland, Ohio, as “Vanderwyst and Greif,” a cooperage shop co-founded by one of four Greif brothers. One year after its founding, the other three Greif brothers were invited to join the business, renamed Greif Bros. Company, making wooden barrels, casks and kegs to transport post-Civil War goods nationally and internationally. We later purchased nearly 300,000 acres of timberland to provide raw materials for our cooperage plants. We still own forests located in the southeastern United States and in Canada. In the latter half of the 1900s, we transitioned from our keg and barrel heading mills, stave mills and cooperage facilities to the manufacturing of fibre, steel, and plastic drums, corrugated containers, intermediate bulk containers, corrugated products for transit protection, multiwall shipping bags, and containerboard. In 1926, we incorporated as a Delaware corporation and made our initial public offering as “The Greif Bros. Cooperage Corporation.” In 1951, we moved our headquarters from Cleveland, Ohio, to Delaware, Ohio, located in the Columbus metropolitan area, where our corporate headquarters remains today. Following the acquisition of Van Leer Industrial Packaging in 2001, we changed our name from Greif Bros. Corporation to Greif, Inc.

Competitive Strengths

Leading Market Position. We are a leading global producer of a comprehensive line of industrial packaging products. We believe that we are the largest global producer of steel drums, fibre drums, and closure systems, and we hold leading global market positions in the production of plastic drums and intermediate bulk containers.

Global Presence. We have facilities in over 40 countries and generated approximately 43% of our consolidated net sales from markets outside North America for the three months ended January 31, 2007. Our global presence provides us with access to faster growing foreign markets; insulates us from economic downturns in any one country or region; enables us to respond to our customers’ changing needs; offers us the flexibility to shift resources in response to changes in global or regional conditions; and allows us to effectively service multinational customers. Our size and global reach enable us to realize economies of scale and cost savings by consolidating our purchasing, sales and marketing efforts.

Comprehensive Portfolio of Product Lines. We offer a comprehensive portfolio of product lines in our Industrial Packaging & Services and our Paper, Packaging & Services segments, which enables us to offer our customers a single source for their packaging needs and to be responsive to global market changes. We have also developed numerous specialty products and applications for our corrugated products customers in our Paper, Packaging & Services segment. Our ability to tailor our products and services to our customers’ needs allows us to develop strong, long-term customer relationships and enhances profitability.

Experienced Management Team. We have a very experienced and strong management team that has successfully managed our operations during various industry cycles. This experience facilitated our growth in recent years through the acquisition of Van Leer Industrial Packaging and other recent acquisitions and joint ventures and their successful integration into our existing operations. This team has successfully implemented the Greif Business System, which we believe has transformed us into a leaner, more market-focused/performance-driven company. Our management is currently implementing a strategic sourcing initiative to more effectively leverage our global spending and lay the foundation for a world-class sourcing and supply chain capability.

Diverse and Multinational Customer Base. We have developed longstanding relationships with prominent customers such as BASF Corporation, Bayer Corporation, BP p.l.c., Chevron, The Dow Chemical Company, Exxon Mobil Corporation, ICI Industries and Royal Dutch Shell Group. These large multinational corporations represent a range of industries, which we believe creates a strong, stable revenue source for our products and services. Moreover, we do not depend upon any one particular customer, as our ten largest customers accounted for less than 20% of our net sales in 2006.

Significant Operating Leverage. We believe our existing facilities have sufficient capacity to meet future growth in market demand for our products without significant capital expenditures. We believe we are positioned to profitably capitalize on an increase in demand which would result from an economic recovery.

Business Strategy

We plan to build on our strengths by continuing to develop products and services that represent comprehensive packaging solutions for our customers. In addition, we intend to enhance our profitability by continuing to rationalize our operations, capitalize on our global resources and focus on high-margin products and services, as well as making targeted synergistic acquisitions when the opportunity is presented.

Our business segment strategies are as follows:

Industrial Packaging & Services

•	Optimize and institutionalize the Greif Business System in our core businesses to achieve top quartile profitability

•	Pursue value added strategies

•	Continue roll-up of industrial packaging market

•	Pursue geographic and core product opportunities in emerging markets

•	Focus on core business with limited exploration of adjacencies

Paper, Packaging & Services

•	Continue to provide distinctive, value-added corrugated packaging and services

•	Extend product expertise into specialty product offerings

•	Expand sales in multiwall bag business in targeted industry segments

•	Maintain cost-effectiveness and reliability of our containerboard mills and corrugated operations

•	Continue to implement the Greif Business System

Timber

•	Maintain long-term focus on pine timberland

•	Grow future value through intensive management and regeneration

•	Maximize value of timber properties through development or sale of special use land

Products and Services

We operate in three business segments: Industrial Packaging & Services; Paper, Packaging & Services; and Timber.

Industrial Packaging & Services

In the Industrial Packaging & Services segment, we offer a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, and polycarbonate water bottles, which are complemented with a variety of value-added services, including blending, packaging services, logistics and warehousing. We sell our industrial packaging products to customers in over 40 countries in industries such as chemicals, paints and pigments, food and beverage, petroleum, industrial coatings, agricultural, pharmaceutical and mineral, among others. In addition, we provide a variety of blending and packaging services, logistics and warehousing to customers in many of these same industries in North America. In this segment for 2006, net sales were $1.9 billion, operating profit was $139.0 million and operating profit, before the impact of restructuring charges, was $163.1 million, and for the three-month period ended January 31, 2007, net sales were $581.7 million, operating profit was $34.9 million and operating profit, before the impact of restructuring charges, was $36.1 million.

Steel Drums. We offer customers an extensive steel drum product line, with drums ranging in size from eight to 143 gallons. Our steel drums are sold to customers in the chemical, petroleum, food/juice, pharmaceutical and hazardous waste industries. We manufacture several types of steel drums, including open head drums, tight head drums, and drums that are sold internally coated or uncoated. Open head drums are used primarily for granules and pastes while tight head drums are used mainly for liquids. Internally coated drums are sold to the chemicals industry since the coating prevents contact between the contents (i.e., chemical to be transported) and the steel body of the drum, preventing corrosion inside the drum. Uncoated drums are most often used to store petroleum-based oil and other non water-based materials. We also manufacture collapsible steel drums.

Plastic Drums. We manufacture a variety of tight-head and open-head drums ranging from one to 65 gallons. In addition, we manufacture plastic pails and small 250 ml. plastic bottles for the lube and oil industry. Our global presence allows us to service detergent, lubricant, pharmaceutical and agrochemical companies worldwide.

Fibre Drums. We sell fibre drums in various sizes ranging from 2 1/2 gallons to 78 gallons, which are used primarily in the fine chemical, pharmaceutical, paint and food industries. Relatively high valued, dry, granulated products are the most common filling goods of these drums. Fibre drums are attractive to customers as an inexpensive, safe and reliable storage and shipping medium. We manufacture fibre drums using high quality raw materials designed for product performance and durability. We also make specialty drums such as cheese drums, meat drums, a feedpak (tapered drum) and a harvestpak that transports certain food items.

Intermediate Bulk Containers. An IBC is a high-density polyethylene bottle contained in a steel reinforced cage attached to a pallet designed for greater efficiencies in shipping large quantities of liquid or viscous products. We sell IBCs to companies in the chemical, pharmaceutical and food industries. We provide a wide array of products, including rigid single and multiple trip use containers and customized IBCs.

Closure Systems. Closure systems are the caps on industrial packaging products and are manufactured for both metal and plastic containers. Closures are marketed and sold under the Tri-Sure® brand name.

Blending, Packaging, Logistics and Warehousing Services. As a result of our recent acquisition of Delta, which was one of the largest privately owned blenders and packagers of lubricants, chemicals, and glycol-based products in North America, we provide a roster of blue-chip customers with blending, filling and packaging, drumming, warehousing, distribution and logistics services.

Paper, Packaging & Services

In the Paper, Packaging & Services segment, we sell containerboard, corrugated sheets and other corrugated products and multiwall bags to customers in North America in industries such as packaging, automotive, food and building products. We concentrate on providing value-added, higher-margin corrugated products to niche markets complemented by a comprehensive range of packaging services, in comparison to many large paper companies which focus on high-volume, commodity production. Our corrugated container products are used to ship such diverse products as home appliances, small machinery, grocery products, building products, automotive components, books and furniture, as well as numerous other applications. Our industrial and consumer multiwall bag products are used to ship a wide range of industrial and consumer products, such as fertilizers, chemicals, concrete, flour, sugar, feed, seed, pet foods, popcorn, charcoal and salt, primarily for the agricultural, chemical, building products and food industries. In this segment for 2006, net sales were $668.0 million, operating profit was $55.2 million and operating profit, before the impact of restructuring charges, was $64.4 million, and for the three-month period ended January 31, 2007, net sales were $164.8 million, operating profit was $17.2 million and operating profit, before the impact of restructuring charges, was $18.0 million.

Containerboard. Our two containerboard mills produce both semi-chemical and 100% recycled medium and 100% recycled linerboard. We produced approximately 614,955, 591,557 and 588,356 tons of linerboard and medium in 2006, 2005, and 2004, respectively, and have the capacity to produce approximately 620,865 tons per year of linerboard and medium at our two mills. Our capacity utilization rates are consistent with or slightly exceed typical industry rates.

Our containerboard mills and corrugated container operations are highly integrated. In fiscal 2006, our corrugated sheet and fibre drum operations consumed an amount of containerboard in excess of 100% of the containerboard tons produced by our two mills, which helps stabilize the results of this business.

Corrugated Products. We manufacture corrugated sheets and other corrugated products in value-added shapes, sizes and designs. Our specialty corrugated products include honeycomb, airbag/void fillers, and promotional and storage packages. Our packaging specialists design and construct corrugated products to meet the specific packaging, point-of-purchase display, handling, transportation and protection needs of our customers’ products. Our corrugated container products are used by manufacturers of consumer goods to ship such diverse products as home appliances, small machinery, grocery products, building products, automotive products, books, and furniture, as well as numerous other applications.

We have developed numerous specialty products and applications for particular customers, which utilize processes such as die-cutting, folding, gluing and color printing. We offer our customers total supply chain management services that include on-site packaging, warehousing and outgoing logistics of our customers’ products, inventory management, vendor management, on-site labor management and contract filling.

Multiwall Bags. We manufacture a full line of industrial and consumer multiwall bags, ranging in size from one to 100 pounds. These products are designed to ship a wide range of industrial and consumer products, including fertilizers, chemicals, concrete, flour, sugar, feed, seed and pet foods, primarily for the agricultural, chemical, building products and food industries.

Timber

We purchased approximately 300,000 acres of timberland in the late 1800’s and the early 1900’s to provide raw materials for our wooden barrel plants. While no longer used as a source of raw materials, as of January 31, 2007, we still owned approximately 265,800 acres of timber properties in the southeastern United States and approximately 36,700 acres of timber properties in Canada.

In the Timber segment, we focus on the active harvesting and regeneration of our United States timber properties to achieve sustainable long-term yields. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions. We also sell, from time to time, timberland and special use land, which consists of surplus land, HBU land, and developmental land.

In order to maximize the value of our timber property, we have reviewed our current portfolio and have been exploring the development of certain of these properties in Canada and the United States. This process has led us to characterize our property as follows:

•	Surplus property, meaning land that cannot be efficiently or effectively managed by us, whether due to parcel size, lack of productivity, location, access limitations or for other reasons.

•	HBU property, meaning land that in its current state has a higher market value for uses other than growing and selling timber.

•	Development property, meaning HBU land that with additional investment may have a significantly higher market value than its HBU market value.

•	Timberland, meaning land that is best suited for growing and selling timber.

Whether timberland has a higher value for uses other than growing and selling timber is a determination based upon several variables, such as, proximity to population centers, anticipated population growth in the area, the topography of the land, aesthetic considerations, including access to lakes or rivers, the condition of the surrounding land, availability of utilities, markets for timber and economic considerations both nationally and locally. Given these considerations, the characterization of land is not a static process, but requires an ongoing review and re-characterization as circumstances change. All HBU and development property, together with surplus property will continue to be used by us to productively grow and sell timber until sold. At January 31, 2007, we estimated that there were 62,250 acres in Canada and the United States of special use property, which will be available for sale in the next five to seven years.

Marketing

Our marketing strategy is to sell a broad range of industrial packaging and corrugated packaging products to marketers of industrial and consumer products. In managing the marketing activities of our containerboard mills, we seek to meet the quality and service needs of the customers of our package converting plants at the most efficient cost, while balancing those needs against the demands of our open market customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product’s market appeal and high-volume sales of commodity products.

We seek to serve a broad customer base for each of our segments and as a result serve thousands of accounts. Each plant has a sales force, and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement the local plants’ sales and service capabilities with regional and national design, marketing and service capabilities. We also maintain national and, with respect to industrial packaging, global sales offices. National account business may be allocated to more than one plant because of production capability and equipment requirements.

Raw Materials

Steel, resin and containerboard are the principal raw materials for the Industrial Packaging & Services segment, and pulpwood, old corrugated containers for recycling and containerboard are the principal raw materials for the Paper, Packaging & Services segment. We satisfy most of our needs for these raw materials through purchases on the open market or under short-term supply agreements. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. From time to time, some of these raw materials have been in short supply, but to date these shortages have not had a significant effect on our operations.

Competition

The markets in which we sell our products are highly competitive and comprised of many participants. Although no single company dominates, we face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations caused by shifts in industry capacity and other cyclical industry conditions. Other competitive factors include design, quality and service, with varying emphasis depending on product line.

In the industrial packaging industry, we compete by offering a comprehensive line of products on a global basis. In the paper and paper packaging industry, we compete by concentrating on providing value-added, higher-margin corrugated products to niche markets. In addition, over the past several years we have closed higher-cost facilities and otherwise restructured our operations, which we believe has significantly improved our cost competitiveness.

Backlog

None of our businesses are seasonal to any significant extent. Because we supply a cross section of industries, such as chemicals, food products, petroleum products, pharmaceuticals and metal products, and must make spot deliveries on a day-to-day basis as our products are required by our customers, we do not operate on a backlog to any significant extent and maintain only limited levels of finished goods. Many customers place their orders weekly for delivery during the week.

Research and Development

Research programs have provided improvements in many areas of our products, such as nestable plastic drums, transportation protection products and other specialty corrugated products and ro-con fibre drums. The technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe that our success and growth are more dependent on the quality of our products and our relationships with our customers than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products. However, we do not consider that the successful continuation of any material aspect of our business depends on such intellectual property.

Employees

We had approximately 10,100 full time employees as of January 31, 2007, of whom approximately 4,200 were employees of our North American operations and the remainder of whom were employees outside of North America. Of the North American employees, approximately two-thirds are represented by collective bargaining units. We believe that our employee relations are generally good. From time to time we are in the process of bargaining with unions representing production employees at a number of our operations. While the terms of these agreements may vary, we believe that the material terms of our collective bargaining agreements are customary for the industry and the type of facility, the classification of the employees and the geographic location covered by such agreements.

Properties

We maintain manufacturing and warehouse facilities in over 40 countries throughout the world. Our facilities are properly maintained and equipped with machinery suitable for their use. Our manufacturing, warehouse, and research and development facilities as of January 31, 2007, are summarized below:

	Number of Facilities
	Total	Owned	Leased
North America
Industrial Packaging & Services facilities	63	40	23
Paper, Packaging & Services facilities	41	32	9
Europe and Other
Industrial Packaging & Services facilities	116	61	55

Total	220	133	87

Litigation

We are a defendant in a number of lawsuits and claims arising out of the conduct of our business. While we cannot predict with certainty the ultimate results of such suits or proceedings, our management believes that the resolution of these matters will not have a material adverse effect on our consolidated financial results or results of operations.

Environmental Compliance

Our operations and properties are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment, the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials and numerous other environmental laws and regulations. In the ordinary course of business, we are subject to periodic environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal.

In the past we have made significant capital expenditures to comply with environmental matters at our various facilities, and from time to time we have been cited for violations of environmental regulations. However, none of these violations in the past ten years have involved sanctions of $100,000 or more. Furthermore, we do not currently anticipate material capital expenditures at our facilities for compliance with any environmental matters for 2007. However, we could incur significant expenditures due to changes in environmental laws or regulations or the discovery of new information, and in that case expenditures could have a material adverse effect on our financial condition. It is difficult to predict with certainty the amount of capital expenditures that will be required to comply with future environmental laws and regulations.

We are currently investigating and, in some cases, remediating soil and/or groundwater that is or was contaminated by us or a third party at various sites owned or leased by us. We believe that the total costs to bring all of our company-owned and leased sites into compliance with applicable environmental laws will not be material to the results of our operations. Furthermore, we have established reserves for these environmental cleanup costs which, based on current information, we believe will be sufficient to cover our potential liability.

We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons (generally referred to as “potentially responsible parties” or “PRPs”), are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required, and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at a majority of these sites is quite small. In addition to participating in remediation of sites owned by third parties, we have entered into consent orders for investigation and/or remediation of certain company-owned and leased properties. Except with respect to our steel drum plant in Winfield, Kansas, to date we generally have been classified only as a “de minimus” PRP. At the CERCLA site in Winfield, Kansas, we are responsible for approximately one-third of the environmental cleanup costs. We believe our environmental cleanup costs at this site will be approximately $400,000, which was fully reserved on our financial statements as of January 31, 2007.

Environmental expenses were $1.6 million in 2006, insignificant in 2005, and $0.6 million in 2004, and were insignificant in the first quarter of both 2007 and 2006. Environmental cash expenditures were $1.8 million,

$2.0 million, and $0.7 million in 2006, 2005 and 2004, respectively, and $0.2 million and insignificant in the first quarters of 2007 and 2006, respectively. Our reserves for environmental liabilities at January 31, 2007 amounted to $20.1 million, which included reserves of $4.6 million related to our facility in Lier, Belgium, $6.0 million related to our blending facility in Chicago, Illinois, $5.0 million related to the Blagden Packaging acquisition completed in the first quarter of 2007 (which amount is subject to post-closing purchase price adjustments) and $4.5 million for asserted and unasserted environmental litigation, claims and/or assessments at several manufacturing sites and other locations where we believe the outcome of such matters will be unfavorable to us. The environmental exposures for those sites included in the $4.5 million reserve were not individually significant. The reserve for the Lier, Belgium and Chicago, Illinois sites are based on environmental studies that have been conducted at this location. The Lier, Belgium site is being monitored by the Public Flemish Waste Company (“PFWC”), which is the Belgian body for waste control. PFWC must approve all remediation efforts that are undertaken by us at this site. While the reserve for larger exposures are based on environmental studies and cost estimates provided by third parties, the reserves for less significant exposures are principally based on management estimates.

Based on current information, we believe that the probable costs of the remediation of company-owned property and response costs under CERCLA and similar state laws will not have a material adverse effect on our financial condition or results of operations. We believe that our liability for these matters was adequately reserved as of January 31, 2007.

MANAGEMENT

Our directors and executive officers are as follows:

Name	Age	Position
Michael J. Gasser	55	Chairman of the Board, Chief Executive Officer and President
Vicki L. Avril	52	Director
Charles R. Chandler	71	Director
Michael H. Dempsey	50	Director
Bruce A. Edwards	51	Director
Daniel J. Gunsett	58	Director
Judith D. Hook	53	Director
Patrick J. Norton	56	Director
William B. Sparks, Jr.	65	Director
Donald S. Huml	60	Executive Vice President and Chief Financial Officer
Ronald L. Brown	59	Senior Vice President, Global Sourcing and Supply Chain
David B. Fischer	44	Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, Asia, Africa and Australia
Karen P. Lane	58	Senior Vice President, People Services and Talent Management
Gary R. Martz	48	Senior Vice President, General Counsel and Secretary, and President of Soterra LLC (subsidiary company)
Michael C. Patton	45	Senior Vice President, Paper, Packaging & Services and Closures
Ivan Signorelli	54	Senior Vice President, Industrial Packaging & Services—Europe
Kenneth B. Andre, III	42	Vice President, Corporate Controller and Chief Information Officer
John K. Dieker	43	Vice President and Treasurer
Robert A. Young	52	Vice President, Taxes
Sharon R. Maxwell	57	Assistant Secretary

Michael J. Gasser, Chairman of the Board of Director, Chief Executive Officer and President. Mr. Gasser has been a director since 1991, our Chairman of the Board and Chief Executive Officer since 1994 and our President since November 2006. He has been an executive officer of our company since 1988, and joined our company in 1979. He is a member of the Executive and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

Vicki L. Avril, Director. Ms. Avril has been a director since 2004. She has been Senior Vice President and Chief Financial Officer of IPSCO, Inc., a steel manufacturing and tubular company, since May 2004. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. From 1999 to 2000, Ms. Avril served as a private consultant. She is a member of the Audit and Compensation Committees.

Charles R. Chandler, Director. Mr. Chandler has been a director since 1987. He has been an investor since his retirement as our Vice Chairman in September 2002, a position he held for more than five years. From 1999 through September 2002, Mr. Chandler also served as President of Soterra LLC, a subsidiary of the Company. He is a member of the Executive and Audit Committees.

Michael H. Dempsey, Director. Mr. Dempsey has been a director since 1996. He has been an investor since 1997. Prior to 1997, Mr. Dempsey was the President of Kuschall of America, a wheelchair manufacturing company. He is a member of the Executive and Nominating and Corporate Governance Committees. Mr. Dempsey is the brother of Judith D. Hook.

Bruce A. Edwards, Director. Mr. Edwards has been a director since 2006. He is the Chief Operating Officer of DHL Excel Supply Chain Americas (formerly Exel, Inc.), a supply chain service company, and has held that position for more than five years. He is a member of the Audit Committee.

Daniel J. Gunsett, Director. Mr. Gunsett has been a director since 1996. For more than five years, Mr. Gunsett has been a partner with the law firm of Baker & Hostetler LLP. He is a member of the Compensation, Executive, Nominating and Corporate Governance and Stock Repurchase Committees. In the past, we have retained Baker & Hostetler, LLP to perform legal services on our behalf, and that firm is representing us on certain legal matters regarding the exchange offer. See “Certain Relationship and Related Party Transaction” and “Legal Matters.”

Judith D. Hook, Director. Ms. Hook has been a director since 2003. Ms. Hook has been an investor for more than five years. She is a member of the Compensation and Stock Repurchase Committees. Ms. Hook is the sister of Michael H. Dempsey.

Patrick J. Norton, Director. Mr. Norton has been a director since 2003. Mr. Norton retired as Executive Vice President and Chief Financial Officer of The Scotts Company, a consumer lawn and garden products company, in January 2003. Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Company from May 2000 until his retirement. He is a member of the Audit and Compensation Committees. Mr. Norton also serves as a director of The Scotts Company.

William B. Sparks, Jr., Director. Mr. Sparks has been a director since 1995. Mr. Sparks held the position of our President and Chief Operating Officer for more than five years prior to his retirement in October 2006.

Donald S. Huml, Executive Vice President and Chief Financial Officer. Mr. Huml has served as Chief Financial Officer since joining our company in April 2002 and as Executive Vice President since December 2005. Prior to that time, and for more than five years, he served as Senior Vice President, Finance, and Chief Financial Officer of Snap-on Incorporated, a global developer, manufacturer and marketer of tools and equipment.

Ronald L. Brown, Senior Vice President, Global Sourcing and Supply Chain. Mr. Brown has served as Senior Vice President, Global Sourcing and Supply Chain since 2004. From 2001 to 2004, Mr. Brown served as our Vice President, Industrial Packaging & Services—North America. Prior to that time and since 1997, Mr. Brown served as our Vice President, Sales and Marketing for the Industrial Packaging & Services segment.

David B. Fischer, Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, Asia, Africa, and Australia. Mr. Fischer has served as Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, which included responsibility for Africa, since 2004. He assumed responsibility for Australia and Asia in 2005 and 2006. Prior to that time, and for more than five years, Mr. Fischer was with The Dow Chemical Company, a global science and technology-based company, most recently serving as Business Vice President for the polyurethane business.

Karen P. Lane, Senior Vice President, People Services and Talent Management. Ms. Lane has served as Senior Vice President, People Services and Talent Management since February 2007. Prior to that time, and for more than five years, Ms. Lane served as President of the Lane Leadership Group, a human resources consulting firm.

Gary R. Martz, Senior Vice President, General Counsel and Secretary of the Company, and President of Soterra LLC. Mr. Martz has served as Senior Vice President, General Counsel and Secretary since 2002. In 2005, Mr. Martz was also elected as President of Soterra LLC, one of our subsidiary companies. Prior to 2002, and for more than five years, he served as a partner in the law firm of Baker & Hostetler LLP.

Michael C. Patton, Senior Vice President, Paper, Packaging & Services and Closures. Mr. Patton has served as Senior Vice President, Paper, Packaging & Services since 2005. In 2006, he assumed responsibilities for Closures. From 2004 to early 2006, Mr. Patton served as our Senior Vice President, Transformation Worldwide. Earlier in 2004, he had served as Vice President and General Manager, Midwest (North America). From 2002 to 2004, he served as Vice President, Steel (North America), and from 2000 to 2002, he served as Vice President and General Manager, Multiwall.

Ivan Signorelli, Senior Vice President, Industrial Packaging & Services—Europe. Mr. Signorelli has served as Senior Vice President, Industrial Packaging & Services—Europe since 2005. From 1997 to 2005, Mr. Signorelli served as the Strategic Business Unit Manager of Latin America for Industrial Packaging & Services, first for Van Leer Industrial Packaging, a company we acquired in 2001, and then for us since the acquisition. He added Africa to his responsibilities for Greif in 2003.

Kenneth B. Andre, III, Vice President, Corporate Controller and Chief Information Officer. Mr. Andre has served as Vice President and Chief Information Officer since 2003 and Corporate Controller since January 2006. Mr. Andre was our Director of IT Applications for Industrial Packaging & Services—North America business from 2002 to 2003. From the Van Leer Industrial Packaging acquisition in 2001 through 2002, he served as our Director of International IT at the Greif Coordination Center in Belgium.

John K. Dieker, Vice President and Treasurer. Mr. Dieker has served as Vice President and Treasurer since January 2006. Prior to that time, and for more than five years, he served as Vice President and Corporate Controller, and in that capacity, was our chief accounting officer through December 2005.

Robert A. Young, Vice President, Taxes. Mr. Young has served as Vice President, Taxes since 2002. From 1999 to 2001, Mr. Young served as our Director of Taxes.

Sharon R. Maxwell, Assistant Secretary. Ms. Maxwell has served as Assistant Secretary since 1997.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2006, as well as the current fiscal year, we retained the law firm of Baker & Hostetler LLP to perform legal services on our behalf, including representing us on certain legal matters regarding the issuance of the original notes and in connection with this exchange offer. Daniel J. Gunsett, a partner in that firm, is one of our directors and a member of the Compensation, Executive, Nominating and Corporate Governance, Stock Option and Stock Repurchase Committees. Our Board of Directors has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the New York Stock Exchange listing standards. See “Legal Matters.”

DESCRIPTION OF REVOLVING CREDIT FACILITY AND OTHER FINANCING ARRANGEMENTS

Revolving Credit Facility

In 2005, we and certain of our international subsidiaries, as borrowers, entered into a revolving credit facility with a syndicate of financial institutions that provides for a $350.0 million revolving multicurrency credit facility. On October 31, 2006, the revolving credit facility was amended to increase the borrowing capacity available to us from $350.0 million to $450.0 million. The revolving credit facility is available for ongoing working capital and general corporate purposes. Interest is based on a euro currency rate or an alternative base rate that resets periodically plus a calculated margin amount. As of January 31, 2007, $356.5 million was outstanding under this revolving credit facility.

The credit agreement for the revolving credit facility contains certain covenants, which include financial covenants that require us to maintain a certain leverage ratio and a minimum coverage of interest expense. The leverage ratio generally requires that at the end of any fiscal quarter we will not permit the ratio of (a) our total consolidated indebtedness less cash and cash equivalents to (b) our consolidated net income plus depreciation, depletion and amortization, interest expense (including capitalized interest), income taxes, and minus certain extraordinary gains and non-recurring gains (or plus certain extraordinary losses and non-recurring losses) for the preceding twelve months (“EBITDA”) to be greater than 3.5 to 1. The interest coverage ratio generally requires that at the end of any fiscal quarter we will not permit the ratio of (a) our EBITDA to (b) our interest expense (including capitalized interest) for the preceding twelve months to be less than 3 to 1. On January 31, 2007, we were in compliance with these covenants. The terms of this credit agreement limit our ability to make “restricted payments,” which include dividends and purchases, redemptions and acquisitions of our equity interests. The repayment of this facility is secured by a pledge of the capital stock of substantially all of our United States subsidiaries and, in part, by the capital stock of the international borrowers.

The credit agreement for the revolving credit facility was amended to permit the issuance of the original notes.

Trade Accounts Receivable Credit Facility

We have entered into a $120.0 million credit facility with an affiliate of a bank in connection with the securitization of certain of our United States trade accounts receivable. The facility is secured by certain of our United States trade accounts receivable and bears interest at a variable rate based on the London InterBank Offered Rate (“LIBOR”) plus a margin or other agreed upon rate. We also pay a commitment fee. We can terminate this facility at any time upon 60 days prior written notice. In connection with this transaction, we established Greif Receivables Funding LLC (“GRF”), which is included in our consolidated financial statements. However, because GRF is a separate and distinct legal entity from us, the assets of GRF are not available to satisfy our liabilities and obligations and the liabilities of GRF are not our liabilities or obligations. This entity purchases and services our trade accounts receivable that are subject to this credit facility. There was a total of $91.8 million outstanding under the trade accounts receivable credit facility at January 31, 2007.

The trade accounts receivable credit facility provides that in the event we breach any of our financial covenants under the credit agreement for the revolving credit facility, described above, and the majority of the lenders thereunder consent to a waiver thereof, but the provider of the trade accounts receivable credit facility does not consent to any such waiver, then we must within 90 days of providing notice of the breach, pay all amounts outstanding under the trade accounts receivable credit facility.

Sale of European Accounts Receivable

Pursuant to the terms of a Receivable Purchase Agreement (the “RPA”) dated October 28, 2004 between Greif Coordination Center BVBA (the “Seller”), our indirect wholly owned subsidiary, and a major international bank (the “Buyer”), the Seller agreed to sell trade receivables meeting certain eligibility requirements that Seller had purchased from other of our indirect wholly-owned subsidiaries, including Greif Belgium BVBA, Greif Germany GmbH, Greif Nederland BV, Greif Spain SA and Greif UK Ltd, under discounted receivables purchase agreements and from Greif France SAS under a factoring agreement. The RPA was amended on October 28, 2005 to include receivables originated by Greif Portugal Lda, also our indirect wholly owned subsidiary. In addition, on October 28, 2005, Greif Italia S.P.A., also our indirect wholly-owned subsidiary, entered into the Italian Receivables Purchase Agreement with the Italian branch of the major international bank (the “Italian RPA”) agreeing to sell trade receivables that meet certain eligibility criteria to the Italian branch of the major international bank. The Italian RPA is similar in structure and terms as the RPA. The maximum amount of aggregate receivables that may be sold under the RPA and the Italian RPA is €90.0 million ($116.4 million) at January 31, 2007.

The structure of the transaction provides for a legal true sale, on a revolving basis, of the receivables transferred from our various subsidiaries to Seller and from Seller to Buyer. The Buyer funds an initial purchase price of a certain percentage of eligible receivables based on a formula with the initial purchase price approximating 70 percent to 80 percent of eligible receivables. The remaining deferred purchase price is settled upon collection of the receivables. At the balance sheet reporting dates, we remove from accounts receivable the amount of proceeds received from the initial purchase price since they meet the applicable criteria of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and continues to recognize the deferred purchase price in its accounts receivable. The receivables are sold on a non-recourse basis with the total funds in the servicing collection accounts pledged to Buyer between the semi-monthly settlement dates. At January 31, 2007, €73.9 million ($95.6 million) of accounts receivable had been sold under the RPA and Italian RPA.

At the time the receivables are initially sold, the difference between the carrying amount and the fair value of the assets sold are included as a loss on sale in the consolidated statements of income. Expenses, primarily related to the loss on sale of receivables, associated with the RPA and Italian RPA totaled €0.5 million ($0.6 million) and €0.3 million ($0.3 million) for the three months ended January 31, 2007 and 2006, respectively. Expenses associated with the RPA and Italian RPA totaled €0.7 million ($0.9 million) and €0.4 million ($0.5 million) for the three months ended January 31, 2007 and 2006, respectively. Additionally, the Company performs collections and administrative functions on the receivables sold similar to the procedures it uses for collecting all of its receivables, including receivables that are not sold under the RPA and Italian RPA. The servicing liability for these receivables is not material to the consolidated financial statements.

Significant Nonstrategic Timberland Transactions and Consolidation of Variable Interest Entities

On March 28, 2005, Soterra LLC (our wholly owned subsidiary) entered into two real estate purchase and sale agreements with Plum Creek Timberlands, L.P. (“Plum Creek”) to sell approximately 56,000 acres of timberland and related assets located primarily in Florida for an aggregate sales price of approximately $90.0 million, subject to closing adjustments. In connection with the closing of one of these agreements, Soterra LLC sold approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama for $51.0 million, resulting in a pretax gain of $42.1 million, on May 23, 2005. The purchase price was paid in the form of cash and a $50.9 million purchase note payable by an indirect subsidiary of Plum Creek (the “Purchase Note”). Soterra LLC contributed the Purchase Note to STA Timber LLC (“STA Timber”), one of our indirect wholly owned subsidiaries. The Purchase Note is secured by a Deed of Guarantee issued by Bank of America, N.A., London Branch, in an amount not to exceed $52.3 million (the “Deed of Guarantee”), as a guarantee of the due and punctual payment of principal and interest on the Purchase Note. During 2006, the remaining 21,000 acres of timberland holdings in Florida were sold for $39.0 million, resulting in a pre-tax gain of $36.4 million.

On May 31, 2005, STA Timber issued in a private placement its 5.20 percent Senior Secured Notes due August 5, 2020 (the “Monetization Notes”) in the principal amount of $43.3 million. In connection with the sale of the Monetization Notes, STA Timber entered into note purchase agreements with the purchasers of the Monetization Notes (the “Note Purchase Agreements”) and related documentation. The Monetization Notes are secured by a pledge of the Purchase Note and the Deed of Guarantee. The Monetization Notes may be accelerated in the event of a default in payment or a breach of the other obligations set forth therein or in the Note Purchase Agreements or related documents, subject in certain cases to any applicable cure periods, or upon the occurrence of certain insolvency or bankruptcy related events. The Monetization Notes are subject to a mechanism that may cause them, subject to certain conditions, to be extended to November 5, 2020. The proceeds from the sale of the Monetization Notes were primarily used for the repayment of indebtedness.

We have consolidated the assets and liabilities of STA Timber as of January 31, 2007 and October 31, 2006 and 2005, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Because STA Timber is a separate and distinct legal entity from us, the assets of STA Timber are not available to satisfy our liabilities and obligations and the liabilities of STA Timber are not liabilities or obligations of ours. In addition, we have not extended any form of guaranty of the principal or interest on the Monetization Notes. Accordingly, we will not become directly or contingently liable for the payment of the Monetization Notes at any time.

As of January 31, 2007 and October 31, 2006 and 2005, we also consolidated the assets and liabilities of the buyer-sponsored special purpose entity (the “Buyer SPE”) involved in these transactions as the result of an interpretation of Interpretation 46R. However, because the Buyer SPE is a separate and distinct legal entity from us, the assets of the Buyer SPE are not available to satisfy our liabilities and obligations and the liabilities of the Buyer SPE are not liabilities or obligations of ours.

Assets of the Buyer SPE at January 31, 2007 and October 31, 2006 consist of restricted bank financial instruments of $50.9 million. STA Timber had long-term debt of $43.3 million as of January 31, 2007 and October 31, 2006. STA Timber is exposed to credit-related losses in the event of nonperformance by the issuer of the Deed of Guarantee, but we do not expect that issuer to fail to meet its obligations. The accompanying consolidated income statements for the three-month periods ended January 31, 2007 and 2006 include interest expense on STA Timber debt of $0.6 million and interest income on Buyer SPE investments of $0.6 million.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On February 9, 2007, we sold $300.0 million in aggregate principal amount at maturity of the outstanding original notes (the “original notes”) in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act. In connection with the sale of the original notes, we and the initial purchasers entered into a registration rights agreement. Under the registration rights agreement, we have agreed to file a registration statement regarding the exchange of the original notes for new exchange notes which are registered under the Securities Act. We have also agreed to use our best efforts to cause the registration statement to become effective with the SEC, and we have agreed to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement continuously effective during the one-year period following the closing of the exchange offer. You are a holder with respect to the exchange offer if you are a person in whose name any original notes are registered on our books or any person who has obtained a properly completed assignment of original notes from the registered holder.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “-Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange original notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                     , 2007, or such later date and time to which we, in our sole discretion, extend the exchange offer; provided, however, that the latest time and date to which we can extend the exchange offer is 5:00 p.m., New York City time, on                     , 2007.

As of the date of this prospectus, $300.0 million in aggregate principal amount at maturity of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer; however, holders of the original notes must tender their certificates therefor or cause their original notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the original notes, except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the original notes.

Outstanding original notes being tendered in the exchange offer must be in denominations of the principal amount of $1,000 and integral multiples of that amount.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those original notes as promptly as practicable after the expiration date of the exchange offer. See “—Procedures for Tendering.”

Those who tender original notes in the exchange offer will not be required to pay brokerage commission or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions, Amendments

The expiration date is 5:00 p.m., New York City time on                    , 2007, unless we, in our sole discretion, extend the expiration date of the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer may be extended; provided, however, that the latest time and date to which we can extend the exchange offer is 5:00 p.m., New York City time, on                    , 2007. We may, in our sole discretion, terminate the exchange offer.

To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, and we will notify the holders of original notes, or cause them to be notified, by making a public announcement of the extension, as promptly as practicable thereafter. Such notification may state that we are extending this exchange offer for a specified period of time, but in no event later than                    , 2007.

We reserve the right (1) to refuse to accept any original notes, to extend the expiration date of this exchange offer or to terminate this exchange offer and not accept any original notes for exchange if any of the conditions set forth herein under “-Conditions to the Exchange Offer” shall not have been satisfied or waived by us prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent; or (2) to amend the terms of this exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. Any such refusal in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Without regard to other terms of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in the exchange offer for, any original notes and we may terminate or amend the exchange offer, if at any time before the acceptance of original notes for exchange, if:

•	any federal law, statute, rule or regulation is proposed, adopted or enacted which, in our judgment, might reasonably be expected to impair our ability to proceed with the exchange offer;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, might impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•

any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•

there occurs a change in the current interpretation by the Staff of the SEC which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted any time and from time to time by us. If we determine that any of these conditions is not satisfied, we may:

•

refuse to accept any original notes and return all tendered original notes to the tendering holders, or, in the case of original notes tendered by book-entry transfer, credit those original notes to an account maintained with The Depository Trust Company (“DTC”);

•

extend the expiration date of the exchange offer and retain all original notes tendered before the expiration date of the exchange offer, subject, however, to the rights of the holders who have tendered the original notes to withdraw their original notes; or

•

waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the original notes, if the exchange offer would otherwise expire during this period.

Procedures for Tendering

To effectively tender original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

A holder may also, in lieu of the above, deposit original notes held in physical form with DTC and make a book-entry transfer as set forth below.

To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes may request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”), and DTC will then edit and verify the acceptance and send an agent’s message (an “Agent’s Message”) to the exchange agent for its acceptance. An Agent’s Message is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. Certificates representing original notes, or a timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC (a “Book-Entry Confirmation”), pursuant to the book-entry transfer procedures described below, as well as either a properly completed and duly executed consent and letter of transmittal (or manually signed facsimile thereof), or an Agent’s Message pursuant to DTC’s ATOP system, and any other documents required by the letter of transmittal, must be mailed or delivered to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “—The Exchange Offer—Guaranteed Delivery Procedures” section of this prospectus.

The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an Agent’s Message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

No original notes, letters of transmittal, Agent’s Messages or other required documents should be sent to us. Delivery of all original notes, letters of transmittal, Agent’s Messages and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the original notes tendered pursuant thereto are tendered (1) by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

We reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

By tendering, each holder will represent to us that, among other things, the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. Accordingly, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from February 9, 2007. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an Agent’s Message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus on or prior to the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other required documents to the exchange agent on or prior to the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to the expiration date, may nevertheless effect a tender of their original notes if:

•	the tender is made through an eligible institution;

•

prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed letter of transmittal (or facsimile thereof) or an Agent’s Message pursuant to DTC’s ATOP system, and a notice of guaranteed delivery, substantially in the form provided with this prospectus, which

•	sets forth the name and address of the holder of the original notes and the amount of original notes tendered;

•	states that the tender is being made thereby; and

•

guarantees that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of original notes may be properly withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including the principal amount of such original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are validly retendered thereafter. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time on or prior to the expiration date of the exchange offer.

Termination of Certain Rights

All rights given to holders of original notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use our best efforts to keep the registration statement continuously effective during the one-year period following the closing of the exchange offer; and

•

to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for original notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for this exchange offer. Letters of transmittal, Agent’s or Request Messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the addresses set forth in the letter of transmittal. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The estimated cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $100,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

Consequences of Failure of Exchange Original Notes

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated January 26, 2007, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

DESCRIPTION OF NOTES

In this section of the prospectus only, references to “Greif,” “we,” “us,” “our” and “our company” refer only to Greif, Inc. and not to any of its subsidiaries.

The original notes were, and the exchange notes will be, issued under an indenture dated as of February 9, 2007 (the “indenture”) between Greif, Inc. and U.S. Bank National Association, as trustee. The original notes and the exchange notes, together, are referred to herein as the “notes.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. You should read the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act, in its entirety for provisions that may be important to you. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders of the notes will have rights under the indenture.

Brief Description of the Notes

The Notes

The notes are:

•	our general unsecured obligations;

•	pari passu in right of payment with all of our existing and future unsecured senior indebtedness;

•	effectively junior to our secured indebtedness up to the value of the collateral securing such indebtedness;

•	effectively junior to all existing and future indebtedness of our subsidiaries and other liabilities of our subsidiaries, including trade payables and lease obligations; and

•	senior in right of payment to our existing and any future subordinated indebtedness.

The notes effectively rank junior to all indebtedness, including guarantees, under our Credit Agreement, and to liabilities, including trade payables and lease obligations, of our subsidiaries. Initially, the notes will not be guaranteed by any of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See “Risk Factors.”

Principal, Maturity and Interest

Greif has issued $300 million aggregate principal amount of original notes in the private offering. Greif may issue additional notes under the indenture from time to time. Except as set forth herein, the original notes, the exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Greif will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 1, 2017.

Interest on the notes will accrue interest at the rate of 6 3/4% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2007. Greif will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from February 9, 2007 or, if interest has already been paid on the original noties, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

For so long as the notes remain in the form of global securities, we will pay all principal, interest and premium, if any, on the notes to the depository or its nominee as the registered holder of the global securities representing the notes. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Greif elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. Greif may change the paying agent or registrar without prior notice to the holders of the notes, and Greif or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Greif is not required to transfer or exchange any note selected for redemption. Also, Greif is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Greif may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

If a Change of Control occurs at any time, unless Greif has exercised its right to redeem the notes as described above under the caption “—Optional Redemption,” each holder of notes will have the right to require Greif to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture for a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, Greif will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Greif will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Greif will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, Greif will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Greif.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

Greif will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require Greif to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Greif repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Greif will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Greif and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

The Change of Control repurchase feature is a result of negotiations between Greif and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Greif would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect Greif’s capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Greif and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Greif to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Greif and its Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

The Credit Agreement prohibits Greif from purchasing any notes at any time before the notes become due and payable or are otherwise required to be repaid or repurchased under the terms of the indenture. The Credit Agreement also provides that the occurrence of a Change of Control would constitute a default under the Credit Agreement. Thus, Greif will, in effect, be unable to repurchase the notes upon a Change of Control unless the lenders under the Credit Agreement waive the resulting default thereunder. Other future debt of Greif may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of Greif is both subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require Greif to repurchase such notes could cause a default under existing or future debt of Greif, even if the Change of Control itself does not, due to the financial effect of such repurchase on Greif. Finally, Greif’s ability to pay cash to holders of notes upon a repurchase may be limited by Greif’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Greif’s failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under existing debt of Greif, and may constitute a default under future debt as well. Greif’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “—Amendments and Waivers.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which they are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as that trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the note redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Limitation on Liens

We may not, nor may we permit any Restricted Subsidiary to, create or assume any mortgage, security interest, pledge or lien, collectively, a “lien,” upon any Principal Property or upon the shares of stock or Indebtedness of any Restricted Subsidiary, to secure any other indebtedness, without equally and ratably securing the notes for so long as such other Indebtedness is secured. However, this restriction does not apply to:

(1) liens (including liens in respect of Capitalized Lease Obligations) on any Principal Property existing at the time of its acquisition and liens created contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the completion of the acquisition, improvement, alteration or construction of such property to secure payment of the purchase price of such property or the cost of such improvement, alteration or construction;

(2) liens on property or assets or shares of stock or indebtedness of a person, as defined in the indenture, existing at the time it is merged, combined or amalgamated into or consolidated with or its assets or its equity interest is acquired by us or a Restricted Subsidiary;

(3) liens on property or assets or shares of stock or Indebtedness of a person existing at the time it becomes a Restricted Subsidiary;

(4) liens securing debts of a Restricted Subsidiary to us and/or one or more of our subsidiaries;

(5) liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(6) liens on timberlands in connection with an arrangement under which we and/or one or more Restricted Subsidiaries permit a person to cut or pay for timber, however determined;

(7) liens securing Indebtedness and other Obligations under the Credit Agreement in an aggregate amount not to exceed the greater of $550.0 million and 20% of Total Assets and Interest Swap Obligations related thereto;

(8) liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(9) any lien existing on the date of the indenture or liens to extend, renew or replace (or successive extensions, renewals or replacements of) any liens referred to in clauses (1) through (8) or this clause (9);

(10) mechanics’, workmen’s and other liens arising by operation of law;

(11) liens arising out of litigation or judgments being contested or a final judgment or order that does not give rise to an event of default;

(12) liens for taxes not yet due, or being contested, assessments or other governmental charges or levies, landlords’ liens, tenants’ rights under leases, easements, and similar liens not materially impairing the use or value of the property involved;

(13) liens if an amount of cash equal to the net proceeds of the indebtedness secured by such lien is used within 18 months of such creation or assumption acquire additional property or assets (or to make investments in persons who, after giving effect to such investments, will become Restricted Subsidiaries);

(14) liens to secure indebtedness of joint ventures in which Greif or a Restricted Subsidiary has an interest, to the extent such liens are on property or assets of or equity interests in such joint ventures;

(15) liens created or assumed in the ordinary course of business, including pledges and deposits, in connection with workmen’s compensation, unemployment insurance, social security or similar law or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, trade or government contracts (other than for indebtedness), statutory or regulatory obligations, leases and contracts (other than for indebtedness) entered into in the ordinary course of business or to secure obligations on surety, indemnity or appeal bonds or performance bonds or other obligations of a like nature or in connection with customs, duties or the importation of goods;

(16) leases or subleases granted to others and any interest or title of a lessor under any lease not prohibited by the indenture and licenses of patents, trademarks or other intellectual property rights granted in the ordinary course;

(17) liens in respect of cash in connection with the operation of cash management programs and liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(18) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character, and easements, rights-of-way, encroachments, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Greif or of any of its Restricted Subsidiaries;

(19) liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(20) liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Greif or any of its Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges; or

(21) liens on accounts receivable or inventory associated with a receivable or inventory financing, sale or factoring program of Greif and Restricted Subsidiaries.

See “—Exemption from Limitations on Liens and Sale and Leaseback” below.

Limitation on Sale and Leaseback

Greif will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to a Principal Property and with a lease exceeding three years unless:

(1) we and/or such Restricted Subsidiary or Restricted Subsidiaries would be entitled to incur indebtedness secured by a lien on that property without securing the notes;

(2) an amount equal to the value of the sale and leaseback is applied within 150 days to:

•

the voluntary retirement of indebtedness for borrowed money of Greif or any Restricted Subsidiary maturing more than one year after the date incurred and which is pari passu in right of payment with the notes (“funded debt”); or

•	the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of the sale; or

(3) we and/or a Restricted Subsidiary shall deliver to the trustee for cancellation notes in an aggregate principal amount at least equal to the net proceeds of the sale.

For purposes of this covenant, the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (ii) the fair value in the opinion of the Board of Directors of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination without regard to any renewal or extension options contained in the lease. See “—Exemption from Limitations on Liens and Sale and Leaseback.”

Exemption from Limitations on Liens and Sale and Leaseback

We and/or one or more Restricted Subsidiaries are permitted to create or assume liens or enter into sale and leaseback transactions that would not otherwise be permitted under the limitations described under “—Limitation on Liens” and “—Limitation on Sale and Leaseback”; provided that the sum of the aggregate amount of all indebtedness secured by these liens (not including indebtedness otherwise permitted under the exceptions described under “—Limitation on Liens”) and the value of all of these Sale and Leaseback Transactions (not including those that are for less than three years or in respect of which indebtedness is retired or property is purchased or notes are delivered, as described under “—Limitation on Sale and Leaseback”) will not exceed 15% of Net Tangible Assets of us and our Restricted Subsidiaries.

Limitation of Guarantees by Restricted Subsidiaries

Greif will not permit any Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Greif or any other Restricted Subsidiary of Greif (other than Permitted Indebtedness of a Restricted Subsidiary of Greif), unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary (and if such Indebtedness is by its terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s guarantee of the notes to the same extent as such Indebtedness is subordinated to the notes).

Notwithstanding the foregoing, any such guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

•

the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee was executed and delivered pursuant to the preceding paragraph; or

•

any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Greif of all of Greif’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Payments for Consent

Greif will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provision of the officer’s certificate or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that Greif or its Restricted Subsidiaries may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and so long as any notes remain outstanding, Greif shall file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Greif shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Merger, Sale and Lease

Under the indenture, we may consolidate with or merge, combine or amalgamate into any other person, or sell, convey, lease or otherwise dispose of all or substantially all of our properties and assets to any person, without the consent of the holders of any of the notes, provided that:

•

any successor or purchaser will expressly assume the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us under a supplemental indenture;

•	we have delivered to the trustee an opinion of counsel confirming compliance with these provisions;

•	immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, occurs and continues; and

•	certain other conditions are met.

The above conditions will not apply to:

(1) a merger of Greif with an Affiliate solely for the purpose of reincorporating Greif in another jurisdiction within the United States; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Greif and its Domestic Subsidiaries.

If upon any merger of us with or into any other corporation, or upon any sale or lease of all or substantially all of our properties, any Principal Property of Greif or a Restricted Subsidiary or any shares of stock or indebtedness of a Restricted Subsidiary owned immediately prior to such merger, sale or lease would, thereupon, become subject to any lien other than liens permitted, without securing the notes, prior to such event, we will secure the notes equally with all of our other obligations so secured, by a lien on such Principal Property, shares or indebtedness prior to all liens other than any liens existing up to that time thereon and liens so permitted by those sections of the indenture.

The indenture provides that the successor person formed by such consolidation or into which Greif is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, shall succeed to, and be substituted for, Greif under the indenture, with the same effect as if such successor person had been named as Greif under the indenture. In the event of a succession in compliance with this covenant, the indenture provides that the predecessor shall be relieved from all of its obligations and covenants under the indenture upon the consummation of such succession.

Events of Default

The indenture provides that the following events constitute Events of Default:

•	failure to pay any interest upon the notes when due, and that failure continues for 30 days;

•	failure to pay the principal of, or premium, if any, on, the notes when due at its maturity or upon acceleration;

•	failure by Greif or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Repurchase at the Option of the Holders”;

•

failure to perform any other covenants or warranties in the indenture and such failure continues for 60 days, or, in the case of any failure to comply with the covenant “—SEC Reports,” 90 days, in each case after written notice as provided in the indenture; and

•

certain events of bankruptcy, insolvency or reorganization of Greif or any of its Subsidiaries that is a Significant Subsidiary or a group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary.

If an Event of Default (other than an event of default referred to in the last bullet point above with respect to us but including an event of default referred to in that bullet point solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary) with respect to the notes at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes may declare the principal amount of all notes due and payable immediately. In the case of an event of default referred to in the last bullet point above with respect to us (but not with respect to a Significant

Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary), the principal of, and accrued and unpaid interest, if any, on all notes will automatically become immediately due and payable.

At any time after a declaration of acceleration with respect to the notes has been made but, before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal (or specified portion thereof) with respect to the notes, have been cured or waived as provided in the indenture.

Holders of the notes may not enforce the indenture or notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

Greif is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Greif is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Greif or any of the Permitted Holders, as such, will have any liability for any obligations of Greif under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Greif may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and the guarantees, if any, except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest and premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Greif’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Greif’s and the guarantors’, if any, obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Greif may, at its option and at any time, elect to have the obligations of Greif and the guarantors, if any, released with respect to certain covenants in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Greif must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the stated maturity or on the redemption date, as the case may be, and Greif must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit under the indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) Greif must deliver to the trustee an officers’ certificate stating that the deposit was not made by Greif with the intent of preferring the holders of notes being defeased over the other creditors of Greif with the intent of defeating, hindering, delaying or defrauding creditors of Greif or others; and

(4) Greif must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the notes and the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the notes and the indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

With respect to the notes, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “—Redemption at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of the notes, and a waiver of the payment default that resulted from such acceleration);

(5) make any such note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium on the notes;

(7) waive a redemption payment with respect to any such note (other than a payment required by the covenant described under “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

With respect to the notes, notwithstanding the preceding paragraphs, without the consent of any holder of such notes, Greif and the trustee may amend or supplement the indenture, the notes or the applicable Subsidiary Guarantees, if any:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Greif’s or the guarantors’, if any, obligations to holders of such notes in the case of a merger or consolidation or sale of all or substantially all of Greif’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of such notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to conform the text of the indenture or the notes to any provision of this “Description of Notes” section relating to the initial offering of the notes, to the extent that such provision in the indenture was intended to be a verbatim recitation of a provision of this “Description of Notes”; or

(8) to allow guarantors, if any, to execute a supplemental indenture and/or a note guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Greif, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Greif or a guarantor, if any, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than as a result of the borrowing of the funds to be used to make the deposit);

(3) Greif or a guarantor, if any, has paid or caused to be paid all sums payable by it under the indenture; and

(4) Greif has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Greif must deliver an officers’ certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Greif or a guarantor, if any, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

You may obtain a copy of the indenture without charge by following the instructions under the caption “Where You Can Find More Information.”

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:

(a) the present value at such redemption date of the sum of all required remaining principal and interest payments due on such note (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Managers of the limited liability company; and

(4) with respect to any other person, the board or committee of such person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding any debt securities convertible into such equity securities.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons, other than the Permitted Holders, become the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Greif, whether as a result of the issuance of securities of Greif, any merger, consolidation, liquidation or dissolution of Greif, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Greif and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or a Person of which one or more of the Permitted Holders own more than 50% of the voting power) shall have occurred, or Greif merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders or a Person of which one or more of the Permitted Holders own more than 50% of the voting power) merges, consolidates or amalgamates with or into Greif, in any such event pursuant to a transaction in which the outstanding Voting Stock of Greif is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of Greif is reclassified into or exchanged for other Voting Stock of Greif or for Voting Stock of the surviving corporation, and

(2) the holders of the Voting Stock of Greif immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Greif or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Greif was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d) the stockholders of Greif shall have approved any plan of liquidation or dissolution of Greif.

“Credit Agreement” means the Credit Agreement, dated as of March 2, 2005, among Greif, the Subsidiaries party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and the lenders and agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time (such replacement, renewal, restructuring, repaying, refunding, refinancing or modification may be successive or non-successive), including by means of one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or refinance in whole or in part the indebtedness and other obligations outstanding.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Greif or any Restricted Subsidiary of Greif against fluctuations in currency values.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Greif formed under the laws of the United States or any state of the United States or the District of Columbia.

“Domestic Subsidiary” means any subsidiary of Greif or any subsidiary created or acquired by Greif that is formed under the laws of the United States or any state of the United States or the District of Columbia.

“Indebtedness” means with respect to any Person, without duplication,

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business and indemnification obligations and obligations under agreements relating to the sale or acquisition of assets or equity);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves required by generally accepted accounting principles and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Greif but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all of the foregoing as set forth on the most recent consolidated balance sheet of Greif and its Subsidiaries and computed in accordance with generally accepted accounting principles.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Holders” means (i) All Life Foundation, Michael H. Dempsey, Michael H. Dempsey Living Trust, Henry Coyle Dempsey Trust, Naomi C. Dempsey Charitable Lead Annuity Trust, Naomi C. Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (i), and any adopted children and blood relative thereof; (iii) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (i) or (ii); (iv) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (i) or (ii) or any persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Holders have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity; and (v) any employee or retiree benefit plan sponsored by Greif.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) guarantees of Indebtedness and other Obligations incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of $550.0 million and 20% of Total Assets;

(2) guarantees of other Indebtedness of Greif and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(3) guarantees of Interest Swap Obligations of Greif or any Restricted Subsidiary of Greif covering Indebtedness of Greif or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect Greif and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates; and

(4) guarantees of Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Greif and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands owned by us or one or more Restricted Subsidiaries and located within the continental United States, but does not include any such mill, plant, facility or timberland which in the opinion of our board of directors is not of material importance to the total business of Greif and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means a subsidiary substantially all of the property of which is located within the continental United States and which itself, or with us or one or more other Restricted Subsidiaries, owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by Greif or any Restricted Subsidiary of any properties or assets of Greif and/or such Restricted Subsidiary (except for leases between Greif and any Restricted Subsidiary, between any Restricted Subsidiary and Greif or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Greif or such Subsidiary to such person which lease shall occur within 180 days after such sale or transfer.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Greif within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” means any corporation a majority of the outstanding voting stock of which is owned or controlled by us or one or more subsidiaries and which is consolidated in our accounts.

“Total Assets” means, at any date, the aggregate amount of assets as set forth on the most recent consolidated balance sheet of Greif and its Subsidiaries and computed in accordance with generally accepted accounting standards.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2017; provided, however, that if the period from the redemption date to February 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used

“Voting Stock” of any Person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person and/or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

We will initially issue the exchange notes in the form of one or more registered notes in global form, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate between DTC and the trustee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may hold your beneficial interests in a Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Beneficial interest in a Global Note may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. All interests in a Global Note may be subject to the procedures and requirements of DTC.

Exchange Among the Global Notes

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest on another Global Note will, upon transfer, cease to be an interest in such Global Notes and become an interest on the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the system or its participants directly to discuss these matter.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with the DTC (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions amongst its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Investors who are not participants may beneficial own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC, upon the deposit of a Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the amount represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the purchasers. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participant’s interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Note to such persons may be limited. In addition, because DTC can act on behalf of its participants, who in turn act on behalf of persons who hold interest through participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC, or its nominee, is the registered holder and owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the exchange notes evidenced by the Global Note for all purposes under the indenture. Except as set forth below, as an owner of a beneficial interest in a Global Note, you will not be entitled to have the exchange note represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered to be the owner or holder thereof under the indenture for any purpose, including with respect to giving direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a participant or indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

We will make payments of principal of, premium, if any, and interest on exchange notes represented by a Global Note registered in the name of and held by DTC or its nominee on the applicable record date to or at the direction of DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the exchange notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such exchange notes, as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for other aspects of the relationship between DTC and its participants or indirect participants or the participants or indirect participants and the owners of beneficial interests in a Global Note owning through such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Certificated Notes

Subject to certain conditions, the exchange notes represented by the Global Note are exchangeable for Certificated Notes in definitive form of like tenor only if:

•

DTC notifies us that it is unwilling or unable to continue to act as a depositary or DTC ceases to be a clearing agency registered under the Exchange Act for the Global Notes and, in either case, a qualified successor depositary for the Global Notes is not appointed within 90 days of such notice or cessation;

•

we, in our discretion, at any time notify the trustee that we elect to cause the issuance of the Certificated Notes in exchange for all or any part of the notes represented by a Global Note of Global Notes; or

•	a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing and the registrar has received a request from DTC.

In the event of any of the foregoing, DTC shall surrender such Global Note or Global Notes to the trustee for cancellation and we shall execute, and the trustee shall authenticate and deliver, Certificated Notes in exchange for such Global Note or Global Notes. Upon any such issuance, the trustee is required to register such Certificate Notes in the name of such person or persons (or nominees of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following general discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of his, her or its personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a “straddle,” as part of a “hedge” against currency risk, or as part of a “conversion transaction,” U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, and pass-through entities that hold the notes or investors in such entities. In addition, this discussion is limited to the tax consequences to initial holders that purchase the notes at the “issue price,” which for this purpose is the first price at which a substantial amount of the notes are sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any possible applicability of U.S. federal gift or estate tax.

This summary is based upon the provisions of the Code, applicable Treasury regulations, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

Persons considering the exchange of the privately placed original notes for publicly registered exchange notes pursuant to the exchange offer should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as other federal tax laws and the law of any state, local or foreign taxing jurisdiction, to their particular situations.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION WITH RESPECT TO FEDERAL TAX MATTERS IN THIS PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY INVESTOR FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE INVESTOR; (B) THE DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCUSSION; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following discussion is limited to the holder of a note that is for federal income tax purposes:

•

a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other business entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or other trust that has made a valid election to be treated as a U.S. person (each a “U.S. Holder”).

Interest. Interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes. Unless a nonrecognition provision applies, upon the disposition of a note by sale, exchange, redemption or other taxable disposition, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest which will be taxable as ordinary income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the notes (net of accrued interest) to the U.S. Holder.

Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for longer than one year. If the U.S. Holder is a noncorporate holder, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to certain limitations.

Exchange Offer. The exchange of the privately placed original notes for publicly registered exchange notes pursuant to the exchange offer should not constitute a significant modification of the terms of the notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange should have no U.S. federal income tax consequences to a U.S. Holder, so that the U.S. Holder’s holding period and adjusted tax basis for a note should not be affected, and the U.S. Holder should continue to take into account income in respect of a note in the same manner as before the exchange.

Information Reporting and Backup Withholding. A U.S. Holder of notes may be subject, under certain circumstances, to backup withholding at a rate (currently 28%) with respect to payments of interest on, and gross proceeds from a sale or other disposition of, the notes. These backup withholding rules apply if the U.S. Holder, among other things:

•	fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor;

•	furnishes an incorrect TIN;

•	fails to properly report interest; or

•

under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

A U.S. Holder of notes who does not provide his, her or its correct TIN may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). Any amount paid as backup withholding is creditable against the U.S. Holder’s federal income tax liability, provided the requisite information is timely provided to the IRS. Certain persons are exempt from backup withholding, including corporations and certain tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

We will report to the holders of the notes and the IRS the amount of any “reportable payments” made by us and any amount withheld with respect to the notes during the calendar year.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a holder of notes that is an individual, corporation, estate or trust other than a U.S. Holder (a “Non-U.S. Holder”). For purposes of the discussion below, interest and gain on the sale, exchange, redemption or other taxable disposition of notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest. Generally, interest paid to a Non-U.S. Holder of the notes that is not U.S. trade or business income will not be subject to United States federal income or withholding tax if such interest is “portfolio interest.” Generally, interest on the notes that is not U.S. trade or business income will qualify as portfolio interest if the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code; and

•	certifies, under penalties of perjury, that such holder is not a United States person and provides such holder’s name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the notes generally will not be subject to U.S. federal income tax, unless:

•	such gain is U.S. trade or business income (in which case such gain generally would be taxable in the same manner as interest that is U.S. trade or business income as described above); or

•

subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition (in which case such gain, net of certain U.S. source losses, generally will be subject to a tax at a 30% rate unless it is reduced or eliminated by an applicable treaty).

Exchange Offer. The exchange of the privately placed notes for publicly registered notes pursuant to the exchange offer should not constitute a significant modification of the terms of the notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange should have no U.S. federal income tax consequences to a Non-U.S. Holder, so that the Non-U.S. Holder’s holding period and adjusted tax basis for a note should not be affected, and the Non-U.S. Holder should continue to take into account income in respect of a note in the same manner as before the exchange.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Treasury regulations provide that the backup withholding tax (currently 28%) and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition (including a redemption or retirement) of the notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition (including a redemption or retirement) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. Related Person”). In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. Related Person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely provided to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the original notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes

(and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                    , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment of the exchange offer supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel designated by a majority of the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

Because the original notes were sold pursuant to exemptions from registration under the Securities Act, they are subject to transfer restrictions. In connection with the issuance of the original notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to either: (a) file with the SEC a registration statement covering the exchange notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, to complete the exchange offer; or (b) cause the resale of the original notes to be registered under the Securities Act pursuant to a resale shelf registration statement. Pursuant to the registration rights agreement, we have filed a registration statement on Form S-4 with the SEC under the Securities Act with respect to the exchange notes. This prospectus, which constitutes a part of the registration statement on Form S-4, does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We are referring you to the registration statement and to the exhibits for further information with respect to us and the exchange notes. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC reports at the SEC website (http://www.sec.gov).

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Baker & Hostetler LLP, Columbus, Ohio. Daniel J. Gunsett, a partner of Baker & Hostetler LLP, is a director of our company. As of April 6, 2007, Mr. Gunsett beneficially owned 15,255 shares of our Class A Common Stock and 1,000 shares of our Class B Common Stock.

EXPERTS

The consolidated financial statements of Greif, Inc. and its subsidiaries as of October 31, 2006 and 2005 and for each of the three years in the period ended October 31, 2006, included in this prospectus and registration statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of

Greif, Inc.:

We have audited the accompanying consolidated balance sheets of Greif, Inc. and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greif, Inc. and subsidiaries at October 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Greif, Inc.’s internal control over financial reporting as of October 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 27, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Columbus, Ohio

December 27, 2006

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

For the years ended October 31,	2006	2005	2004
Net sales	$2,628,475	$2,424,297	$2,209,282
Cost of products sold	2,149,271	2,033,510	1,836,432

Gross profit	479,204	390,787	372,850
Selling, general and administrative expenses	259,122	224,729	218,821
Restructuring charges	33,238	35,736	54,118
Gain on sale of timberland	41,302	56,268	7,514
Gain on disposal of properties, plants and equipment, net	18,017	5,343	1,281

Operating profit	246,163	191,933	108,706
Interest expense, net	35,993	39,255	45,264
Debt extinguishment charge	—	2,828	—
Other income (expense), net	(2,299)	2,405	328

Income before income tax expense and equity in earnings of affiliates and minority interests	207,871	152,255	63,770
Income tax expense	63,816	47,055	15,624
Equity in earnings of affiliates and minority interests	(1,936)	(544)	(377)

Net income	$142,119	$104,656	$47,769

Basic earnings per share:
Class A Common Stock	$2.46	$1.82	$0.85
Class B Common Stock	$3.69	$2.73	$1.26
Diluted earnings per share:
Class A Common Stock	$2.42	$1.78	$0.83
Class B Common Stock	$3.69	$2.73	$1.26

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

As of October 31,	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$187,101	$122,411
Trade accounts receivable, less allowance of $8,575 in 2006 and $8,475 in 2005	315,661	258,636
Inventories	205,004	170,533
Deferred tax asset	15,814	10,088
Net assets held for sale	3,374	8,410
Prepaid expenses and other current assets	66,083	55,874

	793,037	625,952

Long-term assets
Goodwill, net of amortization	286,552	263,703
Other intangible assets, net of amortization	63,587	25,015
Assets held by special purpose entities (Note 6)	50,891	50,891
Other long-term assets	52,985	55,706

	454,015	395,315

Properties, plants and equipment
Timber properties, net of depletion	195,115	139,372
Land	81,768	75,464
Buildings	317,110	317,791
Machinery and equipment	930,924	852,926
Capital projects in progress	53,099	38,208

	1,578,016	1,423,761
Accumulated depreciation	(637,067)	(561,705)

	940,949	862,056

	$2,188,001	$1,883,323

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

As of October 31,	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$301,753	$234,672
Accrued payroll and employee benefits	65,513	45,252
Restructuring reserves	8,391	10,402
Short-term borrowings	29,321	17,173
Other current liabilities	86,321	75,485

	491,299	382,984

Long-term liabilities
Long-term debt	481,408	430,400
Deferred tax liability	179,329	133,837
Pension liability	18,639	45,544
Postretirement benefit liability	47,702	47,827
Liabilities held by special purpose entities (Note 6)	43,250	43,250
Other long-term liabilities	77,488	66,897

	847,816	767,755

Minority interest	4,875	1,696

Shareholders’ equity
Common stock, without par value	56,765	49,251
Treasury stock, at cost	(81,643)	(75,956)
Retained earnings	901,267	793,669
Accumulated other comprehensive income (loss):
–foreign currency translation	1,525	9,117
–interest rate derivatives	(1,861)	(2,738)
–energy derivatives	(945)	—
–minimum pension liability	(31,097)	(42,455)

	844,011	730,888

	$2,188,001	$1,883,323

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

For the years ended October 31,	2006	2005	2004
Cash flows from operating activities:
Net income	$142,119	$104,656	$47,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	90,488	95,098	99,894
Asset impairments	8,326	6,408	4,828
Deferred income taxes	12,302	23,146	(12,106)
Gain on disposals of properties, plants and equipment, net	(18,017)	(5,343)	(1,281)
Gain on sales of timberland (Note 6)	(41,302)	(56,268)	(7,514)
Equity in earnings of affiliates, net of dividends received, and minority interests	1,936	544	377
Gain on insurance settlement	(1,542)	—	—
Trade accounts receivable	(28,782)	56,435	(1,401)
Inventories	(6,506)	20,715	(15,848)
Prepaid expenses and other current assets	(13,977)	(2,182)	3,156
Other long-term assets	(7,158)	(890)	(3,256)
Accounts payable	40,171	(42,835)	113,107
Accrued payroll and employee benefits	20,942	11,444	6,507
Restructuring reserves	(1,801)	(6,426)	1,311
Other current liabilities	(1,027)	(12,565)	(5,211)
Pension and postretirement benefit liability	(11,275)	545	22,421
Other, including long-term liabilities	44,211	(4,106)	(16,513)

Net cash provided by operating activities	229,108	188,376	236,240

Cash flows from investing activities:
Acquisitions of companies, net of cash acquired	(107,775)	(51,782)	—
Purchases of properties, plants and equipment	(75,630)	(67,842)	(50,163)
Purchases of timber properties	(62,110)	(17,522)	(12,628)
Proceeds from insurance settlement for properties, plants and equipment	2,562	—	—
Proceeds on disposals of properties, plants and equipment	70,408	29,179	15,539

Net cash used in investing activities	(172,545)	(107,967)	(47,252)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,020,340	1,630,463	2,138,629
Payments on long-term debt	(978,786)	(1,666,331)	(2,330,120)
Proceeds from (payments of) short-term borrowings	10,839	5,198	(5,348)
Acquisitions of treasury stock	(6,252)	(12,024)	(2,193)
Exercise of stock options	4,541	23,086	14,192
Dividends paid	(34,521)	(22,906)	(16,893)
Proceeds from liabilities held by special purpose entities (Note 6)	—	43,250	—

Net cash provided by (used in) financing activities	16,161	736	(201,733)

Effects of exchange rates on cash	(8,034)	3,157	1,087

Net increase (decrease) in cash and cash equivalents	64,690	84,302	(11,658)

Cash and cash equivalents at beginning of year	122,411	38,109	49,767

Cash and cash equivalents at end of year	$187,101	$122,411	$38,109

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars and shares in thousands, except per share amounts)

	Capital Stock		Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity
	Shares	Amount	Shares	Amount
As of October 31, 2003	22,235	$12,207	16,186	$(64,228)	$681,043	$(56,458)	$572,564
Net income					47,769		47,769
Other comprehensive income (loss):
– foreign currency translation						20,969	20,969
– interest rate derivatives, net of income tax expense of $3,145						5,841	5,841
– minimum pension liability adjustment, net of income tax benefit of $8,184						(15,199)	(15,199)

Comprehensive income							59,380

Dividends paid (Note 10):
Class A—$0.30					(6,514)		(6,514)
Class B—$0.44					(10,379)		(10,379)
Treasury shares acquired	(52)		52	(2,225)			(2,225)
Stock options exercised	502	13,103	(502)	1,088			14,191
Tax benefit of stock options		1,990					1,990
Long-term incentive shares issued	2	82	(2)	5			87

As of October 31, 2004	22,687	$27,382	15,734	$(65,360)	$711,919	$(44,847)	$629,094
Net income					104,656		104,656
Other comprehensive income:
– foreign currency translation						3,462	3,462
– interest rate derivatives, net of income tax expense of $2,347						4,359	4,359
– minimum pension liability adjustment, net of income tax expense of $572						950	950

Comprehensive income							113,427

Dividends paid (Note 10):
Class A—$0.40					(9,135)		(9,135)
Class B—$0.59					(13,771)		(13,771)
Treasury shares acquired	(213)		213	(12,024)			(12,024)
Stock options exercised	593	15,723	(593)	1,419			17,142
Tax benefit of stock options		5,944					5,944
Long-term incentive shares issued	4	202	(4)	9			211

As of October 31, 2005	23,071	$49,251	15,350	$(75,956)	$793,669	$(36,076)	$730,888
Net income					142,119		142,119
Other comprehensive income:
– foreign currency translation						(7,592)	(7,592)
– interest rate derivatives, net of income tax expense of $37						877	877
– minimum pension liability adjustment, net of income tax expense of $6,117						11,358	11,358
– energy derivatives						(945)	(945)

Comprehensive income							145,817

Dividends paid (Note 10):
Class A—$0.60					(13,887)		(13,887)
Class B—$0.89					(20,634)		(20,634)
Treasury shares acquired	(98)		98	(6,252)			(6,252)
Stock options exercised	163	4,018	(163)	523			4,541
Stock options expense		930					930
Tax benefit of stock options		1,765					1,765
Long-term incentive shares issued	8	471	(8)	23			494
Directors shares issued	6	330	(6)	19			349

As of October 31, 2006	23,150	$56,765	15,271	$(81,643)	$901,267	$(32,378)	$844,011

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Business

Greif, Inc. and its subsidiaries (the “Company”) principally manufacture industrial packaging products complemented with a variety of value-added services, including blending, packaging, logistics and warehousing, and containerboard and corrugated products that it sells to customers in many industries throughout the world. The Company has operations in over 40 countries. In addition, the Company owns timber properties in the southeastern United States, which are actively harvested and regenerated, and also owns timber properties in Canada.

Due to the variety of its products, the Company has many customers buying different products and, due to the scope of the Company’s sales, no one customer is considered principal in the total operations of the Company.

Because the Company supplies a cross section of industries, such as chemicals, food products, petroleum products, pharmaceuticals and metal products, and must make spot deliveries on a day-to-day basis as its products are required by its customers, the Company does not operate on a backlog to any significant extent and maintains only limited levels of finished goods. Many customers place their orders weekly for delivery during the week.

The Company’s raw materials are principally steel, resin, containerboard, old corrugated containers for recycling and pulpwood.

There are approximately 9,025 employees of the Company at October 31, 2006.

Fiscal Year

The Company’s fiscal year begins on November 1 and ends on October 31 of the following year. Any references to the year 2006, 2005 or 2004, or to any quarter of those years, relates to the fiscal year ending in that year.

Basis of Consolidation

The consolidated financial statements include the accounts of Greif, Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates are related to the allowance for doubtful accounts, inventory reserves, expected useful lives assigned to properties, plants and equipment, goodwill and other intangible assets, incentive accruals, restructuring reserves, environmental liabilities, pension and postretirement benefits, income taxes, self-insurance reserves and contingencies. Actual amounts could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when title passes to customers or services have been rendered, with appropriate provision for returns and allowances. Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition.”

Timberland gains, timber and special use property revenues are recognized when closings have occurred, required down payments have been received, title and possession have been transferred to the buyer, and all other criteria for sale and profit recognition have been satisfied.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees and costs in cost of products sold.

Income Taxes

Income taxes are accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” In accordance with this Statement, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as measured by enacted tax rates that are expected to be in effect in the periods when the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets.

The Company’s effective tax rate is based on income, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions. The Company establishes reserves when, despite its belief that its tax return positions are fully supportable, it believes that certain positions are likely to be challenged and that it may not succeed. The Company adjusts these reserves in light of changing facts and circumstances, such as the progress of a tax audit. The Company’s effective tax rate includes the impact of reserve provisions and changes to reserves that it considers appropriate as well as related interest.

A number of years may elapse before a particular matter, for which the Company has established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require use of the Company’s cash. Favorable resolution would be recognized as a reduction to the Company’s effective tax rate in the period of resolution.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. Such credit risk is considered by management to be limited due to the Company’s many customers, none of which are considered principal in the total operations of the Company and doing business in a variety of industries throughout the world.

Inventories

Inventories are stated at the lower of cost or market, utilizing the first-in, first-out basis for approximately 70 percent of consolidated inventories and the last-in, first-out (“LIFO”) basis for approximately 30 percent of consolidated inventories.

During 2006, increases in certain inventory quantities caused an increase in the LIFO inventory values, which resulted in expense of $2.8 million, net of tax. Certain inventory quantity reductions caused a liquidation of LIFO inventory values and the liquidations increased income, net of tax, by $4.0 million and $4.2 million in 2005 and 2004, respectively.

The inventories are comprised as follows at October 31 for the year indicated (Dollars in thousands):

	2006	2005
Finished goods	$53,621	$57,924
Raw materials and work-in-process	186,065	143,168

	239,686	201,092
LIFO reduction	(34,682)	(30,559)

	$205,004	$170,533

Properties, Plants and Equipment

Properties, plants and equipment are stated at cost. Depreciation on properties, plants and equipment is provided on the straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings	30-45
Machinery and equipment	3-19

Depreciation expense was $82.8 million in 2006, $90.1 million in 2005 and $93.2 million in 2004. Expenditures for repairs and maintenance are charged to expense as incurred. When properties are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and related allowance accounts. Gains or losses are credited or charged to income as incurred.

The Company owns timber properties in the southeastern United States and in Canada. With respect to the Company’s United States timber properties, which consisted of approximately 266,700 acres at October 31, 2006, depletion expense on timber properties is computed on the basis of cost and the estimated recoverable timber acquired. Depletion expense was $3.6 million, $1.3 million and $2.7 million in 2006, 2005 and 2004, respectively. The Company’s land costs are maintained by tract. The Company begins recording pre-merchantable timber costs at the time the site is prepared for planting. Costs capitalized during the establishment period include site preparation by aerial spray, costs of seedlings, planting costs, herbaceous weed control, woody release, labor and machinery use, refrigeration rental and trucking for the seedlings. The Company does not capitalize interest costs in the process. Property taxes are expensed as incurred. New road construction costs are capitalized as land improvements and depreciated over 20 years. Road repairs and maintenance costs are expensed as incurred. Costs after establishment of the seedlings, including management costs, pre-commercial thinning costs and fertilization costs, are expensed as incurred. Once the timber becomes merchantable, the cost is transferred from the pre-merchantable timber category to the merchantable timber category in the depletion block.

Merchantable timber costs are maintained by five product classes, pine sawtimber, pine chip-n-saw, pine pulpwood, hardwood sawtimber and hardwood pulpwood, within a “depletion block,” with each depletion block based upon a geographic district or subdistrict. Currently, the Company has twelve depletion blocks. These same depletion blocks are used for pre-merchantable timber costs. Each year, the Company estimates the volume of the Company’s merchantable timber for the five product classes by each depletion block. These estimates are based on the current state in the growth cycle and not on quantities to be available in future years. The Company’s estimates do not include costs to be incurred in the future. The Company then projects these volumes to the end of the year. Upon acquisition of a new timberland tract, the Company records separate amounts for land, merchantable timber and pre-merchantable timber allocated as a percentage of the values being purchased. These acquisition volumes and costs acquired during the year are added to the totals for each product class within the appropriate depletion block(s). The total of the beginning, one-year growth and acquisition volumes are divided by the total undepleted historical cost to arrive at a depletion rate, which is then used for the current year. As timber is sold, the Company multiplies the volumes sold by the depletion rate for the current year to arrive at the depletion cost.

The Company’s Canadian timber properties, which consisted of approximately 37,400 acres at October 31, 2006, is not actively managed at this time, and therefore, no depletion expense is recorded.

Net Assets Held for Sale

Net assets held for sale represent land, buildings and land improvements for locations that have been closed, primarily as a result of the Company’s transformation to the Greif Business System (see Note 5). As of October 31, 2006, there were five locations held for sale (three in the Industrial Packaging & Services segment and two in the Paper, Packaging & Services segment). In 2006, the Company recorded net sales of $16.2 million and a loss before taxes of $5.2 million primarily related to the Paper, Packaging & Services segment. As of October 31, 2005, there were seven locations held for sale (five in the Industrial Packaging & Services segment and two in the Paper, Packaging & Services segment. In 2005, the Company recorded net sales of $7.8 million and a loss before taxes of $1.9 million for these locations. The Paper, Packaging & Services segment recorded no net sales and a loss before taxes of $0.6 million. The Industrial Packaging & Services segment recorded net sales of $7.8 million and a loss before taxes of $1.3 million. The effect of suspending depreciation on the facilities held for sale is immaterial to the results of operations. The net assets held for sale have been listed for sale and it is the Company’s intention to complete these sales within the upcoming year.

Internal Use Software

Internal use software is accounted for under Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Internal use software is software that is acquired, internally developed or modified solely to meet the entity’s needs and for which, during the software’s development or modification, a plan does not exist to market the software externally. Costs incurred to develop the software during the application development stage and for upgrades and enhancements that provide additional functionality are capitalized.

Derivative Financial Instruments

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” the Company records all derivatives in the balance sheet as either assets or liabilities measured at fair value. Dependent on the designation of the derivative instrument, changes in fair value are recorded to earnings or shareholders’ equity through other comprehensive income (loss).

The Company uses interest rate swap agreements for both cash flow hedging and fair value-hedging purposes. For derivative instruments that hedge the exposure of variability in interest rates, designated as cash flow hedges, the effective portion of the net gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For derivative instruments that hedge the exposure to changes in the fair value of fixed rate debt, designated as fair value hedges, the net gain or loss on the derivative instrument, as well as the offsetting gain or loss on the fixed rate debt attributable to the hedged risk, are recorded in current period earnings.

Interest rate swap agreements that hedge against variability in interest rates effectively convert a portion of floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense. The Company uses the “variable cash flow method” for assessing the effectiveness of these swaps. The effectiveness of these swaps is reviewed at least every quarter. Hedge ineffectiveness is not material. The Company also had interest rate swap agreements to convert a portion of fixed rate debt to a floating rate basis, thus hedging for changes in the fair value of the fixed rate debt being hedged. The Company had determined that these interest rate swap agreements, designated as fair value hedges, qualify for the short-cut method of measuring effectiveness. Under the provisions of SFAS No. 133, these hedges were determined to be “perfectly effective,” and there was no requirement to periodically evaluate effectiveness.

The Company enters into foreign currency forward contracts to hedge certain foreign currency transactions and short-term intercompany loan balances with its international businesses. In addition, the Company uses cross-currency swaps to hedge its net investment in its European subsidiaries. Such contracts limit the Company’s exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market value as of each balance sheet date, with the resulting changes in fair value being recognized in other income, net.

The Company uses derivative instruments to hedge a portion of its natural gas purchases. These derivatives are designated as cash flow hedges. The effective portion of the net gain or loss is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period during which the hedged transaction affects earnings.

Any derivative contract that is either not designated as a hedge, or is so designated but is ineffective, is adjusted to market value and recognized in earnings immediately. If a fair value or cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract’s fair value would be recognized in earnings immediately. If a forecasted transaction were no longer probable to occur, amounts previously deferred in accumulated other comprehensive income (loss) would be recognized immediately in earnings.

Foreign Currency Translation

In accordance with SFAS No. 52, “Foreign Currency Translation,” the assets and liabilities denominated in a foreign currency are translated into United States dollars at the rate of exchange existing at year-end, and revenues and expenses are translated at average exchange rates.

The cumulative translation adjustments, which represent the effects of translating assets and liabilities of the Company’s international operations, are presented in the consolidated statements of changes in shareholders’ equity in accumulated other comprehensive income (loss). The transaction gains and losses are credited or charged to income. The functional currency for international operations in highly inflationary economies is the United States dollar, and any gains or losses are credited or charged to income. The amounts included in other income (expense), net, were $2.0 million, $1.1 million and $(1.5) million in 2006, 2005 and 2004, respectively.

Earnings Per Share

The Company has two classes of common stock and, as such, applies the “two-class method” of computing earnings per share as prescribed in SFAS No. 128, “Earnings Per Share.” In accordance with the Statement, earnings are allocated first to Class A and Class B Common Stock to the extent that dividends are actually paid and the remainder allocated assuming all of the earnings for the period have been distributed in the form of dividends.

The following is a reconciliation of the shares used to calculate basic and diluted earnings per share:

For the years ended October 31,	2006	2005	2004
Class A Common Stock:
Basic earnings per share	23,127,522	22,795,130	21,623,392
Assumed conversion of stock options	598,586	678,346	529,388

Diluted earnings per share	23,726,108	23,473,476	22,152,780

Class B Common Stock:
Basic and diluted earnings per share	23,055,258	23,153,806	23,323,080

There were no Class A options that were antidilutive for 2006 (28,000 for 2005 and 24,000 for 2004).

Stock-Based Compensation Expense

On November 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options, restricted stock, restricted stock units and participation in the Company’s employee stock purchase plan.

In adopting SFAS No. 123(R), the Company used the modified prospective application transition method, as of November 1, 2005, the first day of the Company’s fiscal year 2006. The Company’s consolidated financial statements for the fiscal year 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective application transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). Share-based compensation expense recognized under SFAS No. 123(R) for 2006 was $0.9 million.

Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25,” as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation.” Because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date, under the intrinsic value method, no share-based compensation expense was otherwise recognized in the Company’s consolidated statement of income for 2005. If compensation cost had been determined based on fair values at the date of grant under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” pro forma net income and earnings per share would have been as follows (Dollars in thousands, except per share amounts):

	2005	2004
Net income as reported	$104,656	$47,769
Deduct total stock option expense determined under fair value method, net of tax	1,282	1,903

Pro forma net income	$103,374	$45,866

Earnings per share:
Class A Common Stock:
Basic—as reported	$1.82	$0.85
Basic—pro forma	$1.80	$0.81
Diluted—as reported	$1.78	$0.83
Diluted—pro forma	$1.76	$0.80
Class B Common Stock:
Basic and diluted—as reported	$2.73	$1.26
Basic and diluted—pro forma	$2.69	$1.21

SFAS No. 123(R) requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of income over the requisite service periods. Share-based compensation expense recognized in the Company’s consolidated statements of income for 2006 includes compensation expense for share-based awards granted prior to, but not yet vested as of October 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123. No options have been granted in 2006. For any options granted subsequent to October 31, 2005, compensation expense will be based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

The Company used the straight-line single option method of expensing stock options for pro forma disclosure purposes prior to 2006 and has and will continue to utilize this method to recognize compensation expense in its consolidated statements of income for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense will be reduced to account for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS No. 123 for periods prior to 2006, the Company accounted for forfeitures as they occurred.

To calculate option-based compensation under SFAS No. 123(R), the Company used the Black-Scholes option-pricing model, which it had previously used for valuation of option-based awards for its pro forma information required under SFAS No. 123 for periods prior to 2006. The Company’s determination of the fair value of option-based awards on the date of grant using the Black-Scholes model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). A liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists and the liability can be reasonably estimated. The liability is accreted over time and the asset is depreciated over the remaining life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. Asset retirement obligations with indeterminate settlement dates are not recorded until such dates can be reasonably estimated.

Environmental Cleanup Costs

The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernable. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable and can be reasonably estimated. The Company’s estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs.

Self-Insurance

The Company is self-insured with respect to certain of its medical and dental claims and certain of its workers’ compensation claims. The Company has recorded an estimated liability for self-insured medical and dental claims incurred but not reported and workers’ compensation claims and claims incurred but not reported of $2.7 million and $19.7 million, respectively, at October 31, 2006 and $4.0 million and $18.2 million, respectively, at October 31, 2005.

Other Income (Expense), Net

Other Income (Expense), net primarily represents rental income, foreign exchange gains (losses) and other infrequent non-operating items.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2006 presentation.

Recent Accounting Standards

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” It applies to all voluntary changes in accounting principle and requires that they be reported via retrospective application. It is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (2007 for the Company). The Company does not expect the adoption of this statement to have a material impact on our financial statements.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS109, Accounting for Income Taxes, to create a single model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 (2008 for the Company). The Company will adopt FIN 48 as of November 1, 2007 (2008 for the Company), as required. The cumulative effect of adopting FIN No. 48 will be recorded in retained earnings and other accounts as applicable. The Company has not determined the effect, if any, the adoption of FIN No. 48 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007 (2009 for the Company). Management is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension and Other Postretirement Plans”. This Statement requires recognition of the funded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position. Funded status is determined as the difference between the fair value of plan assets and the benefit obligation. Changes in that funded status should be recognized in other comprehensive income. This recognition provision and the related disclosures are effective as of the end of the fiscal year ending after December 15, 2006 (2007 for the Company). The Statement also requires the measurement of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position. This measurement provision is effective for fiscal years ending after December 15, 2008 (2009 for the Company). Management is currently assessing the effect of this pronouncement on the Company’s consolidated financial statements.

NOTE 2—ACQUISITIONS AND OTHER SIGNIFICANT TRANSACTIONS

Industrial Packaging & Services Acquisitions

During the fourth quarter of 2006, the Company completed two acquisitions for an aggregate purchase price of $102.0 million. These two acquisitions were Delta Petroleum Company, Inc. and its subsidiaries (“Delta”), a blender and packager of lubricants, chemicals and glycol-based products in North America, and an industrial packaging company located in Russia.

These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the assets acquired were $99.7 million (including $25.7 million of inventory and $28.0 million of accounts receivable) and the estimated liabilities assumed were $46.9 million. Identifiable intangible assets, with a combined fair value of $29.4 million, including trade-names, customer relationships, and certain non-compete agreements, have been recorded for one of these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $22.3 million was recorded as goodwill. The final allocation of the purchase prices may differ due to additional refinements in the fair values of the net assets acquired in accordance with SFAS No. 141, “Business Combinations.”

During 2005, the Company acquired three separate industrial packaging companies in North America for an aggregate purchase price of $64.5 million. One of the acquisitions includes a payment of $5.0 million in 2008 and a contingent payment of 1 percent of the United States fibre drum net sales for the twelve months preceding the third anniversary of the closing. The Company has recorded $4.0 million, which is the net present value of the $5.0 million future payment at the date of acquisition, as a liability.

These 2005 acquisitions, included in operating results from the acquisition dates (two in October 2005 and one in June of 2005), were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the assets acquired were $18.0 million (including $5.7 million of inventory and $6.3 million of accounts receivable) and the liabilities assumed were $4.0 million. Identifiable intangible assets, with a combined fair value of $14.3 million, including trademarks, patents and other proprietary information, and certain non-compete agreements, have been recorded for all three of these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $38.6 million was recorded as goodwill.

Had the transactions occurred on November 1, 2003, results of operations would not have differed materially from reported results.

Subsequent to the Company’s 2006 year end, in November 2006, the Company acquired the steel drum manufacturing and closures business of Blagden Packaging Group, an industrial packaging company in Europe and Asia, for an aggregate purchase price of approximately €205.0 million ($269.0 million). This purchase price is subject to a post-closing adjustment, either upward or downward, based upon the working capital and net financial debt of the acquired businesses of the Blagden Packaging Group as of the closing date. In addition, in November 2006, the Company acquired two small industrial packaging companies in the United States for an aggregate purchase price of $33.7 million. The effect of these acquisitions will be accounted for using the purchase method of accounting during the first quarter of 2007.

NOTE 3—SALE OF EUROPEAN ACCOUNTS RECEIVABLE

Pursuant to the terms of a Receivable Purchase Agreement (the “RPA”) dated October 28, 2004 between Greif Coordination Center BVBA (the “Seller”), an indirect wholly-owned subsidiary of Greif, Inc., and a major international bank (the “Buyer”), the Seller agreed to sell trade receivables meeting certain eligibility requirements that Seller had purchased from other indirect wholly-owned subsidiaries of Greif, Inc., including Greif Belgium BVBA, Greif Germany GmbH, Greif Nederland BV, Greif Spain SA and Greif UK Ltd, under discounted receivables purchase agreements and from Greif France SAS under a factoring agreement. The RPA was amended on October 28, 2005 to include receivables originated by Greif Portugal Lda, also an indirect wholly-owned subsidiary of Greif, Inc. In addition, on October 28, 2005, Greif Italia S.P.A., also an indirect wholly-owned subsidiary of Greif, Inc., entered into the Italian Receivables Purchase Agreement with the Italian branch of the major international bank (the “Italian RPA”) with Greif Italia S.P.A., agreeing to sell trade receivables that meet certain eligibility criteria to the Italian branch of the major international bank. The Italian RPA is similar in structure and terms as the RPA. The maximum amount of receivables that may be sold under the RPA and the Italian RPA is €90 million ($114.6 million) at October 31, 2006.

The structure of the transaction provides for a legal true sale, on a revolving basis, of the receivables transferred from the various Greif, Inc. subsidiaries to Seller and from Seller to Buyer. The Buyer funds an initial purchase price of a certain percentage of eligible receivables based on a formula with the initial purchase price approximating 70 percent to 80 percent of eligible receivables. The remaining deferred purchase price is settled upon collection of the receivables. At the balance sheet reporting dates, the Company removes from accounts receivable the amount of proceeds received from the initial purchase price since they meet the applicable criteria of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and continues to recognize the deferred purchase price in its accounts receivable. The receivables are sold on a non-recourse basis with the total funds in the servicing collection accounts pledged to Buyer between the semi-monthly settlement dates. At October 31, 2006 and 2005, €70.3 million ($89.5 million) and €56.9 million ($68.3 million), respectively, of accounts receivable were sold under the RPA and Italian RPA.

At the time the receivables are initially sold, the difference between the carrying amount and the fair value of the assets sold are included as a loss on sale in the consolidated statements of income. Expenses, primarily related to the loss on sale of receivables, associated with the RPA and Italian RPA totaled €1.9 million ($2.3 million) and €1.2 million ($1.5 million) for the years ended October 31, 2006 and 2005, respectively. Additionally, the Company performs collections and administrative functions on the receivables sold similar to the procedures it uses for collecting all of its receivables, including receivables that are not sold under the RPA and Italian RPA. The servicing liability for these receivables is not material to the consolidated financial statements.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

The Company periodically reviews goodwill and indefinite-lived intangible assets for impairment as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company has concluded that no impairment exists at this time.

Changes to the carrying amount of goodwill for the years ended October 31, 2006 and 2005 are as follows (Dollars in thousands):

	Industrial Packaging & Services	Paper, Packaging & Services	Total
Balance at October 31, 2004	$204,975	$32,828	$237,803
Goodwill acquired	38,563	—	38,563
Goodwill adjustments	(12,040)	—	(12,040)
Currency translation	(623)	—	(623)

Balance at October 31, 2005	230,875	32,828	263,703
Goodwill acquired	38,396		38,396
Goodwill adjustments	(13,592)		(13,592)
Currency translation	(1,955)		(1,955)

Balance at October 31, 2006	$253,724	$32,828	$286,552

The 2006 goodwill acquired of $38.4 million is preliminary and primarily relates to acquisition of industrial packaging companies in North America and Russia as well as purchase price adjustments from 2005 industrial packaging company acquisitions (see Note 2). The 2006 goodwill adjustment primarily represents the net reduction in goodwill of $9.5 million for the recognition of a deferred tax asset and the reversal of a tax contingency reserve related to the Van Leer Industrial Packaging acquisition closed in March 2001. The preceding adjustment to goodwill described above was made in accordance with SFAS 141, “Business Combinations” and applicable accounting pronouncements pertaining to tax matters existing at the business combination date. Besides the goodwill adjustment above, we reclassed $13.4 million from goodwill to intangible assets and recorded additional goodwill of $9.2 million primarily from purchase price adjustments related to the 2005 acquisitions.

The 2005 goodwill acquired of $38.6 million relates to three separate acquisitions of industrial packaging companies in North America. The 2005 goodwill adjustment primarily represents the recognition of a $2.2 million deferred tax asset as well as $9.8 million reversal of a tax contingency reserve which was originally set up in purchase accounting to provide for retrospective assessment of corporation tax for the years 1990 to 1999. The Company received a favorable ruling on the tax contingency matter from the Dutch courts in 2005. Both of these adjustments relate to the Van Leer Industrial Packaging acquisition closed in March 2001.

All intangible assets for the periods presented, excluding the goodwill items discussed above and except for $3.4 million, net, related to the Tri-Sure Trademark, are subject to amortization and are being amortized using the straight-line method over periods that range from 2 to 20 years. The details of other intangible assets by class as of October 31, 2006 and October 31, 2005 are as follows (Dollars in thousands):

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
October 31, 2006:
Trademarks and patents	$17,290	$7,992	$9,298
Non-compete agreements	5,033	3,709	1,324
Customer relationships	43,115	2,343	40,772
Other	15,575	3,382	12,193

Total	$81,013	$17,426	$63,587

October 31, 2005:
Trademarks and patents	$18,510	$7,411	$11,099
Non-compete agreements	9,625	8,978	647
Customer relationships	7,815	1,015	6,800
Other	9,229	2,760	6,469

Total	$45,179	$20,164	$25,015

During 2006, other intangible assets increased by $35.8 million primarily due to the 2006 acquisition of an industrial packaging company in North America which accounted for an increase of $29.2 million, and reclassification of $13.4 million from goodwill related to the 2005 acquisitions. Amortization expense was $4.1 million, $3.7 million and $4.0 million for 2006, 2005 and 2004, respectively. Amortization expense for the next five years is expected to be $5.6 million in 2007, $5.5 million in 2008, $5.5 million in 2009, $5.4 million in 2010 and $4.4 million in 2011.

NOTE 5—RESTRUCTURING CHARGES

During 2006, the Company recorded restructuring charges of $33.2 million, consisting of $16.8 million in employee separation costs, $8.3 million in asset impairments, $2.0 million in professional fees, and $6.1 million in other restructuring costs, primarily consisting of moving and lease termination costs. Four company-owned plants closed during 2006. Three plants in the Paper, Packaging & Services segment, and one in the Industrial Packaging & Services segment were closed. The Industrial Packaging & Services segment reduced the number of plants in the United Kingdom from five to three; merged operations of businesses purchased in October 2005 into existing North American plants; and consolidated one plant in France. In addition, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. The total employees severed in 2006 was 281.

For each business segment, costs incurred in 2006 are as follows (Dollars in thousands):

	Amounts Incurred in 2006	Total Amounts Expected to be Incurred
Industrial Packaging & Services:
Employee separation costs	$12,023	$15,853
Asset impairments	6,177	6,187
Professional fees	225	500
Other costs	5,609	8,139

	24,034	30,679

Paper, Packaging & Services:
Employee separation costs	4,799	4,930
Asset impairments	2,148	3,300
Professional fees	1,774	2,000
Other costs	472	550

	9,193	10,780

Timber:
Employee separation costs	9	9
Asset impairments	—	—
Professional fees	3	3
Other costs	(1)	(1)

	11	11

Total	$33,238	$41,470

Following is a reconciliation of the beginning and ending restructuring reserve balances for the years ended October 31, 2006 and 2005 (Dollars in thousands):

	Cash Charges		Non-cash Charges
	Employee Separation Costs	Other Costs	Asset Impairments	Total
Balance at October 31, 2004	$15,230	$2,053	$—	$17,283
Costs incurred and charged to expense	15,699	13,629	6,408	35,736
Costs paid or otherwise settled	(20,712)	(15,497)	(6,408)	(42,617)

Balance at October 31, 2005	10,217	185	—	10,402
Costs incurred and charged to expense	16,831	8,082	8,325	33,238
Costs paid or otherwise settled	(18,657)	(8,267)	(8,325)	(35,249)

Balance at October 31, 2006	$8,391	$—	$—	$8,391

During 2004, as part of the transformation to the Greif Business System, the Company closed five company-owned plants, four in the Industrial Packaging & Services segment and one in the Paper, Packaging & Services segment. The Company recorded restructuring charges of $54.1 million, consisting of $17.0 million in employee separation costs, $4.8 million in asset impairments, $19.7 million in professional fees directly related to transformation to the Greif Business System and $12.6 million in other costs during 2004. The Company closed four company owned plants and a distribution center in the Industrial Packaging & Services segment during 2005. Two of the plants and a distribution center were located in North America and two were located in the United Kingdom. In addition, corporate and administrative staff reductions were made throughout the world. As a result of the transformation to the Greif Business System, during 2005, the Company recorded restructuring charges of $31.8 million, consisting of $15.7 million in employee separation costs, $2.5 million in asset impairments, $3.7 million in professional fees directly related to the transformation to the Greif Business System and $9.9 million in other costs which primarily represented moving and lease termination costs. During 2005, the Company also recorded $3.9 million of restructuring charges related to the impairment of two facilities that were closed during previous restructuring programs. The asset impairment charges that relate to the write-down to fair value of building and equipment were based on recent purchase offers, market comparables and/or data obtained from the Company’s commercial real estate broker.

A total of 1,574 employees have been terminated in connection with the transformation to the Greif Business System from 2003 to 2005.

NOTE 6—SIGNIFICANT NONSTRATEGIC TIMBERLAND TRANSACTIONS AND CONSOLIDATION OF VARIABLE INTEREST ENTITIES

On March 28, 2005, Soterra LLC (a wholly owned subsidiary) entered into two real estate purchase and sale agreements with Plum Creek Timberlands, L.P. (“Plum Creek”) to sell approximately 56,000 acres of timberland and related assets located primarily in Florida for an aggregate sales price of approximately $90.0 million, subject to closing adjustments. In connection with the closing of one of these agreements, Soterra LLC sold approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama for $51.0 million, resulting in a pretax gain of $42.1 million, on May 23, 2005. The purchase price was paid in the form of cash and a $50.9 million purchase note payable by an indirect subsidiary of Plum Creek (the “Purchase Note”). Soterra LLC contributed the Purchase Note to STA Timber LLC (“STA Timber”), one of the Company’s indirect wholly owned subsidiaries. The Purchase Note is secured by a Deed of Guarantee issued by Bank of America, N.A., London Branch, in an amount not to exceed $52.3 million (the “Deed of Guarantee”), as a guarantee of the due and punctual payment of principal and interest on the Purchase Note. During 2006, the Company sold 21,000 acres of timberland holdings in Florida for $39.0 million in cash, resulting in a pre-tax gain of $36.4 million.

On May 31, 2005, STA Timber issued in a private placement its 5.20 percent Senior Secured Notes due August 5, 2020 (the “Monetization Notes”) in the principal amount of $43.3 million. In connection with the sale of the Monetization Notes, STA Timber entered into note purchase agreements with the purchasers of the Monetization Notes (the “Note Purchase Agreements”) and related documentation. The Monetization Notes are secured by a pledge of the Purchase Note and the Deed of Guarantee. The Monetization Notes may be accelerated in the event of a default in payment or a breach of the other obligations set forth therein or in the Note Purchase Agreements or related documents, subject in certain cases to any applicable cure periods, or upon the occurrence of certain insolvency or bankruptcy related events. The Monetization Notes are subject to a mechanism that may cause them, subject to certain conditions, to be extended to November 5, 2020. The proceeds from the sale of the Monetization Notes were primarily used for the repayment of indebtedness.

The Company has consolidated the assets and liabilities of STA Timber as of October 31, 2006 and 2005, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Because STA Timber is a separate and distinct legal entity from the Company, the assets of STA Timber are not available to satisfy the liabilities and obligations of the Company and the liabilities of STA Timber are not liabilities or obligations of the Company. In addition, the Company has not extended any form of guaranty of the principal or interest on the Monetization Notes. Accordingly, the Company will not become directly or contingently liable for the payment of the Monetization Notes at any time.

The Company has also consolidated the assets and liabilities of the buyer-sponsored special purpose entity (the “Buyer SPE”) involved in these transactions as the result of Interpretation 46R. However, because the Buyer SPE is a separate and distinct legal entity from the Company, the assets of the Buyer SPE are not available to satisfy the liabilities and obligations of the Company and the liabilities of the Buyer SPE are not liabilities or obligations of the Company.

Assets of the Buyer SPE at October 31, 2006 and 2005 consist of restricted bank financial instruments of $50.9 million. STA Timber had long-term debt of $43.3 million as of October 31, 2006 and 2005. STA Timber is exposed to credit-related losses in the event of nonperformance by the issuer of the Deed of Guarantee, but the Company does not expect that issuer to fail to meet its obligations. The accompanying income statement includes interest expense on STA Timber debt of $2.3 million and interest income on Buyer SPE investments of $2.4 million as of October 31, 2006 compared to $1.0 million and $1.1 million, respectively as of October 31, 2005.

NOTE 7—LONG-TERM DEBT

Long-term debt is summarized as follows (Dollars in thousands):

	October 31, 2006	October 31, 2005
Credit Agreement	$115,198	$85,655
Senior Subordinated Notes	242,560	241,889
Trade accounts receivable credit facility	120,000	95,711
Other long-term debt	3,650	7,145

	481,408	430,400
Less current portion	—	—

	$481,408	$430,400

Credit Agreement

The Company and certain of its international subsidiaries, as borrowers, entered into a Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions that provides for a $450.0 million revolving multicurrency credit facility. On October 31, 2006, the Credit Agreement was amended to increase the principal amount available from $350.0 million to $450.0 million. The revolving multicurrency credit facility is available for acquisitions, ongoing working capital and general corporate purposes. Interest is based on a euro currency rate or an alternative base rate that resets periodically plus a calculated margin amount. As of October 31, 2006, $115.2 million was outstanding under the Credit Agreement. The weighted average interest rate on the Credit Agreement was 5.18 percent and 4.10 percent for the years ended October 31, 2006 and 2005, respectively. The interest rate was 5.85 percent and 4.83 percent at October 31, 2006 and 2005, respectively.

The Credit Agreement contains certain covenants, which include financial covenants that require the Company to maintain a certain leverage ratio and a minimum coverage of interest expense. At October 31, 2006, the Company was in compliance with these covenants.

Senior Subordinated Notes

On July 31, 2002, the Company issued Senior Subordinated Notes in the aggregate principal amount of $250.0 million, receiving net proceeds of approximately $248.0 million before expenses. During the third quarter of 2005, the Company purchased $2.0 million of the Senior Subordinated Notes at a premium ($0.2 million), which was charged to interest expense. At October 31, 2006, the outstanding balance of $242.6 million included deferred losses on fair value hedges the Company previously had in place to hedge interest rate risk. At October 31, 2005, the outstanding balance of $241.9 million included losses on the mark-to-market of the fair value interest rate swap agreement the Company had in place to hedge interest rate risk. Interest on the Senior Subordinated Notes is payable semi-annually at the annual rate of 8.875 percent. The Senior Subordinated Notes do not have required principal payments prior to maturity on August 1, 2012. However, the Senior Subordinated Notes are redeemable at the option of the Company beginning August 1, 2007, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued interest, if any, to the redemption date:

Year	Redemption Price
2007	104.438%
2008	102.958%
2009	101.479%
2010 and thereafter	100.000%

In addition, prior to August 1, 2007, the Company may redeem the Senior Subordinated Notes by paying a specified “make-whole” premium.

The fair value of the Senior Subordinated Notes was approximately $256.0 million and $260.0 million at October 31, 2006 and 2005, respectively, based on quoted market prices. The Indenture pursuant to which the Senior Subordinated Notes were issued contains certain covenants. At October 31, 2006, the Company was in compliance with these covenants.

A description of the guarantees of the Senior Subordinated Notes by the Company’s United States subsidiaries is included in Note 17.

Trade Accounts Receivable Credit Facility

On October 31, 2003, the Company entered into a five-year, up to $120.0 million, credit facility with an affiliate of a bank in connection with the securitization of certain of the Company’s trade accounts receivable in the United States. The credit facility is secured by certain of the Company’s trade accounts receivable in the United States and bears interest at a variable rate based on LIBOR plus a margin or other agreed upon rate (5.87 percent and 4.59 percent interest rate as of October 31, 2006 and 2005, respectively). The Company can terminate this facility at any time upon 60 days prior written notice. In connection with this transaction, the Company established Greif Receivables Funding LLC (“GRF”), which is included in the Company’s consolidated financial statements. However, because GRF is a separate and distinct legal entity from the Company, the assets of GRF are not available to satisfy the liabilities and obligations of the Company and the liabilities of GRF are not liabilities or obligations of the Company. This entity purchases and services the Company’s trade accounts receivable that are subject to this credit facility. As of October 31, 2006, there was a total of $120.0 million outstanding under the trade accounts receivable credit facility.

The trade accounts receivable credit facility provides that in the event the Company breaches any of its financial covenants under the Credit Agreement, and the majority of the lenders there under consent to a waiver thereof, but the provider of the trade accounts receivable credit facility does not consent to any such waiver, then the Company must within 90 days of providing notice of the breach, pay all amounts outstanding under the trade accounts receivable credit facility.

Other

In addition to the amounts borrowed against the Credit Agreement and proceeds from the Senior Subordinated Notes and the trade accounts receivable credit facility, the Company had outstanding debt of $33.0 million, comprised of $3.7 million in long-term debt and $29.3 million in short-term borrowings, at October 31, 2006 and outstanding debt of $24.3 million, comprised of $7.1 million in long-term debt and $17.2 million in short-term borrowings, at October 31, 2005.

Annual maturities of the Company’s long-term debt are $122.2 million in 2008, $115.2 million in 2010, and $244.0 million thereafter.

At October 31, 2006 and 2005, the Company had deferred financing fees and debt issuance costs of $8.0 million and $8.9 million, respectively, which are included in other long-term assets.

During 2006, the Company paid $44.9 million of interest ($42.3 million in 2005 and $43.6 million in 2004) related to its long-term obligations. Interest of $0.1 million in 2006, $0.1 million in 2005 and $0.6 million in 2004 was capitalized.

Non-Cancelable Operating Leases

The Company has entered into non-cancelable operating leases for buildings, trucks and computer equipment. The future minimum lease payments for the non-cancelable operating leases are $12.5 million in 2007, $8.9 million in 2008, $6.6 million in 2009, $4.4 million in 2010, $2.8 million in 2011, and $3.6 million thereafter. Rent expense was $23.2 million in 2006, $20.7 million in 2005, and $20.3 million in 2004.

NOTE 8—FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable, current liabilities and short-term borrowings at October 31, 2006 and 2005 approximate their fair values because of the short-term nature of these items.

The estimated fair values of the Company’s long-term debt was $499.2 million and $447.8 million as compared to the carrying amounts of $481.4 million and $430.4 million at October 31, 2006 and 2005, respectively. The fair values of the Company’s long-term obligations are estimated based on either the quoted market prices for the same or similar issues or the current interest rates offered for debt of the same remaining maturities.

The Company uses derivatives from time to time to partially mitigate the effect of exposure to interest rate movements, exposure to foreign currency fluctuations, and energy cost fluctuations. The Company records derivatives based on SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and related amendments. This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Changes in the fair value of derivatives are recognized in either net income or in other comprehensive income, depending on the designated purpose of the derivative.

The Company had interest rate swap agreements with an aggregate notional amount of $130.0 million and $280.0 million at October 31, 2006 and 2005, respectively, with various maturities through 2012. Under certain of these agreements, the Company receives interest either monthly or quarterly from the counterparties equal to LIBOR and pays interest at a fixed rate (5.56 percent at October 31, 2006) over the life of the contracts. The Company was also party to agreements in which it received interest semi-annually from the counterparties equal to a fixed rate of 8.875 percent and paid interest based on LIBOR plus a margin that were terminated during the first quarter of 2006. In conjunction with this termination, the Company paid $4.8 million to the counterparties, which will be amortized over the remaining term of the Senior Subordinated Notes. A liability for the loss on outstanding interest rate swap contracts, which represented their fair values, in the amount of $1.0 million and $6.6 million was recorded at October 31, 2006 and 2005, respectively.

At October 31, 2006, the Company also had cross-currency interest rate swaps to hedge its net investment in its European subsidiaries. Under these agreements, the Company receives interest semi-annually from the counterparties equal to a fixed rate of 8.875 percent on $248.0 million and pays interest at a fixed rate of 6.80 percent on €206.7 million. Upon maturity of these swaps on August 1, 2007, the Company will be required to pay €206.7 million to the counterparties and receive $248.0 million from the counterparties. A liability for the loss on these agreements of $14.2 million, representing their fair values, was recorded at October 31, 2006, and a comprehensive loss of $14.2 million was recorded for the year ended October 31, 2006.

At October 31, 2006, the Company had outstanding foreign currency forward contracts in the notional amount of $45.2 million ($21.5 million at October 31, 2005). The purpose of these contracts is to hedge the Company’s exposure to foreign currency transactions and short-term intercompany loan balances with its international businesses. The fair value of these contracts resulted in a gain of $2.1 million recorded in other comprehensive income and a loss of $0.1 million recorded in the consolidated statements of income for the year ended October 31, 2006. The fair value of similar contracts resulted in a loss of $0.2 million recorded in the consolidated statements of income for the year ended October 31, 2005.

During 2006, the Company has entered into certain cash flow hedges to mitigate its exposure to cost fluctuations in natural gas prices through October 31, 2007. The fair value of the energy hedges was in an unfavorable position of $1.5 million ($0.9 million net of tax) at October 31, 2006. As a result of the high correlation between the hedged instruments and the underlying transactions, ineffectiveness has not had a material impact on the Company’s consolidated statements of income for the year ended October 31, 2006.

While the counterparties to its derivative financial instrument contracts may expose the Company to credit losses in the event of nonperformance, its counterparties are established banks and financial institutions with high credit ratings. The Company has no reason to believe that such counterparties will not be able to fully satisfy their obligations under these contracts.

The fair values of all derivative financial instruments are estimated based on current settlement prices of comparable contracts obtained from dealer quotes. The values represent the estimated amounts the Company would pay or receive to terminate the agreements at the reporting date.

During the next twelve months, the Company expects to reclassify into earnings a net gain from accumulated other comprehensive income (loss) of approximately $1.0 million after tax at the time the underlying hedge transactions are realized.

NOTE 9—CAPITAL STOCK

Class A Common Stock is entitled to cumulative dividends of one cent a share per year after which Class B Common Stock is entitled to non-cumulative dividends up to a half-cent a share per year. Further distribution in any year must be made in proportion of one cent a share for Class A Common Stock to one and a half cents a share for Class B Common Stock. The Class A Common Stock has no voting rights unless four quarterly cumulative dividends upon the Class A Common Stock are in arrears. The Class B Common Stock has full voting rights. There is no cumulative voting for the election of directors.

On February 26, 2007, shareholders approved an increase in the number of the Company’s authorized shares to 128,000,000 shares of Class A Common Stock and 69,120,000 shares of Class B Common Stock. Subsequent to the aforementioned approval, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s Class A Common Stock and Class B Common Stock. The split was payable on April 11, 2007 to shareholders of record on March 19, 2007. The stock split means that each holder of Class A Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class A Common Stock for every share they held of Class A Common Stock and each holder of Class B Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class B Common Stock for every share they held of Class B Common Stock. The day on which such shares began trading on the New

York Stock Exchange reflecting the stock split was April 12, 2007. The stock split will require retroactive restatement of all historical shares and per share data in the Company’s financial statements for the second quarter ending April 30, 2007.

All references to the number of shares and per share amounts in the Consolidated Financial Statements are presented on a post-split basis.

The following table summarizes the Company’s capital stock, without par value (Class A and Class B common shares), and treasury shares at the specified dates:

	Authorized Shares	Issued Shares	Outstanding Shares	Treasury Shares
October 31, 2006:
Class A Common Stock	128,000,000	21,140,960	11,634,153	9,506,807
Class B Common Stock	69,120,000	17,280,000	11,515,533	5,764,467

October 31, 2005:
Class A Common Stock	128,000,000	21,140,960	11,532,356	9,608,604
Class B Common Stock	69,120,000	17,280,000	11,538,645	5,741,355

NOTE 10—STOCK BASED COMPENSATION

In 2001, the Company adopted the 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The provisions of the 2001 Plan allow the awarding of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that may be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of incentive stock options that will be issued under the 2001 Plan during its term is 5,000,000 shares.

Prior to 2001, the Company had adopted a Nonstatutory Stock Option Plan (the “2000 Plan”) that provides the discretionary granting of nonstatutory options to key employees, and an Incentive Stock Option Plan (the “Option Plan”) that provides the discretionary granting of incentive stock options to key employees and nonstatutory options for non-employees. The aggregate number of the Company’s Class A Common Stock options that may be granted under the 2000 Plan and Option Plan may not exceed 400,000 shares and 2,000,000 shares, respectively.

Under the terms of the 2001 Plan, the 2000 Plan and the Option Plan, stock options are granted at exercise prices equal to the market value of the common stock on the date options are granted and become fully vested two years after date of grant. Options expire 10 years after date of grant.

In 2005, the Company adopted the 2005 Outside Directors Equity Award Plan (the “2005 Directors Plan”), which provides the granting of stock options, restricted stock or stock appreciation rights to directors who are not employees of the Company. Prior to 2005, the Directors Stock Option Plan (the “Directors Plan”) provided the granting of stock options to directors who are not employees of the Company. The aggregate number of the Company’s Class A Common Stock options that may be granted may not exceed 200,000 shares under each of these plans. Under the terms of both plans, options are granted at exercise prices equal to the market value of the common stock on the date options are granted and become exercisable immediately. Options expire 10 years after date of grant.

No stock options were granted during 2006.

In 2005, 219,150 stock options were granted under the 2001 Plan with option prices of $24.07 per share. Under the 2005 Directors Plan, in 2005 28,000 options were granted to outside directors with option prices of $32.18 per share.

The fair value for each option is estimated on the date of grant using the Black-Scholes option pricing model, as allowed under SFAS No. 123, with the following assumptions:

	2005	2004
Dividend yield	1.14%	2.07%
Volatility rate	34.00%	33.40%
Risk-free interest rate	3.88%	3.31%
Expected option life	6 years	6 years

The fair values of shares granted 2005 and 2004 were $8.82 and $5.57, respectively, as of the grant date.

Stock option activity for the years ended October 31 was as follows (Shares in thousands):

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning balance	979	$30.68	1,483	$28.24	2,021	$28.17
Granted	—	$—	124	$49.97	12	$36.99
Forfeited	—	$—	35	$26.75	48	$27.76
Exercised	162	$27.88	593	$28.83	502	$28.25

Ending balance	817	$31.24	979	$30.68	1,483	$28.24

Our results of operations for the fiscal year ended October 31, 2006 include $0.6 million of share based compensation expense for stock options (net of approximately $0.3 million of income taxes).

As of October 31, 2006, outstanding stock options had exercise prices and contractual lives as follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life
$18-$28	353,262	6 years
$28-$38	342,560	5 years
$48-$58	108,825	8 years
$58-$68	12,000	9 years

There are 707,822 options that were exercisable at October 31, 2006 (870,370 options at October 31, 2005 and 1,240,000 options at October 31, 2004).

NOTE 11—INCOME TAXES

The provision for income taxes consists of the following (Dollars in thousands):

For the years ended October 31,	2006	2005	2004
Current:
Federal	$22,112	$8,072	$—
State and local	754	884	165
International	30,142	19,506	18,612

	53,008	28,462	18,777
Deferred	10,808	18,593	(3,153)

	$63,816	$47,055	$15,624

International income before income tax expense amounted to $105.1 million in 2006 ($76.4 million in 2005 and $76.0 million in 2004).

The following is a reconciliation of the provision for income taxes based on the federal statutory rate to the Company’s effective income tax rate:

For the years ended October 31,	2006	2005	2004
United States federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal tax (cost) benefit	3.5%	3.2%	(0.3)%
Other non-deductible expenses and international tax rates	(7.8)%	(7.3)%	(10.2)%

	30.7%	30.9%	24.5%

Significant components of the Company’s deferred tax assets and liabilities at October 31 for the years indicated were as follows (Dollars in thousands):

	2006	2005
Vacation accrual	$2,313	$2,060
Bad debt reserves	1,710	1,145
Incentives	3,548	—
Restructuring reserves	3,336	2,440
Other current assets	4,907	4,443

Current deferred tax asset	$15,814	$10,088

Net operating loss carryforwards	$75,581	$71,100
Derivatives instruments	857	710
Minimum pension liability	16,744	22,861
Deferred compensation	1,912	2,032
Environmental reserves	2,948	456
Foreign tax credits	1,758	1,267
Workers compensation	1,657	2,801
Post-Retirement	12,112	12,111
Captive insurance operations	8,265	5,129
Other	1,780	5,877

	$123,614	$124,344
Valuation allowance for long-term deferred tax asset	(57,773)	(45,314)

Long-term deferred tax asset	$65,841	$79,030

Current deferred tax liability	$—	$—

Properties, plants and equipment	$117,599	$123,539
Goodwill and other intangible assets	34,637	16,920
Timberland transactions	86,909	66,751
Pension	6,025	5,657

Long-term deferred tax liability	$245,170	$212,867

At October 31, 2006, the Company had tax benefits from international net operating loss carryforwards of approximately $68.1 million for international income tax purposes of which a significant portion begin expiring in 2011. At October 31, 2006, valuation allowances of approximately $57.8 million have been provided against the tax benefits from international net operating loss carryforwards. Most of these valuation allowances are provided for international net operating loss carryforwards acquired in the Van Leer Industrial Packaging acquisition for which subsequently recognized tax benefits will be allocated to reduce goodwill.

At October 31, 2006 the Company had undistributed earnings from non-U.S. subsidiaries that are intended to be permanently reinvested in non-U.S. operations. Because these earnings are considered permanently reinvested, no U.S. tax provision has been accrued related to the repatriation of these earnings.

During 2006, the Company paid $33.7 million in income taxes ($20.6 million in 2005 and $9.6 million in 2004).

NOTE 12—RETIREMENT PLANS

The Company has certain non-contributory defined benefit pension plans in the United States, Australia, Germany, Netherlands, South Africa and United Kingdom. The Company uses a measurement date of August 31 for its pension plans. The salaried plans’ benefits are based primarily on years of service and earnings. The hourly plans’ benefits are based primarily upon years of service. The Company contributes an amount that is not less than the minimum funding or more than the maximum tax-deductible amount to these plans. The plans’ assets consist of large cap, small cap and international equity securities, fixed income investments and the allowable number of shares of the Company’s common stock, which were 123,752 Class A shares and 80,355 Class B shares at both October 31, 2006 and 2005.

The components of net periodic pension cost include the following (Dollars in thousands):

For the years ended October 31,	2006	2005	2004
Service cost	$14,743	$12,362	$12,088
Interest cost	25,379	26,418	24,086
Expected return on plan assets	(30,229)	(30,121)	(27,285)
Amortization of prior service cost	1,047	1,065	720
Amortization of initial net asset	(791)	(791)	(1,018)
Recognized net actuarial loss (gain)	6,639	4,807	3,286
Curtailment and other	(484)	—	—

	$16,304	$13,740	$11,877

The weighted average assumptions used in determining benefit obligations and net periodic pension costs were as follows:

	2006	2005	2004
Discount rate	5.25%	5.50%	6.00%
Expected return on plan assets(1)	7.53%	7.50%	7.50%
Rate of compensation increase	3.64%	3.50%	3.50%

(1)	To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This rate is gross of any investment or administrative expenses.

The following table sets forth the plans’ change in benefit obligation, change in plan assets and amounts recognized in the consolidated financial statements (Dollars in thousands):

	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$500,994	$450,619
Benefit obligation adjustments	(1,195)	1,519
Service cost	14,743	12,362
Interest cost	25,379	26,418
Plan participant contributions	734	883
Amendments	746	2,488
Actuarial loss/(gain)	(17,010)	46,838
Foreign currency effects	16,993	(12,806)
Benefits paid	(25,802)	(25,288)
Curtailment gain	(403)	(2,039)

Benefit obligation at end of year	$515,179	$500,994

Change in plan assets:
Fair value of plan assets at beginning of year	$404,841	$359,726
Fair value of plan assets adjustments	—	7,577
Actual return on plan assets	41,301	59,445
Expense paid	(1,195)	(896)
Plan participant contributions	734	883
Foreign currency effects	16,150	(11,793)
Employer contributions	18,930	14,208
Benefits paid	(24,799)	(24,309)

Fair value of plan assets at end of year	$455,962	$404,841

	2006	2005
Funded status	$(59,217)	$(96,152)
Unrecognized net actuarial loss	87,153	119,625
Unrecognized prior service cost	6,287	6,651
Unrecognized initial net asset	(945)	(1,736)
Additional contributions (September 1 to October 31)	3,344	7,366

Net amount recognized	$36,622	$35,754

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$46,659	$39,450
Accrued benefit liability	(62,403)	(75,723)
Intangible asset	4,525	6,709
Accumulated other comprehensive loss	47,841	65,318

Net amount recognized	$36,622	$35,754

Aggregated accumulated benefit obligations for all plans were $479.0 million and $460.0 million at August 31, 2006 and 2005, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $260.0 million, $239.0 million and $173.0 million, respectively, as of August 31, 2006. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the international pension plans were $276.0 million, $258.0 million and $278.0 million, respectively, as of August 31, 2006.

Pension plan contributions totaled $18.9 million and $14.2 million during 2006 and 2005, respectively. Contributions during 2007 are expected to be approximately $28.1 million.

The Company’s weighted average asset allocations at the measurement date and the target asset allocations by category are as follows:

Asset Category	2006 Actual	Target
Equity securities	63%	63%
Debt securities	27%	29%
Other	10%	8%

Total	100%	100%

The investment policy reflects the long-term nature of the plans’ funding obligations. The assets are invested to provide the opportunity for both income and growth of principal. This objective is pursued as a long-term goal designed to provide required benefits for participants without undue risk. It is expected that this objective can be achieved through a well-diversified asset portfolio. All equity investments are made within the guidelines of quality, marketability and diversification mandated by the Employee Retirement Income Security Act and other relevant statutes. Investment managers are directed to maintain equity portfolios at a risk level approximately equivalent to that of the specific benchmark established for that portfolio.

Future benefit payments, which reflect expected future service, as appropriate, during the next five years, and in the aggregate for the five fiscal years thereafter, are as follows (Dollars in thousands):

Year	Expected benefit payments
2007	$27,789
2008	$26,837
2009	$27,870
2010	$29,692
2011	$29,723
2012-2016	$168,497

The Company has several voluntary 401(k) savings plans that cover eligible employees. For certain plans, the Company matches a percentage of each employee’s contribution up to a maximum percentage of base salary. Company contributions to the 401(k) plans were $1.9 million in 2006, $1.7 million in 2005 and $1.1 million in 2004.

NOTE 13—POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

The Company has certain postretirement health and life insurance benefit plans in the United States and South Africa. The Company uses a measurement date of August 31 for its postretirement benefit plans.

In conjunction with a prior acquisition of the industrial containers business from Sonoco Products Company (“Sonoco”) in 1998, the Company assumed an obligation to reimburse Sonoco for its actual costs incurred in providing postretirement health care benefits to certain employees. Contributions by the Company are limited to an aggregate annual payment of $1.4 million for eligible employees at the date of purchase. Further, the Company is responsible for the cost of certain union hourly employees who were not eligible at the date of closing. The Company intends to fund these benefits from its operations.

The components of net periodic cost for the postretirement benefits include the following (Dollars in thousands):

For the years ended October 31,	2006	2005	2004
Service cost	$30	$22	$60
Interest cost	2,302	3,123	3,109
Amortization of prior service cost	(1,298)	(457)	(443)
Recognized net actuarial loss	695	241	93

	$1,729	$2,929	$2,819

The following table sets forth the plans’ change in benefit obligation, change in plan assets and amounts recognized in the consolidated financial statements (Dollars in thousands):

	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$42,263	$49,119
Service cost	30	22
Interest cost	2,302	3,123
Plan participant contributions	—	372
Actuarial loss	(5,749)	5,047
Amendments	—	(12,208)
Foreign currency effects	(373)	(402)
Benefits paid	(3,091)	(2,810)

Benefit obligation at end of year	$35,382	$42,263

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	—	2,810
Benefits paid	—	(2,810)

	—
Fair value of plan assets at end of year	$—	$—

Funded status	$35,382	$42,263
Unrecognized net actuarial loss	(5,754)	(12,069)
Unrecognized prior service cost	16,396	18,063

Net amount recognized	$46,024	$48,257

The accumulated postretirement health and life insurance benefit obligation and fair value of plan assets for the international plans were $2.6 million and $0 respectively, as of August 31, 2006 compared to $4.0 million and $0, respectively as of August 31, 2005.

The measurements assume a discount rate of 6.0 percent in the United States and 9.25 percent in South Africa. The health care cost trend rates on gross eligible charges are as follows:

Medical
Current trend rate	8.9%
Ultimate trend rate	4.9%

A one-percentage point change in assumed health care cost trend rates would have the following effects (Dollars in thousands):

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost components	$101	$(89)
Effect on postretirement benefit obligation	$1,094	$(965)

Future benefit payments, which reflect expected future service, as appropriate, during the next five years, and in the aggregate for the five fiscal years thereafter, are as follows (Dollars in thousands):

Year	Expected benefit payments
2007	$4,670
2008	$3,328
2009	$3,373
2010	$3,313
2011	$3,333
2012-2016	$13,874

NOTE 14—CONTINGENT LIABILITIES

Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company, including those pertaining to environmental, product liability and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies.

The most significant contingencies of the Company relate to environmental liabilities. Following is additional information with respect to these matters.

At October 31, 2006 and 2005, the Company had recorded liabilities of $14.9 million and $8.1 million, respectively, for estimated environmental remediation costs. The liabilities were recorded on an undiscounted basis and included in other long-term liabilities.

The Company’s environmental liabilities include a reserve of $4.6 million and $3.9 million at October 31, 2006 and 2005, respectively, related to its facility in Lier, Belgium. The reserve was based on environmental studies that have been conducted at this site. The Lier, Belgium site is being monitored by the Public Flemish Waste Company (“PFWC”), which is the Belgian body for waste control. PFWC must approve all remediation efforts that are undertaken by the Company at this site.

The Company recorded an additional environmental liability reserve of $6.0 million for the blending facility in Chicago, Illinois acquired in September 2006. The reserve was based upon a third party’s estimate.

The Company also has recorded liabilities of $4.3 million and $4.2 million at October 31, 2006 and 2005, respectively, for asserted and unasserted litigation, claims and/or assessments at some of its manufacturing sites and other locations where it believes the outcome of such matters will be unfavorable to the Company. These environmental liabilities were not individually significant. The Company only reserves for those unasserted claims that it believes are probable of being asserted at some time in the future. The liabilities recorded are based upon an evaluation of currently available facts with respect to each individual site, including the results of environmental studies and testing, and considering existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The Company initially provides for the estimated cost of environmental-related activities when costs can be reasonably estimated. If the best estimate of costs can only be identified as a range and no specific amount within that range can be determined more likely than any other amount within the range, the minimum of the range is accrued.

The estimated liabilities are reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of relevant costs. For sites that involve formal actions subject to joint and several liability, these actions have formal agreements in place to apportion the liability. The Company’s potential future obligations for environmental contingencies related to facilities acquired in the 2001 Van Leer Industrial Packaging acquisition may, under certain circumstances, be reduced by insurance coverage and seller cost sharing provisions. In connection with that acquisition, the Company was issued a 10-year term insurance policy, which insures the Company against environmental contingencies unidentified at the acquisition date, subject to a $50.0 million aggregate self-insured retention. Liability for this first $50.0 million of unidentified environmental contingencies is shared 70 percent by the seller and 30 percent by the Company if such contingency is identified within 10 years following the acquisition date. The Company is liable for identified environmental contingencies at the acquisition date up to an aggregate $10.0 million, and thereafter the liability is shared 70 percent by the Company and 30 percent by the seller.

The Company anticipates that cash expenditures in future periods for remediation costs at identified sites will be made over an extended period of time. Given the inherent uncertainties in evaluating environmental exposures, actual costs may vary from those estimated at October 31, 2006. The Company’s exposure to adverse developments with respect to any individual site is not expected to be material. Although environmental remediation could have a material effect on results of operations if a series of adverse developments occur in a particular quarter or fiscal year, the Company believes that the chance of a series of adverse developments occurring in the same quarter or fiscal year is remote. Future information and developments will require the Company to continually reassess the expected impact of these environmental matters.

NOTE 15—BUSINESS SEGMENT INFORMATION

The Company operates in three business segments: Industrial Packaging & Services; Paper, Packaging & Services; and Timber.

Operations in the Industrial Packaging & Services segment involve the production and sale of industrial packaging and related services. These products are manufactured and sold in over 40 countries throughout the world.

Operations in the Paper, Packaging & Services segment involve the production and sale of containerboard, both semi-chemical and recycled, corrugated sheets, corrugated containers and multiwall bags and related services. These products are manufactured and sold in North America.

Operations in the Timber segment involve the management and sale of timber and special use properties from approximately 266,700 acres of timber properties in the southeastern United States. The Company also owns approximately 37,400 acres of timber properties in Canada, which are not actively managed at this time.

The Company’s reportable segments are strategic business units that offer different products. The accounting policies of the reportable segments are substantially the same as those described in the “Description of Business and Summary of Significant Accounting Policies.”

The following segment information is presented for each of the three years in the period ended October 31, 2006, except as to information relating to assets which is at October 31, 2006 and 2005 (Dollars in thousands):

	2006	2005	2004
Net sales:
Industrial Packaging & Services	$1,945,299	$1,804,169	$1,620,790
Paper, Packaging & Services	668,047	607,818	568,136
Timber	15,129	12,310	20,356

Total net sales	$2,628,475	$2,424,297	$2,209,282

Operating profit:
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$163,072	$122,818	$111,949
Paper, Packaging & Services	64,401	40,611	29,473
Timber	10,626	7,972	13,888

Total operating profit before restructuring charges and timberland gains	238,099	171,401	155,310

	2006	2005	2004
Restructuring charges:
Industrial Packaging & Services	24,034	31,375	44,975
Paper, Packaging & Services	9,193	4,271	8,936
Timber	11	90	207

Total restructuring charges	33,238	35,736	54,118

Timberland gains:
Timber	41,302	56,268	7,514

Total operating profit	$246,163	$191,933	$108,706

Assets:
Industrial Packaging & Services	$1,340,553	$1,103,648
Paper, Packaging & Services	248,364	278,869
Timber	250,310	194,880

Total segment	1,839,227	1,577,397
Corporate and other	348,774	305,926

Total assets	$2,188,001	$1,883,323

Depreciation, depletion and amortization expense:
Industrial Packaging & Services	$57,177	$61,687	$63,898
Paper, Packaging & Services	29,569	31,997	33,082
Timber	3,742	1,414	2,914

Total depreciation, depletion and amortization expense	$90,488	$95,098	$99,894

Additions to long-lived assets:
Industrial Packaging & Services	$61,795	$50,569	$29,822
Paper, Packaging & Services	9,245	12,746	14,552
Timber	62,110	17,668	12,588

Total segment	133,150	80,983	56,962
Corporate and other	4,590	4,381	5,829

Total additions to long-lived assets	$137,740	$85,364	$62,791

The following geographic information is presented for each of the three years in the period ended October 31, 2006, except as to asset information that is at October 31, 2006 and 2005 (Dollars in thousands):

	2006	2005	2004
Net sales:
North America	$1,546,381	$1,323,204	$1,252,062
Europe	711,641	740,806	646,839
Other	370,453	360,287	310,381

Total net sales	$2,628,475	$2,424,297	$2,209,282

The following table presents total assets by geographic region (Dollars in thousands):

	2006	2005
Assets:
North America	$1,474,095	$1,243,054
Europe	482,505	426,062
Other	231,401	214,207

Total assets	$2,188,001	$1,883,323

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly results of operations for 2006 and 2005 are shown below (Dollars in thousands, except per share amounts):

	Quarter ended
2006	January 31	April 30	July 31	October 31
Net sales	$582,316	$620,107	$690,475	$735,577
Gross profit	$89,672	$109,443	$136,743	$143,346
Net income (1)	$33,352	$28,693	$38,336	$41,738
Earnings per share
Basic:
Class A Common Stock	$0.58	$0.50	$0.66	$0.72
Class B Common Stock	$0.86	$0.75	$1.00	$1.08
Diluted:
Class A Common Stock	$0.57	$0.49	$0.65	$0.71
Class B Common Stock	$0.86	$0.75	$1.00	$1.08
Earnings per share were calculated using the following number of shares:
Basic:
Class A Common Stock	23,090,044	23,090,606	23,179,766	23,222,152
Class B Common Stock	23,077,290	23,042,490	23,042,490	23,040,278
Diluted:
Class A Common Stock	23,736,662	23,716,040	23,742,262	23,897,036
Class B Common Stock	23,077,290	23,060,974	23,042,490	23,040,278
Market price (Class A Common Stock):
High	$34.26	$34.98	$37.50	$48.84
Low	$28.50	$28.38	$29.53	$31.55
Close	$32.11	$33.87	$34.45	$46.86
Market price (Class B Common Stock):
High	$32.35	$32.00	$34.95	$44.25
Low	$27.25	$27.50	$27.75	$30.00
Close	$30.32	$29.57	$32.01	$42.71

(1)	Includes significant timberland gain in the first quarter of 2006. (See Note 6).

	Quarter ended
2005	January 31	April 30	July 31	October 31
Net sales	$582,564	$612,960	$609,046	$619,727
Gross profit	$88,726	$97,918	$93,471	$110,672
Net income (1)	$15,136	$16,767	$50,712	$22,041
Earnings per share:
Basic:
Class A Common Stock	$0.27	$0.29	$0.88	$0.38
Class B Common Stock	$0.40	$0.44	$1.32	$0.57
Diluted:
Class A Common Stock	$0.26	$0.28	$0.85	$0.37
Class B Common Stock	$0.40	$0.44	$1.32	$0.57
Earnings per share were calculated using the following number of shares:
Basic:
Class A Common Stock	22,238,584	22,755,782	23,088,650	23,097,500
Class B Common Stock	23,281,518	23,122,378	23,116,880	23,094,444
Diluted:
Class A Common Stock	23,055,748	23,627,498	23,860,656	23,791,194
Class B Common Stock	23,281,518	23,122,378	23,116,880	23,094,444
Market price (Class A Common Stock):
High	$28.98	$38.45	$37.61	$32.18
Low	$20.80	$28.70	$28.07	$26.81
Close	$28.97	$34.69	$31.50	$30.50
Market price (Class B Common Stock):
High	$27.99	$35.50	$34.75	$30.59
Low	$20.50	$27.75	$26.63	$26.55
Close	$27.66	$32.13	$29.13	$28.75

(1)	Includes a significant timberland gain in the third quarter of 2005 (see Note 6).

Shares of the Company’s Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange where the symbols are GEF and GEF.B, respectively.

As of December 15, 2006, there were 428 stockholders of record of the Class A Common Stock and 115 stockholders of record of the Class B Common Stock.

NOTE 17—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On July 31, 2002, the Company issued $250.0 million of Senior Subordinated Notes, which mature in August 2012 (see Note 7). The Senior Subordinated Notes are fully guaranteed, jointly and severally, by the Company’s United States subsidiaries (“Guarantor Subsidiaries”). The Company’s international subsidiaries are not guaranteeing the Senior Subordinated Notes (“Non-Guarantor Subsidiaries”).

Presented below are summarized condensed consolidating financial statements of Greif, Inc. (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries at October 31, 2006 and 2005, and for each of the three years in the period ended October 31, 2006.

These summarized condensed consolidating financial statements are prepared on the equity method. Separate financial statements for the Guarantor Subsidiaries are not presented based on management’s determination that they do not provide additional information that is material to investors. Therefore, the Guarantor Subsidiaries are combined in the presentation below.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended October 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,937	$1,451,238	$1,271,174	$(96,874)	$2,628,475
Cost of products sold	3,458	1,208,021	1,034,666	(96,874)	2,149,271

Gross profit	(521)	243,217	236,508	—	479,204

Selling, general and administrative expenses	1,475	140,345	117,302	—	259,122
Restructuring charges	(36)	14,588	18,686	—	33,238
Gain on disposals of properties, plants and equipment, net	—	53,698	5,621	—	59,319

Operating profit	(1,960)	141,982	106,141		246,163
Interest expense, net	27,784	5,812	2,397	—	35,993
Other income (expense), net	(54)	(3,014)	769	—	(2,299)

Income before income tax expense and equity in earnings (losses) of affiliates and minority interests	(29,798)	133,156	104,513	—	207,871
Income tax expense (income)	(9,743)	40,879	32,680	—	63,816
Equity in earnings (losses) of affiliates and minority interests	162,174	—	(1,936)	(162,174)	(1,936)

Net income (loss)	$142,119	$92,277	$69,897	$(162,174)	$142,119

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended October 31, 2005

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$5,135	$1,361,988	$1,245,616	$(188,442)	$2,424,297
Cost of products sold	3,722	1,171,704	1,046,526	(188,442)	2,033,510

Gross profit	1,413	190,284	199,090	—	390,787

Selling, general and administrative expenses	1,178	113,231	110,320	—	224,729
Restructuring charges	418	14,993	20,325	—	35,736
Gain on sale of timberland	—	—	—	—	—
Gain on disposals of properties, plants and equipment, net	1,226	59,348	1,037	—	61,611

Operating profit	1,043	121,408	69,482		191,933
Interest expense, net	—	34,294	6,596	—	40,890
Debt extinguishment charge	—	2,828	—	—	2,828
Other income (expense), net	15	(4,073)	8,098	—	4,040

Income before income tax expense and equity in earnings (losses) of affiliates and minority interests	1,058	80,213	70,984	—	152,255
Income tax expense	327	24,790	21,938	—	47,055
Equity in earnings (losses) of affiliates and minority interests	103,925	—	(544)	(103,925)	(544)

Net income (loss)	$104,656	$55,423	$48,502	$(103,925)	$104,656

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the year ended October 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$695,219	$622,042	$1,150,908	$(258,887)	$2,209,282
Cost of products sold	592,067	533,935	969,317	(258,887)	1,836,432

Gross profit	103,152	88,107	181,591	—	372,850

Selling, general and administrative expenses	95,613	19,243	103,965	—	218,821
Restructuring charges	7,924	35,441	10,753	—	54,118
Gain on sale of timberland	—	—	—	—	—
Gain on disposals of properties, plants and equipment, net	—	6,925	1,870	—	8,795

Operating profit (loss)	(385)	40,348	68,743	—	108,706
Interest expense, net	38,657	2,189	4,418	—	45,264
Other income (expense), net	(41,110)	32,009	9,429	—	328

Income (loss) before income tax expense (benefit) and equity in earnings (losses) of affiliates and minority interests	(80,152)	70,168	73,754	—	63,770
Income tax expense (benefit)	(19,637)	17,191	18,070	—	15,624
Equity in earnings (losses) of affiliates and minority interests	108,284	—	(377)	(108,284)	(377)

Net income (loss)	$47,769	$52,977	$55,307	$(108,284)	$47,769

CONDENSED CONSOLIDATING BALANCE SHEETS

As of October 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$1,507	$185,594	$—	$187,101
Trade accounts receivable	55,729	59,916	200,016	—	315,661
Inventories	301	81,388	123,315	—	205,004
Other current assets	279,062	28,978	62,282	(285,051)	85,271

	335,092	171,789	571,207	(285,051)	793,037

Long-term assets
Goodwill and other intangible assets	—	253,576	96,563	—	350,139
Assets held by special purpose entities (Note 6)	—	50,891	—	—	50,891
Other long-term assets	1,043,898	824,398	265,462	(2,080,773)	52,985

	1,043,898	1,128,865	362,025	(2,080,773)	454,015

Properties, plants and equipment, net	(616)	709,747	231,818	—	940,949

	$1,378,374	$2,010,401	$1,165,050	$(2,368,824)	$2,188,001

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$51,692	$66,438	$502,677	$(319,054)	$301,753
Short-term borrowings	—	8,957	23,618	(3,254)	29,321
Other current liabilities	—	401,968	34,410	(276,153)	160,225

	51,692	477,363	560,705	(598,461)	491,299

Long-term liabilities
Long-term debt	481,408	—	—	—	481,408
Liabilities held by special purpose entities (Note 6)		43,250	—	—	43,250
Other long-term liabilities	1,263	166,926	440,997	(286,028)	323,158

	482,671	210,176	440,997	(286,028)	847,816

Minority interest	—	265	4,610	—	4,875

Shareholders’ equity	844,011	1,322,597	158,738	(1,481,335)	844,011

	$1,378,374	$2,010,401	$1,165,050	$(2,365,824)	$2,188,001

CONDENSED CONSOLIDATING BALANCE SHEETS

As of October 31, 2005

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$29,513	$92,898	$—	$122,411
Trade accounts receivable	718	140,050	117,868	—	258,636
Inventories	284	54,803	115,446	—	170,533
Other current assets	1,381	24,748	48,243	—	74,372

	2,383	249,114	374,455	—	625,952

Long-term assets
Goodwill and other intangible assets	—	178,782	109,936	—	288,718
Assets held by special purpose entities (Note 6)	—	50,891	—	—	50,891
Other long-term assets	1,146,989	618,851	9,399	(1,719,533)	55,706

	1,146,989	848,524	119,335	(1,719,533)	395,315

Properties, plants and equipment, net	—	586,813	275,243	—	862,056

	$1,149,372	$1,684,451	$769,033	$(1,719,533)	$1,883,323

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$127	$101,755	$132,790	$—	$234,672
Short-term borrowings	—	747	16,426	—	17,173
Other current liabilities	1,620	37,694	91,825	—	131,139

	1,747	140,196	241,041	—	382,984

Long-term liabilities
Long-term debt	416,409	—	13,991	—	430,400
Liabilities held by special purpose entities (Note 6)		43,250	—	—	43,250
Other long-term liabilities	328	250,981	42,796	—	294,105

	416,737	294,231	56,787	—	767,755

Minority interest	—	—	1,696	—	1,696

Shareholders’ equity	730,888	1,250,024	469,509	(1,719,533)	730,888

	$1,149,372	$1,684,451	$769,033	$(1,719,533)	$1,883,323

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended October 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(5,322)	$122,686	$111,744	$—	$229,108

Cash flows from investing activities:
Acquisitions of companies, net of cash acquired	—	(107,775)	—	—	(107,775)
Purchases of properties, plants and equipment	—	(40,156)	(35,474)	—	(75,630)
Purchases of timber properties	—	(62,110)	—	—	(62,110)
Proceeds on disposals of properties, plants and equipment	—	59,349	11,059	—	70,408
Proceeds from insurance settlement	—	—	2,562	—	2,562

Net cash provided by (used in) investing activities	—	(150,692)	(21,853)	—	(172,545)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,020,340	—	—	—	1,020,340
Payments on long-term debt	(978,786)	—	—	—	(978,786)
Proceeds from short-term borrowings	—	—	10,839	—	10,839
Dividends paid	(34,521)	—	—	—	(34,521)
Acquisition of treasury stock	(6,252)	—	—	—	(6,252)
Exercise of stock options	4,541	—	—	—	4,541

Net cash provided by (used in) financing activities	5,322	—	10,839	—	16,161

Effects of exchange rates on cash	—	—	(8,034)	—	(8,034)

Net increase in cash and cash equivalents	—	(28,006)	92,696	—	64,690
Cash and cash equivalents at beginning of year	—	29,513	92,898	—	122,411

Cash and cash equivalents at end of year	$—	$1,507	$185,594	$—	$187,101

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended October 31, 2005

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(4,055)	$59,024	$133,407	$—	$188,376

Cash flows from investing activities:
Acquisitions of companies, net of cash acquired	—	(46,481)	(5,301)	—	(51,782)
Purchases of properties, plants and equipment	—	(16,231)	(69,133)	—	(85,364)
Proceeds on disposals of properties, plants and equipment	8,517	19,417	1,245	—	29,179

Net cash provided by (used in) investing activities	8,517	(43,295)	(73,189)	—	(107,967)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	709,000	—	—	—	709,000
Payments on long-term debt	(744,868)	—	—	—	(744,868)
Proceeds from short-term borrowings	—	—	5,198	—	5,198
Dividends paid	(22,906)	—	—	—	(22,906)
Acquisition of treasury stock	(12,024)	—	—	—	(12,024)
Liabilities held by purpose entities (Note 6)	43,250	—	—	—	43,250
Exercise of stock options	(23,086)	—	—	—	23,086

Net cash provided by (used in) financing activities	(4,462)	—	5,198	—	736

Effects of exchange rates on cash	—	—	3,157	—	3,157

Net increase in cash and cash equivalents	—	15,729	68,573	—	84,302
Cash and cash equivalents at beginning of year	—	13,784	24,325	—	38,109

Cash and cash equivalents at end of year	$—	$29,513	$92,898	$—	$122,411

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended October 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$212,880	$(380)	$23,740	$—	$236,240

Cash flows from investing activities:
Purchases of properties, plants and equipment	(19,120)	(21,880)	(21,791)	—	(62,791)
Proceeds on disposals of properties, plants and equipment	2,625	9,623	3,291	—	15,539

Net cash used in investing activities	(16,495)	(12,257)	(18,500)	—	(47,252)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	(191,491)	—	—	—	(191,491)
Payments on long-term debt	—	—	—	—	—
Payments on short-term borrowings	—	—	(5,348)	—	(5,348)
Dividends paid	(16,893)	—	—	—	(16,893)
Other, net	11,999	—	—	—	11,999

Net cash used in financing activities	(196,385)	—	(5,348)	—	(201,733)

Effects of exchange rates on cash	—	—	1,087	—	1,087

Net increase (decrease) in cash and cash equivalents	—	(12,637)	979	—	(11,658)
Cash and cash equivalents at beginning of year	—	26,421	23,346	—	49,767

Cash and cash equivalents at end of year	$—	$13,784	$24,325	$—	$38,109

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED INTERIM STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	Three months ended January 31,
	2007	2006
Net sales	$750,759	$582,316
Cost of products sold	620,673	492,644

Gross profit	130,086	89,672

Selling, general and administrative expenses	74,609	59,454
Restructuring charges	2,037	5,468
Gain on sale of timberland	62	31,569
Gain on disposal of properties, plants and equipment, net	5,139	1,642

Operating profit	58,641	57,961

Interest expense, net	12,034	9,173
Other income (loss), net	(736)	(393)

Income before income tax expense and equity in earnings of affiliates and minority interests	45,871	48,395

Income tax expense	11,559	14,954

Equity in earnings of affiliates and minority interests	(333)	(89)

Net income	$33,979	$33,352

Basic earnings per share:
Class A Common Stock	$0.59	$0.58
Class B Common Stock	$0.88	$0.86

Diluted earnings per share:
Class A Common Stock	$0.58	$0.57
Class B Common Stock	$0.88	$0.86

See accompanying Notes to Consolidated Financial Statements

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED INTERIM BALANCE SHEETS

(Dollars in thousands)

ASSETS

	January 31, 2007	October 31, 2006
	(Unaudited)
Current assets
Cash and cash equivalents	$78,470	$187,101
Trade accounts receivable, less allowance of $10,102 in 2007 and $8,575 in 2006	360,394	315,661
Inventories	259,542	205,004
Net assets held for sale	14,479	15,814
Deferred tax assets	3,381	3,374
Prepaid expenses and other current assets	81,821	66,083

	798,087	793,037

Long-term assets
Long-term notes receivable	37,907	626
Goodwill, net of amortization	355,342	286,552
Other intangible assets, net of amortization	148,367	63,587
Assets held by special purpose entities (Note 8)	50,891	50,891
Other long-term assets	86,852	52,359

	679,359	454,015

Properties, plants and equipment
Timber properties, net of depletion	195,245	195,115
Land	126,764	81,768
Buildings	341,046	317,110
Machinery and equipment	992,626	930,924
Capital projects in progress	77,725	53,099

	1,733,406	1,578,016
Accumulated depreciation	(686,480)	(637,067)

	1,046,926	940,949

	$2,524,372	$2,188,001

See accompanying Notes to Consolidated Financial Statements

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED INTERIM BALANCE SHEETS

(Dollars in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	January 31, 2007	October 31, 2006
	(Unaudited)
Current liabilities
Accounts payable	$309,226	$301,753
Accrued payrolls and employee benefits	42,613	65,513
Restructuring reserves	6,377	8,391
Short-term borrowings	50,346	29,321
Other current liabilities	109,910	86,321

	518,472	491,299

Long-term liabilities
Long-term debt	722,300	481,408
Deferred tax liability	210,421	179,329
Pension liability	17,507	18,639
Postretirement benefit liability	46,549	47,702
Liabilities held by special purpose entities (Note 8)	43,250	43,250
Other long-term liabilities	93,504	77,488

	1,133,531	847,816

Minority interest	4,828	4,875

Shareholders’ equity
Common stock, without par value	67,159	56,765
Treasury stock, at cost	(80,991)	(81,643)
Retained earnings	924,930	901,267
Accumulated other comprehensive income (loss):
- foreign currency translation	(10,428)	1,525
- interest rate derivatives	(1,426)	(1,861)
- energy derivatives	(606)	(945)
- minimum pension liability	(31,097)	(31,097)

	867,541	844,011

	$2,524,372	$2,188,001

See accompanying Notes to Consolidated Financial Statements

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

For the three months ended January 31,	2007	2006
Cash flows from operating activities:
Net income	$33,979	$33,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,172	24,673
Asset impairments	851	1,173
Deferred income taxes	27,084	13,731
Gain on disposals of properties, plants and equipment, net	(5,907)	(1,643)
Gain on the sale of timberland (Note 8)	(62)	(31,569)
Equity in earnings of affiliates and minority interests	333	89
Increase (decrease) in cash from changes in certain assets and liabilities:
Trade accounts receivable	14,316	(6,693)
Inventories	(17,251)	(5,328)
Prepaid expenses and other current assets	(14,203)	(10,424)
Other long-term assets	(30,200)	2,134
Long-term notes receivable	(8,159)	626
Accounts payable	(32,909)	(24,070)
Accrued payroll and employee benefits	(24,791)	(10,979)
Restructuring reserves	(1,990)	(336)
Other current liabilities	12,044	(2,700)
Pension and postretirement benefit liability	(2,247)	267
Other long-term liabilities	25,308	(458)

Net cash provided by (used in) operating activities	2,368	(18,155)

Cash flows from investing activities:
Acquisitions of companies, net of cash acquired	(310,798)	—
Purchases of properties, plants and equipment	(34,303)	(12,559)
Purchases of timber properties	(400)	(35,459)
Increase in notes receivable	(29,748)	—
Proceeds from the sale of properties, plants and equipment	5,694	36,490

Net cash used in investing activities	(369,555)	(11,528)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	609,000	287,727
Payments on long-term debt	(389,685)	(264,112)
Proceeds from short-term borrowings	41,907	9,684
Dividends paid	(10,315)	(6,811)
Acquisitions of treasury stock	—	(3,202)
Exercise of stock options	8,920	1,483

Net cash provided by financing activities	259,827	24,769

Effects of exchange rates on cash	(1,271)	(2,076)

Net decrease in cash and cash equivalents	(108,631)	(6,990)
Cash and cash equivalents at beginning of period	187,101	122,411

Cash and cash equivalents at end of period	$78,470	$115,421

See accompanying Notes to Consolidated Financial Statements

GREIF, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

January 31, 2007

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The information furnished herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets as of January 31, 2007 and October 31, 2006 and the consolidated statements of income and cash flows for the three-month periods ended January 31, 2007 and 2006 of Greif, Inc. and subsidiaries (the “Company”). These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for its fiscal year ended October 31, 2006 (the “2006 Form 10-K”).

The Company’s fiscal year begins on November 1 and ends on October 31 of the following year. Any references to the year 2007 or 2006, or to any quarter of those years, relates to the fiscal year or quarter, as the case may be, ending in that year.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual amounts could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the 2007 presentation.

Industrial Packaging Acquisitions

During the first quarter of 2007, the Company completed four acquisitions of industrial packaging companies for an aggregate purchase price of $310.7 million. These four acquisitions were Blagden Packaging Group and two tuck-in North American companies in November 2006 as well as one tuck-in North African company in January 2007. These industrial packaging acquisitions are expected to complement the Company’s existing product lines that together will provide growth opportunities and scale. These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the assets acquired were $204.2 million (including $39.2 million of inventory and $61.2 million of accounts receivable) and liabilities assumed were $52.2 million. Identifiable intangible assets, with a combined fair value of $88.0 million, including trade-names, customer relationships, and certain non-compete agreements, have been recorded for these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $70.7 million was recorded as goodwill. The final allocation of the purchase prices may differ due to additional refinements in the fair values of the net assets acquired in accordance with SFAS No. 141, “Business Combinations.”

In the fourth quarter of 2006, the Company completed two acquisitions for an aggregate purchase price of $102.1 million. These two acquisitions were Delta Petroleum Company, Inc. and its subsidiaries (“Delta”), a blender and packager of lubricants, chemicals and glycol-based products in North America, and an industrial packaging company located in Russia. These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the assets acquired were $97.2 million (including $25.7 million of inventory and $28.0 million of accounts receivable) and liabilities assumed were $46.9 million. Identifiable intangible assets, with a combined fair value of $29.4 million, including trade-names, customer relationships, and certain non-compete agreements, have been recorded for these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $22.4 million was recorded as goodwill. The final allocation of the purchase prices may differ due to additional refinements in the fair values of the net assets acquired in accordance with SFAS No. 141, “Business Combinations.”

Had the transactions occurred on November 1, 2005, results of operations would not have differed materially from reported results.

Stock-Based Compensation Expense

On November 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options, restricted stock, restricted stock units and participation in the Company’s employee stock purchase plan. In adopting SFAS No. 123(R), the Company used the modified prospective application transition method, as of November 1, 2005, the first day of the Company’s fiscal year 2006. Share-based compensation expense recognized under SFAS No. 123(R) for the first quarter of 2007 and 2006 was $0.1 million and $0.2 million, respectively.

SFAS No. 123(R) requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of income over the requisite service periods. Share-based compensation expense recognized in the Company’s consolidated statements of income for the first three months of 2007 and 2006 includes compensation expense for share-based awards granted prior to, but not yet vested as of October 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123. No options have been granted in 2007 and 2006. For any options granted in the future, compensation expense will be based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

The Company will use the straight-line single option method of expensing stock options for to recognize compensation expense in its consolidated statements of income for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense will be reduced to account for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

NOTE 2—RECENT ACCOUNTING STANDARDS

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” It applies to all voluntary changes in accounting principle and requires that they be reported via retrospective application. It is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (2007 for the Company). The adoption of this statement did not have a material impact on the consolidated financial statements.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes, to create a single model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of November 1, 2007, as required. The cumulative effect of adopting FIN No. 48 will be recorded in retained earnings and other accounts as applicable. The Company has not determined the effect, if any, the adoption of FIN No. 48 will have on the Company’s consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No.157 is effective in fiscal years beginning after November 15, 2007 (2008 for the Company). The adoption of this statement is not expected to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension and Other Postretirement Plans”. This Statement requires recognition of the funded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position. Funded status is determined as the difference between the fair value of plan assets and the benefit obligation. Changes in that funded status should be recognized in other comprehensive income. This recognition provision and the related disclosures are effective as of the end of the fiscal year ending after December 15, 2006 (2007 for the Company). The Statement also requires the measurement of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position. This measurement provision is effective for fiscal years ending after December 15, 2008 (2009 for the Company). The effect of this pronouncement on the Company’s consolidated financial statements for 2007 is expected to be an increase in the Company’s liabilities of $34 million and a decrease in shareholder’s equity of $34 million.

NOTE 3—SALE OF EUROPEAN ACCOUNTS RECEIVABLE

Pursuant to the terms of a Receivable Purchase Agreement (the “RPA”) dated October 28, 2004 between Greif Coordination Center BVBA (the “Seller”), an indirect wholly-owned subsidiary of Greif, Inc., and a major international bank (the “Buyer”), the Seller agreed to sell trade receivables meeting certain eligibility requirements that Seller had purchased from other indirect wholly-owned subsidiaries of Greif, Inc., including Greif Belgium BVBA, Greif Germany GmbH, Greif Nederland BV, Greif Spain SA and Greif UK Ltd, under discounted receivables purchase agreements and from Greif France SAS under a factoring agreement. The RPA was amended on October 28, 2005 to include receivables originated by Greif Portugal Lda, also an indirect wholly-owned subsidiary of Greif, Inc. In addition, on October 28, 2005, Greif Italia S.P.A., also an indirect wholly-owned subsidiary of Greif, Inc., entered into the Italian Receivables Purchase Agreement with the Italian branch of the major international bank (the “Italian RPA”) with Greif Italia S.P.A., agreeing to sell trade receivables that meet certain eligibility criteria to the Italian branch of the major international bank. The Italian RPA is similar in structure and terms as the RPA. The maximum amount of receivables that may be sold under the RPA and the Italian RPA is €90 million ($116.4 million) at January 31, 2007.

The structure of the transaction provides for a legal true sale, on a revolving basis, of the receivables transferred from the various Greif, Inc. subsidiaries to Seller and from Seller to Buyer. The Buyer funds an initial purchase price of a certain percentage of eligible receivables based on a formula with the initial purchase price approximating 70 percent to 80 percent of eligible receivables, as defined. The remaining deferred purchase price is settled upon collection of the receivables. At the balance sheet reporting dates, the Company removes from accounts receivable the amount of proceeds received from the initial purchase price since they meet the applicable criteria of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and continues to recognize the deferred purchase price in its accounts receivable. The receivables are sold on a non-recourse basis with the total funds in the servicing collection accounts pledged to Buyer between the semi-monthly settlement dates. At January 31, 2007, €73.9 million ($95.6 million) of accounts receivable were sold under the RPA and Italian RPA.

At the time the receivables are initially sold, the difference between the carrying amount and the fair value of the assets sold are included as a loss on sale in the consolidated statements of income. Expenses, primarily related to the loss on sale of receivables, associated with the RPA and Italian RPA totaled €0.5 million ($0.6 million) and €0.3 million ($0.3 million) for the three months ended January 31, 2007 and 2006, respectively. Expenses associated with the RPA and Italian RPA totaled €0.7 million ($0.9 million) and €0.4 million ($0.5 million) for the three months ended January 31, 2007 and 2006, respectively. Additionally, the Company performs collections and administrative functions on the receivables sold similar to the procedures it uses for collecting all of its receivables, including receivables that are not sold under the RPA and Italian RPA. The servicing liability for these receivables is not material to the consolidated financial statements.

NOTE 4—INVENTORIES

Inventories are summarized as follows (Dollars in thousands):

	January 31, 2007	October 31, 2006
Finished goods	$77,349	$53,621
Raw materials and work-in-process	216,299	186,065

	293,648	239,686
Reduction to state inventories on last-in, first-out basis	(34,106)	(34,682)

	$259,542	$205,004

NOTE 5—NET ASSETS HELD FOR SALE

Net assets held for sale represent land, buildings and land improvements less accumulated depreciation for locations that meet the classification requirements of net assets held for sale as defined in SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” As of January 31, 2007, there were five facilities held for sale. The net assets held for sale are being marketed for sale and it is the Company’s intention to complete the sales within the upcoming year.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

The Company periodically reviews goodwill and indefinite-lived intangible assets for impairment as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company has concluded that no impairment exists at this time.

Changes to the carrying amount of goodwill for the three-month period ended January 31, 2007 are as follows (Dollars in thousands):

	Industrial Packaging & Services	Paper, Packaging & Services	Total
Balance at October 31, 2006	$253,724	$32,828	$286,552
Goodwill acquired	70,705	—	70,705
Currency translation	(1,915)	—	(1,915)

Balance at January 31, 2007	$322,514	$32,828	$355,342

The 2007 goodwill acquired of $70.7 million is preliminary and primarily relates to acquisition of industrial packaging companies in Europe, Asia and North America.

All other intangible assets for the periods presented, except for $8.6 million, related to the Tri-Sure Trademark, Blagden Express Tradename and Closed-loop Tradename, are subject to amortization and are being amortized using the straight-line method over periods that range from two to 20 years. The detail of other intangible assets by class as of January 31, 2007 and October 31, 2006 are as follows (Dollars in thousands):

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
January 31, 2007:
Trademarks and patents	$37,611	$8,963	$28,648
Non-compete agreements	27,339	4,498	22,840
Customer relationships	95,714	3,460	92,254
Other	8,163	3,539	4,625
Total	$168,827	$20,460	$148,367
October 31, 2006:
Trademarks and patents	$17,290	$7,992	$9,298
Non-compete agreements	5,033	3,709	1,324
Customer relationships	43,115	2,343	40,772
Other	15,575	3,382	12,193
Total	$81,013	$17,426	$63,587

During the first three months of 2007, other intangible assets increased by $88.0 million. The increase in other intangible assets is based on preliminary purchase price allocations related to the acquisition of industrial packaging companies in Europe, Asia and North America. Amortization expense for the three months ended January 31, 2007 was $3.1 million. Amortization expense for the next five years is expected to be $18.2 million in 2007, $18.1 million in 2008, $14.6 million in 2009, $14.2 million in 2010 and $13.3 million in 2011.

NOTE 7—RESTRUCTURING CHARGES

The focus for restructuring activities in 2007 will be on integration of acquisitions in the Industrial Packaging & Services segment and on alignment to market focused strategy in the Paper, Packaging & Services segment. During the first quarter of 2007, the Company recorded restructuring charges of $2.0 million, consisting of $0.7 million in employee separation costs, $0.4 million in asset impairments, and $0.9 million in other costs. The remaining restructuring charges for the above activities are anticipated to be $7.6 million for the remainder of 2007.

In 2006, the focus was on the final waves of global implementation of the Greif Business System. During the first quarter of 2006, the Company recorded restructuring charges of $5.5 million, consisting of $2.9 million in employee separation costs, $1.2 million in asset impairments, $0.1 million of professional fees, and $1.2 million in other costs. One company-owned plant in the Paper, Packaging & Services segment was closed. The Industrial Packaging & Services segment reduced the number of plants in the United Kingdom from five to three. In addition, severance costs were incurred due to the elimination of certain administrative positions.

For each business segment, restructuring charges incurred in 2007 are as follows (Dollars in thousands):

	Amounts Incurred Fiscal Year- to-Date	Total Amounts Expected to be Incurred
Industrial Packaging & Services:
Employee separation costs	$333	$3,850
Asset impairments	430	2,030
Professional fees	1	275
Other restructuring costs	409	2,500

	1,173	8,655

Paper, Packaging & Services:
Employee separation costs	414	450
Asset impairments	—	—
Professional fees	—	15
Other restructuring costs	450	480

	864	945

Total	$2,037	$9,600

The following is a reconciliation of the beginning and ending restructuring reserve balances for the three-month period ended January 31, 2007 (Dollars in thousands):

	Cash Charges		Non-cash Charges
	Employee Separation Costs	Other Costs	Asset Impairments	Total
Balance at October 31, 2006	$8,391	$—	$—	$8,391
Costs incurred and charged to expense	747	860	430	2,037
Costs paid or otherwise settled	(3,843)	222	(430)	(4,051)

Balance at January 31, 2007	$5,295	$1,082	$—	$6,377

NOTE 8—SIGNIFICANT NONSTRATEGIC TIMBERLAND TRANSACTIONS AND CONSOLIDATION OF VARIABLE INTEREST ENTITIES

On March 28, 2005, Soterra LLC (a wholly owned subsidiary) entered into two real estate purchase and sale agreements with Plum Creek Timberlands, L.P. (“Plum Creek”) to sell approximately 56,000 acres of timberland and related assets located primarily in Florida for an aggregate sales price of approximately $90 million, subject to closing adjustments. In connection with the closing of one of these agreements, Soterra LLC sold approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama for $51.0 million, resulting in a pretax gain of $42.1 million, on May 23, 2005. The purchase price was paid in the form of cash and a $50.9 million purchase note payable by an indirect subsidiary of Plum Creek (the “Purchase Note”). Soterra LLC contributed the Purchase Note to STA Timber LLC (“STA Timber”), one of the Company’s indirect wholly owned subsidiaries. The Purchase Note is secured by a Deed of Guarantee issued by Bank of America, N.A., London Branch, in an amount not to exceed $52.3 million (the “Deed of Guarantee”), as a guarantee of the due and punctual payment of principal and interest on the Purchase Note. The Company completed the second phase of its previously reported $90 million sale of timberland, timber and associated assets in the first quarter of 2006. In this phase, the Company sold 15,300 acres of timberland holdings in Florida for $29.3 million in cash, resulting in a pre-tax gain of $27.4 million. The final phase of this transaction, approximately 5,700 acres sold for

$9.7 million, occurred on April 28, 2006 and the Company recognized additional timberland gains in its consolidated statements of income in the periods that these transactions occurred resulting in a pre-tax gain of $9.0 million.

On May 31, 2005, STA Timber issued in a private placement its 5.20 percent Senior Secured Notes due August 5, 2020 (the “Monetization Notes”) in the principal amount of $43.3 million. In connection with the sale of the Monetization Notes, STA Timber entered into note purchase agreements with the purchasers of the Monetization Notes (the “Note Purchase Agreements”) and related documentation. The Monetization Notes are secured by a pledge of the Purchase Note and the Deed of Guarantee. The Monetization Notes may be accelerated in the event of a default in payment or a breach of the other obligations set forth therein or in the Note Purchase Agreements or related documents, subject in certain cases to any applicable cure periods, or upon the occurrence of certain insolvency or bankruptcy related events. The Monetization Notes are subject to a mechanism that may cause them, subject to certain conditions, to be extended to November 5, 2020. The proceeds from the sale of the Monetization Notes were primarily used for the repayment of indebtedness.

The Company has consolidated the assets and liabilities of STA Timber in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Because STA Timber is a separate and distinct legal entity from Greif, Inc. and its other subsidiaries, the assets of STA Timber are not available to satisfy the liabilities and obligations of these entities and the liabilities of STA Timber are not liabilities or obligations of these entities. In addition, Greif, Inc. and its other subsidiaries have not extended any form of guaranty of the principal or interest on the Monetization Notes. Accordingly, Greif, Inc. and its other subsidiaries will not become directly or contingently liable for the payment of the Monetization Notes at any time.

The Company has also consolidated the assets and liabilities of the buyer-sponsored special purpose entity (the “Buyer SPE”) involved in these transactions as the result of Interpretation 46R. However, because the Buyer SPE is a separate and distinct legal entity from the Company, the assets of the Buyer SPE are not available to satisfy the liabilities and obligations of the Company and the liabilities of the Buyer SPE are not liabilities or obligations of the Company.

Assets of the Buyer SPE at January 31, 2007 and October 31, 2006 consist of restricted bank financial instruments of $50.9 million. STA Timber had long-term debt of $43.3 million as of January 31, 2007 and October 31, 2006. STA Timber is exposed to credit-related losses in the event of nonperformance by the issuer of the Deed of Guarantee, but the Company does not expect that issuer to fail to meet its obligations. The accompanying consolidated income statements for the three month periods ended January 31, 2007 and 2006 includes interest expense on STA Timber debt of $0.6 million and interest income on Buyer SPE investments of $0.6 million.

NOTE 9—DEBT

Long-term debt is summarized as follows (Dollars in thousands):

	January 31, 2007	October 31, 2006
Credit Agreement	$356,530	$115,198
Senior Subordinated Notes	242,783	242,560
Trade accounts receivable credit facility	91,757	120,000
Other long-term debt	31,230	3,650

	$722,300	$481,408

Credit Agreement

The Company and certain of its international subsidiaries, as borrowers, have entered into a Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions that provides for a $450.0 million revolving multicurrency credit facility. The revolving multicurrency credit facility is available for ongoing working capital and general corporate purposes. Interest is based on a euro currency rate or an alternative base rate that resets periodically plus a calculated margin amount. As of January 31, 2007, $356.5 million was outstanding under the Credit Agreement. The weighted average interest rate on the Credit Agreement was 5.04 percent for the three months ended January 31, 2007, and the interest rate was 5.12 percent at January 31, 2007 and 5.85 percent at October 31, 2006.

The Credit Agreement contains certain covenants, which include financial covenants that require the Company to maintain a certain leverage ratio and a minimum coverage of interest expense. At January 31, 2007, the Company was in compliance with these covenants.

Senior Subordinated Notes

The Company has issued Senior Subordinated Notes in the aggregate principal amount of $250.0 million, receiving net proceeds of approximately $248.0 million before expenses. During 2005, the Company purchased $2.0 million of the Senior Subordinated Notes. At January 31, 2007, the outstanding balance, which included losses on fair value hedges the Company had in place to hedge interest rate risk, was $242.8 million under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually at the annual rate of 8.875 percent.

On February 9, 2007, the Company completed a tender offer for its 8.875 percent Senior Subordinated Notes. In the tender offer, the Company purchased $245.6 million aggregate principal amount of Senior Subordinated Notes, which represented 99 percent of the outstanding notes. As a result of this transaction, a debt extinguishment charge of approximately $23.5 million ($14.5 million in cash and $9.0 million in non-cash items, such as write-off of unamortized capitalized debt issuance costs) will be recorded in our second quarter of 2007.

The fair value of the Senior Subordinated Notes was approximately $257.7 million and $256.0 million at January 31, 2007 and October 31, 2006, respectively, based on quoted market prices. The Indenture pursuant to which the Senior Subordinated Notes were issued contains certain covenants. At January 31, 2007, the Company was in compliance with these covenants.

A description of the guarantees of the Senior Subordinated Notes by the Company’s United States subsidiaries is included in Note 18.

Senior Notes

On February 9, 2007, the Company issued $300.0 million of 6.75 percent Senior Notes due February 1, 2017. Proceeds from the issuance of Senior Notes were principally used to fund the purchase of the Senior Subordinated Notes in the tender offer and general corporate purposes.

Trade Accounts Receivable Credit Facility

On October 31, 2003, the Company entered into a five-year, up to $120.0 million, credit facility with an affiliate of a bank in connection with the securitization of certain of the Company’s trade accounts receivable in the United States. The credit facility is secured by certain of the Company’s trade accounts receivable in the United States and bears interest at a variable rate based on the London InterBank Offered Rate (“LIBOR”) plus a margin or other agreed upon rate (5.87 percent interest rate at both January 31, 2007 and October 31, 2006). The Company can terminate this facility at any time upon 60 days prior written notice. In connection with this transaction, the Company established Greif Receivable Funding LLC (“GRF”), which is included in the Company’s consolidated financial statements. However, because GRF is a separate and distinct legal entity from the Company, the assets of GRF are not available to satisfy the liabilities and obligations of the Company and the liabilities of GRF are not the liabilities or obligations of the Company. This entity purchases and services the

Company’s trade accounts receivable that are subject to this credit facility. There was a total of $91.8 million and $120.0 million outstanding under the trade accounts receivable credit facility at January 31, 2007 and October 31, 2006, respectively.

The trade accounts receivable credit facility provides that in the event the Company breaches any of its financial covenants under the Credit Agreement, and the majority of the lenders thereunder consent to a waiver thereof, but the provider of the trade accounts receivable credit facility does not consent to any such waiver, then the Company must within 90 days of providing notice of the breach, pay all amounts outstanding under the trade accounts receivable credit facility.

Other

In addition to the amounts borrowed against the Credit Agreement and proceeds from the Senior Subordinated Notes and the trade accounts receivable credit facility, the Company had outstanding debt of $81.5 million and $33.0 million, comprised of $31.2 million and $3.7 million in long-term debt and $50.3 million and $29.3 million in short-term borrowings, at January 31, 2007 and October 31, 2006, respectively.

NOTE 10—FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable, current liabilities and short-term borrowings at January 31, 2007 and October 31, 2006 approximate their fair values because of the short-term nature of these items.

The estimated fair values of the Company’s long-term debt was $741.2 million and $499.2 million as compared to the carrying amounts of $722.3 million and $481.4 million at January 31, 2007 and October 31, 2006, respectively. The fair values of the Company’s long-term obligations are estimated based on either the quoted market prices for the same or similar issues or the current interest rates offered for debt of the same remaining maturities.

The Company uses derivatives from time to time to partially mitigate the effect of exposure to interest rate movements, exposure to foreign currency fluctuations, and energy cost fluctuations. The Company records derivatives based on SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and related amendments. This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Changes in the fair value of derivatives are recognized in either net income or in other comprehensive income, depending on the designated purpose of the derivative.

The Company had interest rate swap agreements with an aggregate notional amount of $130.0 million at both January 31, 2007 and October 31, 2006 with various maturities through 2012. The interest rate swap agreements are used to fix a portion of the interest on the Company’s variable rate debt. Under certain of these agreements, the Company receives interest quarterly from the counterparties equal to LIBOR and pays interest at a fixed rate of 5.56 percent over the life of the contracts. The Company was also party to agreements in which it received interest semi-annually from the counterparties equal to a fixed rate of 8.875 percent and pays interest based on LIBOR plus a margin. These agreements were terminated during the first quarter of 2006. In conjunction with this termination, the Company paid $4.8 million to the counterparties, which will be amortized over the remaining term of the Senior Subordinated Notes. A liability for the loss on interest rate swap contracts, which represented their fair values, in the amount of $0.4 million and $1.0 million was recorded at January 31, 2007 and October 31, 2006, respectively.

At January 31, 2007, the Company had cross-currency interest rate swaps to hedge its net investment in its European subsidiaries. Under these agreements, the Company receives interest semi-annually from the counterparties equal to a fixed rate of 8.875 percent on $248.0 million and pays interest at a fixed rate of 6.80 percent on €206.7 million. Upon maturity of these swaps on August 1, 2007, the Company will be required to pay €206.7 million to the counterparties and receive $248.0 million from the counterparties. A liability for the loss on these agreements of $19.7 million representing their fair values was recorded at January 31, 2007, and accumulated other comprehensive income (loss) of ($19.7) million was recorded at January 31, 2007.

At January 31, 2007, the Company had outstanding foreign currency forward contracts in the notional amount of $39.3 million ($45.2 million at October 31, 2006). The purpose of these contracts is to hedge the Company’s exposure to foreign currency transactions and short-term intercompany loan balances in its international businesses. The fair value of these contracts at January 31, 2007 resulted in a loss of $0.1 million recorded in the consolidated statement of income and a gain of $1.9 million recorded on the consolidated balance sheet. The fair value of similar contracts at October 31, 2006 resulted in a loss of $0.1 million recorded in the consolidated statement of income and a gain of $2.1 million recorded on the consolidated balance sheet.

The Company has entered into certain cash flow hedges to mitigate its exposure to cost fluctuations in natural gas prices through October 31, 2007. The fair value of the energy hedges was an unfavorable position of $0.9 million ($0.6 million net of tax) at January 31, 2007, compared to an unfavorable position of $1.5 million ($0.9 million net of tax) at October 31, 2006. As a result of the high correlation between the hedged instruments and the underlying transactions, ineffectiveness has not had a material impact on the Company’s consolidated statements of income for the quarter ended January 31, 2007.

While the Company may be exposed to credit losses in the event of nonperformance by the counterparties to its derivative financial instrument contracts, its counterparties are established banks and financial institutions with high credit ratings. The Company has no reason to believe that such counterparties will not be able to fully satisfy their obligations under these contracts.

The fair values of all derivative financial instruments are estimated based on current settlement prices of comparable contracts obtained from dealer quotes or published market prices. The values represent the estimated amounts the Company would pay or receive to terminate the agreements at the reporting date.

During the next nine months, the Company expects to reclassify into earnings a net gain from accumulated other comprehensive income (loss) of approximately $0.8 million after tax at the time the underlying hedge transactions are realized.

NOTE 11—CAPITAL STOCK

Class A Common Stock is entitled to cumulative dividends of 1 cent a share per year after which Class B Common Stock is entitled to non-cumulative dividends up to one half cent per share per year. Further distribution in any year must be made in proportion of one cent a share for Class A Common Stock to one and a half cents a share for Class B Common Stock. The Class A Common Stock has no voting rights unless four quarterly cumulative dividends upon the Class A Common Stock are in arrears or unless changes are proposed to the Company’s certificate of incorporation. The Class B Common Stock has full voting rights. There is no cumulative voting for the election of directors.

On February 26, 2007, shareholders approved an increase in the number of the Company’s authorized shares to 128,000,000 shares of Class A Common Stock and 69,120,000 shares of Class B Common Stock. Subsequent to the aforementioned approval, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s Class A Common Stock and Class B Common Stock. The split was payable on April 11, 2007 to shareholders of record on March 19, 2007. The stock split means that each holder of Class A Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class A Common Stock for every share they held of Class A Common Stock and each holder of Class B Common Stock as of the close of business on March 19, 2007 received on April 11, 2007 one additional share of Class B Common Stock for every share they held of Class B Common Stock. The day on which such shares began trading on the New York Stock Exchange reflecting the stock split was April 12, 2007.

All references to the number of shares and per share amounts in the Consolidated Financial Statements are presented on a post-split basis.

The following table summarizes the Company’s Class A and Class B common and treasury shares at the specified dates:

	Authorized Shares	Issued Shares	Outstanding Shares	Treasury Shares
January 31, 2007:
Class A Common Stock	128,000,000	42,281,920	23,651,100	18,630,820
Class B Common Stock	69,120,000	34,560,000	23,031,066	11,528,934

October 31, 2006:
Class A Common Stock	128,000,000	42,281,920	23,268,306	19,013,614
Class B Common Stock	69,120,000	34,560,000	23,031,066	11,528,934

NOTE 12—STOCK OPTIONS

In 2001, the Company adopted the 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The provisions of the 2001 Plan allow the awarding of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that may be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of incentive stock options that will be issued under the 2001 Plan during its term is 5,000,000 shares.

Prior to 2001, the Company had adopted a Nonstatutory Stock Option Plan (the “2000 Plan”) that provides the discretionary granting of nonstatutory options to key employees, and an Incentive Stock Option Plan (the “Option Plan”) that provides the discretionary granting of incentive stock options to key employees and nonstatutory options for non-employees. The aggregate number of the Company’s Class A Common Stock options that may be granted under the 2000 Plan and Option Plan may not exceed 400,000 shares and 2,000,000 shares, respectively.

Under the terms of the 2001 Plan, the 2000 Plan and the Option Plan, stock options are granted at exercise prices equal to the market value of the common stock on the date options are granted and become fully vested two years after date of grant. Options expire 10 years after date of grant.

In 2005, the Company adopted the 2005 Outside Directors Equity Award Plan (the “2005 Directors Plan”), which provides the granting of stock options, restricted stock or stock appreciation rights to directors who are not employees of the Company. Prior to 2005, the Directors Stock Option Plan (the “Directors Plan”) provided the granting of stock options to directors who are not employees of the Company. The aggregate number of the Company’s Class A Common Stock options that may be granted may not exceed 200,000 shares under each of these plans. Under the terms of both plans, options are granted at exercise prices equal to the market value of the common stock on the date options are granted and become exercisable immediately. Options expire 10 years after date of grant.

No stock options were granted during 2007 and 2006.

Stock option activity was as follows (Shares in thousands):

	Three months ended January 31, 2007		Year ended October 31, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning balance	1,634	$15.62	1,958	$15.34
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	346	$15.71	324	$13.94

Ending balance	1,288	$17.00	1,634	$15.62

As of January 31, 2007, outstanding stock options had exercise prices and contractual lives as follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life
$18-$28	305,937	5 years
$28-$38	238,159	4 years
$48-$58	87,923	8 years
$58-$68	12,000	8 years

There are 644,019 options that were exercisable at January 31, 2007 and 707,822 options that were exercisable at October 31, 2006.

NOTE 13—DIVIDENDS PER SHARE

The following dividends per share were paid during the periods indicated:

	Three months ended January 31,
	2007	2006
Class A Common Stock	$0.18	$0.12
Class B Common Stock	$0.27	$0.17

NOTE 14—CALCULATION OF EARNINGS PER SHARE

The Company has two classes of common stock and, as such, applies the “two-class method” of computing earnings per share as prescribed in SFAS No. 128, “Earnings Per Share.” In accordance with the Statement, earnings are allocated first to Class A and Class B Common Stock to the extent that dividends are actually paid and the remainder allocated assuming all of the earnings for the period have been distributed in the form of dividends.

The following is a reconciliation of the average shares used to calculate basic and diluted earnings per share:

	Three months ended January 31,
	2007	2006
Class A Common Stock:
Basic shares	23,426,112	23,084,318
Assumed conversion of stock options	683,044	652,344

Diluted shares	24,109,156	23,736,662

Class B Common Stock:
Basic and diluted shares	23,031,066	23,077,290

There were no stock options that were antidilutive as of January 31, 2007 and 28,000 stock options that were antidilutive as of January 31, 2006.

NOTE 15—COMPREHENSIVE INCOME

Comprehensive income is comprised of net income and other charges and credits to equity that are not the result of transactions with the Company’s owners. The components of comprehensive income, net of tax, are as follows (Dollars in thousands):

	Three months ended January 31,
	2007	2006
Net income	$33,979	$33,352
Other comprehensive income (loss):
Foreign currency translation adjustment	(11,953)	2,944
Change in fair value of interest rate derivatives, net of tax	435	425
Change in fair value of energy derivatives, net of tax	339	(582)
Minimum pension liability adjustment, net of tax	—	(2)

Comprehensive income	$22,800	$36,137

NOTE 16—RETIREMENT PLANS AND POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

The components of net periodic pension cost include the following (Dollars in thousands):

	Three months ended January 31,
	2007	2006
Service cost	$3,419	$3,629
Interest cost	6,827	6,208
Expected return on plan assets	(7,767)	(7,361)
Amortization of prior service cost, initial net asset and net actuarial gain	1,309	1,533

	$3,788	$4,009

The Company made no pension contributions in the first quarter of 2007. Based on minimum funding requirements, $16.3 million of pension contributions are estimated for the entire 2007 fiscal year.

The components of net periodic cost for postretirement benefits include the following (Dollars in thousands):

	Three months ended January 31,
	2007	2006
Service cost	$11	$8
Interest cost	527	586
Amortization of net prior service cost and recognized actuarial gain	(269)	(163)

	$269	$431

NOTE 17—BUSINESS SEGMENT INFORMATION

The Company operates in three business segments: Industrial Packaging & Services; Paper, Packaging & Services; and Timber.

Operations in the Industrial Packaging & Services segment offer a comprehensive line of products and services, including steel, fibre, and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles, blending and packaging services, logistics and warehousing. These products are manufactured and sold in over 40 countries throughout the world.

Operations in the Paper, Packaging & Services segment involve the production and sale of containerboard, both semi-chemical and recycled, corrugated sheets, corrugated containers and multiwall bags and related services. These products are manufactured and sold in North America.

In the Timber segment, the Company is focused on the active harvesting and regeneration of its United States timber properties (approximately 265,800 acres of timberland were owned at January 31, 2007) to achieve sustainable long-term yields. The Company also owns approximately 36,700 acres of timberland in Canada, which are not actively managed at this time. We also sell, from time to time, timberland and special use land.

The Company’s reportable segments are strategic business units that offer different products. The accounting policies of the reportable segments are substantially the same as those described in the “Description of Business and Summary of Significant Accounting Policies” note (see Note 1) in the 2006 Form 10-K.

The following segment information is presented for the periods indicated (Dollars in thousands):

	Three months ended January 31,
	2007	2006
Net sales:
Industrial Packaging & Services	$581,704	$429,720
Paper, Packaging & Services	164,826	147,039
Timber	4,229	5,557

Total net sales	$750,759	$582,316

Operating profit:
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$36,085	$24,240
Paper, Packaging & Services	18,039	4,257
Timber	6,492	3,363

Operating profit before restructuring charges and timberland gains	60,616	31,860

Restructuring charges:
Industrial Packaging & Services	1,173	4,221
Paper, Packaging & Services	864	1,236
Timber	—	11

Total restructuring charges	2,037	5,468

Timberland gains:
Timber	62	31,569

Total	$58,641	$57,961

Depreciation, depletion and amortization expense:
Industrial Packaging & Services	$17,652	$15,082
Paper, Packaging & Services	7,228	8,008
Timber	1,292	1,583

Total depreciation, depletion and amortization expense	$26,172	$24,673

	January 31, 2007	October 31, 2006
Assets:
Industrial Packaging & Services	$1,775,520	$1,340,553
Paper, Packaging & Services	402,521	401,425
Timber	248,895	250,310

Total segments	2,426,936	1,992,288
Corporate and other	97,436	195,713

Total assets	$2,524,372	$2,188,001

The following table presents net sales to external customers by geographic area (Dollars in thousands):

	Three months ended January 31,
	2007	2006
Net sales:
North America	$429,888	$339,141
Europe	212,032	156,029
Other	108,839	87,146

Total net sales	$750,759	$582,316

The following table presents total assets by geographic area (Dollars in thousands):

	January 31, 2007	October 31, 2006
Assets:
North America	$1,261,707	$1,264,886
Europe	593,019	367,288
Other	669,646	555,827

Total assets	$2,524,372	$2,188,001

NOTE 18—SUMMARIZED CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The Senior Subordinated Notes, more fully described in Note 9—Debt, are fully guaranteed, jointly and severally, by the Company’s United States subsidiaries (“Guarantor Subsidiaries”). The Company’s non-United States subsidiaries are not guaranteeing the Senior Subordinated Notes (“Non-Guarantor Subsidiaries”). Presented below are summarized condensed consolidating financial statements of Greif, Inc. (the “Parent”), which includes certain of the Company’s operating units, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and the Company on a consolidated basis. These summarized condensed consolidating financial statements are prepared using the equity method. Separate financial statements for the Guarantor Subsidiaries are not presented based on management’s determination that they do not provide additional information that is material to investors. As discussed in Note 9, substantially all (99 percent) of the Senior Subordinated Notes outstanding were redeemed on February 9, 2007 pursuant to the Company’s tender offer.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the three months ended January 31, 2007

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$610	$430,086	$375,485	$(55,422)	$750,759
Cost of products sold	239	364,845	311,011	(55,422)	620,673

Gross profit	371	65,241	64,474	—	130,086
Selling, general and administrative expenses	348	36,062	38,199	—	74,609
Restructuring charges	—	865	1,172	—	2,037
Gain on sale of assets	—	4,443	758	—	5,201

Operating profit	23	32,757	25,861	—	58,641
Interest expense, net	8,390	1,927	1,717	—	12,034
Other income (loss), net	754	(6,504)	4,681	—	(1,069)

Income before income taxes and equity in earnings of affiliates	(7,613)	24,326	28,825	—	45,538
Income taxes	(2,003)	6,130	7,432	—	11,559
Equity in earnings of affiliates	39,589	—	—	(39,589)	—

Net income (loss)	$33,979	$18,196	$21,393	$(39,589)	$33,979

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three months ended January 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$1,154	$350,535	$296,171	$(65,544)	$582,316
Cost of products sold	836	308,965	248,387	(65,544)	492,644
Gross profit	318	41,570	47,784	—	89,672
Selling, general and administrative expenses	199	30,097	29,158	—	59,454
Restructuring charges	—	2,244	3,224	—	5,468
Gain on sale of assets	—	32,394	817	—	33,211

Operating profit	119	41,623	16,219	—	57,961
Interest expense, net	—	8,168	1,533	—	9,701
Other income (loss), net	4	(3,050)	3,092	—	46

Income before income taxes and equity in earnings of affiliates	123	30,405	17,778	—	48,306
Income taxes	38	9,395	5,521	—	14,954
Equity in earnings of affiliates	33,267	—	—	(33,267)	—

Net income (loss)	$33,352	$21,010	$12,257	$(33,267)	$33,352

CONDENSED CONSOLIDATING BALANCE SHEETS

As of January 31, 2007

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$2,939	$75,531	$—	$78,470
Trade accounts receivable	66,212	42,139	252,043	—	360,394
Inventories	285	103,689	155,568	—	259,542
Other current assets	406,558	43,118	427,563	(777,558)	99,681

	473,055	191,885	910,705	(777,558)	798,087

Long-term assets
Goodwill and other intangible assets	—	275,452	228,257	—	503,709
Assets held by special purpose entities (Note 8)	—	50,891	—	—	50,891
Other long-term assets	1,212,802	920,386	145,352	(2,153,781)	124,759

	1,212,802	1,246,729	373,609	(2,153,781)	679,359

Properties, plants and equipment, net	(534)	715,019	332,441	—	1,046,926

	1,685,323	2,153,633	1,616,755	(2,931,339)	2,524,372

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$93,219	$95,700	$1,185,333	$(1,065,026)	$309,226
Short-term borrowings	—	—	50,346	—	50,346
Other current liabilities	—	516,323	2,217	(359,640)	158,900

	93,219	612,023	1,237,896	(1,424,666)	518,472

Long-term liabilities
Long-term debt	722,300	—	—	—	722,300
Liabilities held by special purpose entities (Note 8)	—	43,250	—	—	43,250
Other long-term liabilities	2,263	157,302	193,937	14,479	367,981

	724,563	200,552	193,937	14,479	1,133,531

Minority interest	—	265	4,563	—	4,828

Shareholders’ equity	867,541	1,340,793	180,359	(1,521,152)	867,541

	1,685,323	2,153,633	1,616,755	(2,931,339)	2,524,372

CONDENSED CONSOLIDATING BALANCE SHEETS

As of October 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$1,507	$185,594	$—	$187,101
Trade accounts receivable	55,729	59,916	200,016	—	315,661
Inventories	301	81,388	123,315	—	205,004
Other current assets	279,062	28,978	62,282	(285,051)	85,271

	335,092	171,789	571,207	(285,051)	793,037

Long-term assets
Goodwill and other intangible assets	—	253,576	96,563	—	350,139
Assets held by special purpose entities (Note 8)	—	50,891	—	—	50,891
Other long-term assets	1,043,898	824,398	265,462	(2,080,773)	52,985

	1,043,898	1,128,865	362,025	(2,080,773)	454,015

Properties, plants and equipment, net	(616)	709,747	231,818	—	940,949

	$1,378,374	$2,010,401	$1,165,050	$(2,368,824)	$2,188,001

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$51,692	$66,438	$502,677	$(319,054)	$301,753
Short-term borrowings	—	8,957	23,618	(3,254)	29,321
Other current liabilities	—	401,968	34,410	(276,153)	160,225

	51,692	477,363	560,705	(598,461)	491,299

Long-term liabilities
Long-term debt	481,408	—	—	—	481,408
Liabilities held by special purpose entities (Note 8)		43,250	—	—	43,250
Other long-term liabilities	1,263	166,926	440,997	(286,028)	323,158

	482,671	210,176	440,997	(286,028)	847,816

Minority interest	—	265	4,610	—	4,875

Shareholders’ equity	844,011	1,322,597	158,738	(1,481,335)	844,011

	$1,378,374	$2,010,401	$1,165,050	$(2,365,824)	$2,188,001

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the three months ended January 31, 2007

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(217,920)	$66,431	$160,961	$—	$9,472

Cash flows from investing activities:
Acquisitions of other companies, net of cash acquired	—	(37,325)	(273,473)	—	(310,798)
Purchases of properties, plants and equipment	—	(31,892)	(9,515)	—	(41,407)
Purchases of timber properties	—	(400)	—	—	(400)
Proceeds from the sale of properties, plants and equipment	—	4,618	1,076	—	5,694
Increase in note receivable			(29,748)	—	(29,748)

Net cash used in investing activities	—	(64,999)	(311,660)	—	(376,659)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	609,000	—	—	—	609,000
Payments on long-term debt	(389,685)	—	—	—	(389,685)
Proceeds on short-term borrowings	—	—	41,907	—	41,907
Exercise of stock options	8,920	—	—	—	8,920
Dividends paid	(10,315)	—	—	—	(10,315)
Other, net	—	—	—	—	—

Net cash provided by financing activities	217,920	—	41,907	—	259,827

Effects of exchange rates on cash	—	—	(1,271)	—	(1,271)

Net decrease in cash and cash equivalents	—	1,432	(110,063)	—	(108,631)
Cash and cash equivalents at beginning of period	—	1,507	185,594	—	187,101

Cash and cash equivalents at end of period	$—	$2,939	$75,531	$—	$78,470

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the three months ended January 31, 2006

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(15,085)	$2,440	$(5,510)	$—	$(18,155)

Cash flows from investing activities:
Purchases of properties, plants and equipment	—	(39,177)	(8,841)	—	(48,018)
Proceeds from the sale of properties, plants and equipment	—	35,267	1,223	—	36,490

Net cash used in investing activities	—	(3,910)	(7,618)	—	(11,528)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	287,727	—	—	—	287,727
Payments on long-term debt	(264,112)	—	—	—	(264,112)
Proceeds on short-term borrowings	—	—	9,684	—	9,684
Other, net	(8,530)	—	—	—	(8,530)

Net cash provided by financing activities	15,085	—	9,684	—	24,769

Effects of exchange rates on cash	—	—	(2,076)	—	(2,076)

Net decrease in cash and cash equivalents	—	(1,470)	(5,520)	—	(6,990)
Cash and cash equivalents at beginning of period	—	29,513	92,898	—	122,411

Cash and cash equivalents at end of period	$—	$28,043	$87,378	$—	$115,421

$300,000,000

6 3/4% Senior Notes due 2017

PROSPECTUS

                         , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware Business Corporation Act (the “Delaware Law”) sets forth conditions and limitations governing the indemnification of officers, directors, and other persons. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

Article 5 of the Amended and Restated By-Laws (the “By-Laws”) of the Company, in effect as of the date hereof, contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the Delaware Law. The By-Laws provide that each director, officer, employee or agent of the Company is to be indemnified by the Company and saved harmless, whether or not then employed or in office (and his or her heirs, executors and administrators) against all losses, expenses and damages sustained or reasonably incurred by him or her in connection with any action, suit or proceeding commenced or threatened, to which he or she may be a party by reason of his or her being or having been a director, officer, employee or agent of the Company, except in relation to matters as to which he or she is finally adjudged in such action, suit or proceeding to be liable for willful misfeasance, bad faith or negligence in the performance of his or her duties as such director, officer, employee or agent. The foregoing indemnification is not exclusive as to any other rights to which a director, officer, employee or agent may be entitled as a matter of law or otherwise.

Under Section 145 of the Delaware Law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who, while serving in such capacity, is or was at the request of the Company, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145. The Company has purchased a liability policy to indemnify its officers and directors against losses arising from claims by reason of their legal liability for acts as officers and directors, subject to the limitations and conditions set forth in the policy.

There is no litigation pending or, to the best of the Company’s knowledge, threatened which might or could result in a claim for indemnification by a director or officer.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

21(a). Exhibits

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-4, including those incorporated by reference:

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
3(a)	Amended and Restated Certificate of Incorporation of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-566 (see Exhibit 3(a) therein)

3(b)	Amendment to Amended and Restated Certificate of Incorporation of Greif, Inc.	Definitive Proxy Statement on Form 14A dated January 27, 2003, File No. 1-566 (see Exhibit A therein).

3(c)	Amendment to Amended and Restated Certificate of Incorporation of Greif, Inc.	Definitive Proxy Statement of Form 14A filed February 2, 2007, file No. 001-00566 (see Exhibit A therein)

3(d)	Amended and Restated By-Laws of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-566 (see Exhibit 3(b) therein)

3(e)	Amendment to Amended and Restated By-Laws of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1998, File No. 1-566 (see Exhibit 3(c) therein)

3(f)	Amendments to Amended and Restated By-Laws of Greif, Inc.	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004, File No. 1-566 (see Exhibit 3.E therein).

3(g)	Amendment to Amended and Restated By-Laws of Greif, Inc.	Current Report on Form 8-K dated September 7, 2004, File No. 1-566 (see Exhibit 99.3 therein).

4(a)

Indenture dated as of July 31, 2002, among Greif, Inc., as Issuer, the Subsidiary Guarantors named therein, and J.P. Morgan Trust Company, National Association, as Trustee, regarding

8 7/8% Senior Subordinated Notes due 2012.

Registration Statement on Form S-4, File No. 333-100121 (see Exhibit 4(a) therein)

4(b)	Third Supplemental Indenture dated as of January 26, 2007, among Greif, Inc., as Issuer, the Subsidiary Guarantors named therein, as Guarantors, and The Bank of New York Trust Company, N.A., successor in interest to J.P. Morgan Trust Company, National Association, as Trustee, regarding 8 7/8% Senior Subordinated Notes due 2012.	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, File No. 001-00566 (see Exhibit 4.1 therein).

4(c)	Indenture dated as of February 9, 2007, among Greif, Inc., as Issuer, and U.S. Bank National Association, as Trustee, regarding 6 3/4% Senior Notes due 2017.	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, File No. 001-00566 (see Exhibit 4.2 therein).

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4(e)	Registration Rights Agreement dated as of February 9, 2007, between Greif, Inc. and the initial purchasers named therein.	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, File No. 001-00566 (see Exhibit 10.2 therein).

5(a)	Opinion and consent of Baker & Hostetler LLP with respect to the validity of the exchange notes	Contained herein

10(a)	Greif, Inc. Directors Stock Option Plan	Registration Statement on Form S-8, File No. 333-26977 (see Exhibit 4(b) therein)

10(b)	Greif, Inc. Incentive Stock Option Plan, as amended and restated	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-566 (see Exhibit 10(b) therein)

10(c)	Greif, Inc. Amended and Restated Directors Deferred Compensation Plan,	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006, File No. 001-00566 (see Exhibit 10.2 therein)

10(d)	Employment Agreement between Michael J. Gasser and Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1998, File No. 1-566 (see Exhibit 10(d) therein)

10(e)	Employment Agreement between William B. Sparks, Jr. and Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1998, File No. 1-566 (see Exhibit 10(e) therein)

10(f)	Supplemental Retirement Benefit Agreement	Annual Report on Form 10-K for the fiscal year ended October 31, 1999, File No. 1-566 (see Exhibit 10(i) therein)

10(g)	Share Purchase Agreement, dated October 27, 2000, as amended on January 5, 2001 and February 28, 2001 between Hutamaki Van Leer Oyj, as seller and Greif, Inc. as the buyer	Current Report on Form 8-K dated March 15, 2001, File No. 1-566 (see Exhibit 2 therein)

10(h)	Greif, Inc. Amended and Restated Long-Term Incentive Plan	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006, File No. 001-00566 (see Exhibit 10.1 therein)

10(i)	Greif, Inc. Performance-Based Incentive Compensation Plan	Definitive Proxy Statement on Form 14A dated January 25, 2002, File No. 1-566 (see Exhibit B therein).

10(j)	Greif, Inc. 2001 Management Equity Incentive and Compensation Plan	Definitive Proxy Statement on Form 14A dated January 26, 2001, File No. 1-566 (see Exhibit A therein)

10(k)	Greif, Inc. Nonstatutory Stock Option Plan	Registration Statement on Form S-8, File No. 333-61058 (see Exhibit 4(c) therein)

10(l)	2005 Outside Directors Equity Award Plan	Definitive Proxy Statement on Form DEF 14A, File No. 001-00566, filed with the Securities and Exchange Commission on January 21, 2005 (see Exhibit A therein)

10(m)	Form of Stock Option Award Agreement for the 2005 Outside Directors Equity Award Plan of Greif, Inc.	Registration Statement on Form S-8, File No. 333-123133 (see Exhibit 4(c) therein)

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10(n)	Form of Restricted Share Award Agreement for the 2005 Outside Directors Equity Award Plan of Greif, Inc.	Registration Statement on Form S-8, File No. 333-123133 (see Exhibit 4(d) therein)

10(o)	Credit Agreement dated as of March 2, 2005, among Greif, Inc., Greif Spain Holdings, S.L., Greif Bros. Canada Inc., Greif (UK) Ltd., Greif International Holdings B.V., and Greif Australia Pty. Ltd., as borrowers, various lending institutions, as lenders, Deutsche Bank AG, New York Branch, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and sole book runner, KeyBank National Association, as joint lead arranger and syndication agent, and National City Bank, Fleet National Bank, and ING Capital LLC, as co-documentation agents	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005, File No. 001-00566 (see exhibit 10.1 therein)

10(p)	Real Estate Purchase and Sale Agreement ($51,046,945) dated March 28, 2005 between Soterra LLC (seller) and Plum Creek Timberlands, L.P. (purchaser)	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, File No. 001-00566 (see Exhibit 10.1 therein)

10(q)	Real Estate Purchase and Sale Agreement ($38,953,055) dated March 28, 2005 between Soterra LLC (seller) and Plum Creek Timberlands, L.P. (purchaser)	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, File No. 001-00566 (see Exhibit 10.1 therein)

10(r)	Receivables Purchase Agreement, dated October 31, 2003, by and among Greif Receivables Funding LLC (as seller), Greif, Inc. (as originator and servicer), Greif Containers Inc., (as originator), Scaldis Capital LLC (as purchaser) and Fortis Bank S.A./N.V. (as administrative agent)	Annual Report on Form 10-K for the fiscal year ended October 31, 2003, File No. 1-566 (see Exhibit 10(m) therein)

10(s)	Sale and Contribution Agreement, dates as of October 31, 2003, by and among Greif, Inc., Greif Containers Inc., Great Lakes Corrugated Corp. (collectively as sellers) and Greif Receivables Funding LLC (as purchaser)	Annual Report on Form 10-K for the fiscal year ended October 31, 2003, File No. 1-566 (see Exhibit 10(n) therein)

10(t)	Share and Assets Sale Agreement dated October 25, 2006, between Blagden Packaging Nederland B.V., Blagden Packaging Rumbeke NV, Blagden Packaging Michelin NV, Blagden Packaging Swollen B.V. and Vanloon Consulting Services B.V., as Vendors, and Greif Belgium BVBA, Greif Bros. Canada Inc., Greif France Holdings S.A.S, Greif International Holding B.V., Greif Nederland B.V. and Paauw Holdings, B.V., as Purchasers, relating to the acquisition of shares and assets constituting the new steel drum and other packaging business of the Blagden Group	Current Report on Form 8-K dated December 1, 2006, File No. 001-00566 (see Exhibit 10.1 therein)

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10(u)	First Amendment to Credit Agreement dated as of October 16, 2006, among Greif, Inc., Greif Spain Holdings, S.L., as borrowers, various lending institutions, as lenders, and Deutsche Bank AG, New York Branch, as administrative agent for the lenders	Annual Report on Form 10-K for the fiscal year ended October 31, 2006, File No. 1-566 (see Exhibit 10(u) therein)

10(v)	Second Amendment to Credit Agreement dated as of October 31, 2006, among Greif, Inc., Greif Spain Holdings, S.L., as borrowers, various lending institutions, as lenders, Deutsche Bank AG, New York Branch, as administrative agent for the lenders, and Deutsche Bank Securities Inc., as lead arranger for the revolver increase referenced therein	Annual Report on Form 10-K for the fiscal year ended October 31, 2006, File No. 1-566 (see Exhibit 10(v) therein)

10(w)	Third Amendment to Credit Agreement dated as of January 19, 2007, among Greif, Inc. and Greif Spain Holdings, S.L., as borrowers, the various lending institutions named therein, as lenders, and Deutsche Bank AG, New York Branch, administrative agent for the lenders.	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, File No. 001-00566 (see Exhibit 10.1 therein).

12(a)	Computation of ratios	Contained herein

21	Subsidiaries	Annual Report on Form 10-K for the fiscal year ended October 31, 2006, File No. 1-566 (see Exhibit 21 therein)

23(a)	Consent of Ernst & Young LLP	Contained herein

23(b)	Consent of Baker & Hostetler LLP	Contained in Exhibit 5(a), filed herewith

24(a)	Powers of Attorney of certain officers and directors of the Company	Located on signature page hereto

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, to act as trustee under the indenture	Contained herein

99(a)	Form of Letter of Transmittal	Contained herein

99(b)	Form of Notice of Guaranteed Delivery	Contained herein

99(c)	Form of Letter to Clients	Contained herein

99(d)	Form of Letter to Institutional Lenders	Contained herein

21(b). Financial Statement Schedule

The following financial statement schedule is filed as a part of this Registration Statement on Form S-4 and is located immediately following the signature page hereto:

Schedule II—Consolidated Valuation and Qualifying Accounts and Reserves

ITEM 22.	UNDERTAKINGS

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby also undertakes:

(1) to file, during any period in which offers or sales are being made, post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Act of 1934, where interim financial information to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on the 18th day of April, 2007.

GREIF, INC.

By	/s/ Michael J. Gasser
Michael J. Gasser, Chairman, Chief
Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Donald S. Huml, Gary R. Martz and Kerri C. Love or either one of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MICHAEL J. GASSER	Date: April 18, 2007
Michael J. Gasser, Chairman, Chief Executive Officer and President (principal executive officer)

/s/ DONALD S. HUML	Date: April 18, 2007
Donald S. Huml, Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ KENNETH B. ANDRE, III	Date: April 18, 2007
Kenneth B. Andre, III, Vice President, Corporate Controller and Chief Information Officer (principal accounting officer)

/s/ VICKI L. AVRIL	Date: April 18, 2007
Vicki L. Avril, Director

/s/ CHARLES R. CHANDLER Charles R. Chandler, Director	Date: April 18, 2007

[Signatures continued on next page]

/s/ MICHAEL H. DEMPSEY Michael H. Dempsey, Director	Date: April 18, 2007

/s/ BRUCE A. EDWARDS Bruce A. Edwards, Director	Date: April 18, 2007

/s/ DANIEL J. GUNSETT Daniel J. Gunsett, Director	Date: April 18, 2007

/s/ JUDITH D. HOOK Judith D. Hook, Director	Date: April 18, 2007

/s/ PATRICK J. NORTON Patrick J. Norton, Director	Date: April 18, 2007

/s/ WILLIAM B. SPARKS, JR. William B. Sparks, Jr., Director	Date: April 18, 2007

SCHEDULE II

GREIF, INC. AND SUBSIDIARY COMPANIES

(Dollars in millions)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year ended October 31, 2004:
Allowance for doubtful accounts	$11.2	$0.3	$—	$—	$11.5

Environmental reserves	$8.8	$0.6	$0.8	$(0.7)	$9.5

Year ended October 31, 2005:
Allowance for doubtful accounts	$11.5	$1.0	$0.5	$(4.5)	$8.5

Environmental reserves	$9.5	$—	$(0.5)	$(0.9)	$8.1

Year ended October 31, 2006:
Allowance for doubtful accounts	$8.5	$3.4	$(0.2)	$(3.1)	$8.6

Environmental reserves	$8.1	$2.2	$6.4	$(1.8)	$14.9